The information in this prospectus supplement is not complete and may be changed. The prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424B(5)
Registration File No. 333-113030

SUBJECT TO COMPLETION, DATED JUNE 23, 2005

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 2, 2004)

•  SHARES

SCOTTISH RE GROUP LIMITED

NON-CUMULATIVE PERPETUAL PREFERRED SHARES

($25 LIQUIDATION PREFERENCE)

We are offering • shares of our Non-Cumulative Perpetual Preferred Shares, with an issue price and liquidation preference of $25 per share, which we refer to in this prospectus supplement as the "perpetual preferred shares."

When, as and if declared by our board of directors or a duly authorized committee of the board, dividends on the perpetual preferred shares will be payable on a non-cumulative basis at a rate per annum equal to •% until the dividend payment date in •2010, which period is referred to in this prospectus supplement as the "initial fixed rate period." Thereafter, the dividend rate for the perpetual preferred shares may be at a fixed rate determined through remarketings of the perpetual preferred shares for specific periods of varying length not less than six months or may be at a floating rate reset quarterly and will equal •% plus the highest of the 3-month LIBOR, the 10-year Treasury CMT and the 30-year Treasury CMT for the related divided period. The dividend payment dates will be the • day of each •, •, • and • of each year, or the next business day if any such day is not a business day, commencing on •, 2005.

The certificate of designations for the perpetual preferred shares prohibits the declaration of dividends on the perpetual preferred shares, except out of the net proceeds of ordinary shares issued during the 90 days prior to the date of declaration, if we fail to meet specified capital adequacy, net income or shareholders' equity levels. See "Description of the Perpetual Preferred Shares — Dividend Payment Restrictions."

The perpetual preferred shares are not redeemable prior to •, 2010. On and after that date, we may, at our option, redeem the perpetual preferred shares at a price of $25 per share plus declared and unpaid dividends to the date of redemption, if any.

We will apply to list the perpetual preferred shares on the New York Stock Exchange under the symbol "SCTPrB". Trading of the perpetual preferred shares on the New York Stock Exchange is expected to commence within 30 days of the date of initial delivery.

Investing in the perpetual preferred shares involves risks. See "Risk Factors" beginning on page S-13 of this prospectus supplement to read about some of the risks you should consider before buying the perpetual preferred shares.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price(1)	$	$
Underwriting discounts and commissions(2)	$	$
Proceeds to us before expenses	$	$

(1)	The initial public offering price does not include accrued dividends, if any, that may be declared. Dividends, if declared, will accrue from the date of original issuance, which is expected to be •, 2005.

(2)	The underwriting discounts and commissions will be $ • per perpetual preferred share with respect to any shares sold to certain institutions, which decreases the total underwriting discounts and commissions and increases the total proceeds to us by $ •.

The underwriters expect to deliver the perpetual preferred shares only in book-entry form through the facilities of The Depository Trust Company on or about •, 2005.

LEHMAN BROTHERS

Sole Bookrunning Manager

BANC OF AMERICA SECURITIES LLC	BEAR, STEARNS & CO. INC.	KEEFE BRUYETTE & WOODS

The date of this Prospectus Supplement is June •, 2005.

Table of Contents

Prospectus Supplement

Prospectus

You should rely only on information contained in this prospectus supplement and the accompanying prospectus or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of the date of this prospectus supplement.

We are offering to sell, and are seeking offers to buy, the perpetual preferred shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the perpetual preferred shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the perpetual preferred shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

i

About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the offering.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information under the caption "Where You Can Find More Information" in the accompanying prospectus.

All references in this prospectus supplement and the accompanying prospectus to "Scottish Re," "SCT," "our company," "we," "our," or "us" refer to Scottish Re Group Limited unless we state otherwise or the context otherwise requires.

Summary

This summary highlights information contained in this prospectus supplement and the accompanying prospectus. While we have highlighted what we believe is the most important information about Scottish Re Group Limited and this offering in this summary, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including "Risk Factors," before deciding to invest in our perpetual preferred shares.

Scottish Re Group Limited

Scottish Re Group Limited is a holding company organized under the laws of the Cayman Islands with its principal executive office in Bermuda. Through our operating subsidiaries, we are engaged in the reinsurance of life insurance, annuities and annuity-type products. These products are written by life insurance companies and other financial institutions located in the United States, as well as in many other countries around the world. We refer to this business as life reinsurance.

We have operating companies in Bermuda, the Cayman Islands, Guernsey, Ireland, the United Kingdom and the United States. Our flagship subsidiaries are Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc. and Scottish Re Limited. Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc. and Scottish Re Limited are each rated "A− (excellent)" for financial strength by A.M. Best Company, which is fourth highest of sixteen rating levels, "A (strong)" for financial strength by Fitch Ratings, which is sixth highest of twenty-two rating levels, and "A− (strong)" for financial strength by Standard & Poor's, which is seventh highest of twenty-two rating levels. Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (U.S.), Inc. are also rated "A3 (good)" for financial strength by Moody's, which is seventh highest of twenty-one rating levels. These ratings are based upon factors of concern to policyholders, treaty holders, retrocessionaires, agents and intermediaries and are not directed toward the protection of investors.

Since our formation in 1998, we have grown to be one of the 3 largest life reinsurers serving the U.S. market (based on the amount of new ordinary life reinsurance business assumed in 2004, together with the acquisition of the individual in-force life reinsurance business of ING America Insurance Holdings, Inc., which we call ING). On December 31, 2004, we acquired, through two of our subsidiaries, the in-force individual life reinsurance business of ING as described below. On December 22, 2003, we completed the acquisition of 95% of the outstanding capital stock of ERC Life Reinsurance Corporation. ERC Life Reinsurance Corporation's name subsequently was changed to Scottish Re Life Corporation. Scottish Re Life Corporation's business consists primarily of a closed block of traditional life reinsurance business. As of March 31, 2005, the number of lives we reinsured in North America was approximately 14 million and our gross face amount of in-force business was approximately $1 trillion. On December 31, 2001, we expanded our business outside of North America by acquiring Scottish Re Holdings Limited and its subsidiary, Scottish Re Limited. Scottish Re Limited, formed in 1964, is a U.K.-based reinsurer of group life insurance, individual life insurance and aircrew loss of license insurance in Asia, Europe, Latin America, the Middle East and North Africa.

As of March 31, 2005, we had consolidated assets of $10 billion and consolidated shareholders' equity of $870 million.

ING Individual Life Reinsurance Acquisition

Effective December 31, 2004, we acquired the individual in-force life reinsurance business of ING. Pursuant to this transaction, Security Life of Denver Insurance Company and Security Life of Denver International Limited, both subsidiaries of ING, reinsured their individual in-force life reinsurance business to Scottish Re (U.S.), Inc. and Scottish Re Life (Bermuda) Limited on a 100% indemnity reinsurance basis. In addition, Security Life of Denver Insurance Company and Security

Life of Denver International Limited transferred to Scottish Re or its affiliates certain systems and operating assets used in their individual life reinsurance business. We employed a significant number of the existing staff of Security Life of Denver Insurance Company to help manage the transition and the servicing of the acquired business.

Security Life of Denver Insurance Company and Security Life of Denver International Limited transferred assets of approximately $1.4 billion of their individual life reinsurance business to Scottish Re (U.S.), Inc. and Scottish Re Life (Bermuda) Limited. Certain of these assets are held in trust for the benefit of Security Life of Denver Insurance Company and Security Life of Denver International Limited to secure Scottish Re (U.S.), Inc.'s and Scottish Re Life (Bermuda) Limited's liabilities on the acquired business. The ceding commission paid to us was placed in trust to secure the assuming companies' obligations under the indemnity reinsurance treaties and will be released from the trusts based on an agreed upon schedule, novation of the underlying treaties, or upon release of certain ING collateral obligations described below.

The acquired business represents the reinsurance division of ING's U.S. life insurance operations, and was written through Security Life of Denver Insurance Company and Security Life of Denver International Limited. The acquired business mainly consists of traditional mortality risk reinsurance written on an automatic basis with more than 100 different ceding insurers. Less than 10% of the acquired business was written on a facultative basis. Most of the business involves guaranteed level premium term life insurance that is subject to the statutory reserve requirements of NAIC Actuarial Regulation XXX ("Regulation XXX").

ING is obligated to maintain collateral for the Regulation XXX and AXXX reserve requirements of the acquired business for the duration of such requirements (which relate to state insurance law reserve requirements applying to reserves for level premium term life insurance policies and universal life policies). We will pay ING a fee based on the face amount of the collateral provided until satisfactory alternative collateral arrangements are made. In the normal course of business and our capital planning we are always looking for opportunities to relieve capital strain relating to Regulation XXX reserve requirements for our previously existing business as well as the business acquired from ING. We anticipate implementing capital markets related solutions relating to these requirements as cost efficient opportunities arise.

ING has agreed to assist with the transition of the acquired business to Scottish Re (U.S.), Inc.'s and Scottish Re Life (Bermuda) Limited's systems for a fee for up to 18 months from December 31, 2004. In addition, Scottish Re (U.S.), Inc. and Scottish Re Life (Bermuda) Limited will provide administrative services to Security Life of Denver Insurance Company and Security Life of Denver International Limited for the acquired business.

The acquisition increased our policy count in North America from approximately 7 million to approximately 14 million and increased our gross face amount of in-force business from approximately $305 billion to approximately $1 trillion. With the closing of the acquisition, we believe we have become the third largest U.S. life reinsurer based on life reinsurance in-force.

In order to provide additional capital to support the business acquired from ING, Scottish Re issued to Cypress Merchant B Partners II (Cayman) L.P., Cypress Merchant Banking II-A C.V., 55th Street Partners II (Cayman) L.P. and Cypress Side-by-Side (Cayman) L.P. (collectively, the "Cypress Entities") on December 31, 2004, 3,953,183 ordinary shares, Class C Warrants to purchase 3,206,431 ordinary shares and $41,282,479 aggregate principal amount of 7.00% Convertible Junior Subordinated Notes for an aggregate purchase price of $180 million. The Class C Warrants and 7.00% Convertible Junior Subordinated Notes have subsequently been exercised and converted into ordinary shares. As a result, the Cypress Entities currently own an aggregate of 9,330,510 ordinary shares of Scottish Re Group Limited, approximately 20.55% of the total ordinary shares outstanding.

Our Business

Reinsurance is an arrangement under which an insurance company known as the reinsurer agrees in a contract called a treaty to assume specified risks of another insurance company known as the ceding company. The reinsurer may assume all or a portion of the insurance underwritten by the ceding company. In exchange for assuming the risks of the ceding company, the reinsurer receives some or all of the premium and, in certain cases, investment income derived from the assets supporting the reserves of the reinsured policies. Reinsurance permits primary insurers to diversify their risks over larger pools of risks, and to write insurance policies in amounts larger than they are willing or able to retain. Also, reinsurers have the ability to structure treaties that allow the ceding companies to achieve other business and financial objectives such as:

•	decreasing the volatility of their earnings by reducing their maximum exposure to any one risk,

•	improving their capital position by reducing the financial strain associated with new business production or by increasing their risk-based capital ratios,

•	entering new lines of business and offering new products, and

•	exiting discontinued lines of business.

In addition, reinsurers may also purchase reinsurance, or "retrocession" coverage, to limit their own risk exposure.

We have two categories of life reinsurance lines of business, which we call Traditional Solutions and Financial Solutions.

•	Traditional Solutions. In our Traditional Solutions business, we reinsure the mortality risk on life insurance policies written by primary insurers. This business is often referred to as traditional life reinsurance. We write our Traditional Solutions business predominantly on an automatic basis with respect to newly written life insurance policies. This means that we automatically reinsure all policies written by a ceding company that meet the underwriting criteria specified in the treaty with the ceding company. In the North American market, our direct sales force targets the top life insurance companies. Scottish Re Limited offers traditional life reinsurance products outside of North America, focusing primarily on the reinsurance of short-term, group life policies in niche market sectors.

•	Financial Solutions. In our Financial Solutions business, we offer reinsurance solutions that improve the financial position of our clients by increasing their capital availability and statutory surplus. These solutions include contracts under which we assume the investment and persistency risks of existing, as well as newly written, blocks of business. The products reinsured include annuities and annuity-type products, cash value life insurance and, to a lesser extent, disability products that are in a pay-out phase. This line of business includes products in which we provide our clients with exit strategies for discontinued lines, closed blocks, or lines not providing a good fit for a client's growth strategies. With our assuming full responsibility and management of these contracts, our clients can focus and concentrate their full efforts and resources on their core strategies.

The traditional life reinsurance industry has experienced significant growth over the past several years. According to an industry survey, the face amount of traditional life reinsurance assumed in the United States has grown from approximately $261.0 billion in 1995 to approximately $1.1 trillion in 2003, a 19% compounded annual growth rate. During the same period, the face amount of life insurance written in the United States has grown from approximately $1.1 trillion in 1995 to approximately $1.6 trillion in 2003, a 5% compounded annual growth rate. Many of the international markets in which we operate have also enjoyed significant growth in recent years.

We believe that the following trends have contributed and will continue to contribute to the increasing demand for life reinsurance and increased business opportunities for us:

•	Consolidation in the life insurance industry. Consolidation in the life insurance industry may create opportunities for life reinsurers. Life reinsurers provide financial reinsurance to help acquirors finance the cash portion of an acquisition, and we expect that any additional consolidation in the life insurance business may result in incremental opportunities for life reinsurers. In addition, in the context of an acquisition, an acquiror may focus on the most promising lines of business and divest non-core lines of business through reinsurance.

•	Consolidation in the life reinsurance industry. There have been a number of merger and acquisition transactions within the life reinsurance industry in recent years. The consolidation of the life reinsurance industry has reduced the amount of life reinsurance capacity available and caused primary insurers to be exposed to concentrated counter-party risk with the larger consolidating reinsurers.

•	Increased capital sensitivity. We believe that insurance companies are now more focused on capital efficiency and return on capital. As a result, primary insurers are increasingly utilizing the outside capital provided by reinsurance to help finance growth and to free up capital to pursue new businesses. We believe that the demutualization of life insurance companies contributes to this trend as these newly publicly traded companies are motivated to improve their operating performance for their investor base.

•	Flight to quality. Particularly in the wake of the terrorist attacks in the United States on September 11, 2001, we believe that ceding companies are increasingly focused on the financial strength ratings of their reinsurers, as well as the aggregate amount of capital maintained by their reinsurers.

•	Expanding overseas markets. We believe that the trends described above in the North American market are also influencing the reinsurance industry throughout the world. In addition, we believe there are increasing opportunities in markets such as Asia, Europe, Latin America, the Middle East, and North Africa, where the life reinsurance industry is either developing or expanding.

•	Changing demographics. We expect that the increasing number of "baby boomers" in the United States reaching middle and late middle age will increase the demand for products which address retirement planning, estate planning and survivorship issues. In addition, we believe that longer life expectancies and the reduction in government and employer sponsored benefit programs will increase the demand for life insurance and annuities. We expect this increased demand for insurance to increase demand for reinsurance products in the United States.

Our Strategy

Our strategy is to use our experience and structural advantages to focus on life reinsurance and insurance products where we can deliver specialized advice and products to our customers. We plan to increase the value of our franchise by focusing on the following:

•	Expanding the size and depth of our North American reinsurance client base. We will continue to expand our core North American business by attempting to gain a larger share of the North American life reinsurance market both by adding new clients and expanding business relationships with existing clients. In addition, we may pursue selected strategic acquisitions of other life reinsurance businesses. Our recent acquisition of the in-force individual life reinsurance business of ING is an example of this strategy. See "ING Individual Life Reinsurance Acquisition."

•	Growing our international business. We will continue to leverage the specialized knowledge and established relationships of Scottish Re Limited to gain a larger share of the life reinsurance markets outside of North America. We will explore opportunities in new markets as well as seek to add new clients and expand business relationships with existing clients. In addition, we may pursue selected strategic acquisitions of other life reinsurance businesses.

•	Enhancing our financial strength. We will continue to enhance our capital position and financial strength to meet the security needs of our customers and the capital requirements of rating agencies. By enhancing our financial strength and capital resources, we would expect to have opportunities to participate in reinsurance transactions in which we might not be currently eligible to participate. We also expect that enhancing our financial position will allow us to reduce our cost of, and improve our access to, capital.

•	Capitalizing on our reinsurance experience. We will continue to focus our marketing efforts on products that allow us to capitalize on the extensive experience of our management and key employees.

•	Leveraging efficient operating structure and organizational flexibility. We will continue to leverage our ability to conduct business in multiple jurisdictions, which provides us with a flexible and efficient operating platform. Moreover, as we grow our businesses and leverage the capabilities of our corporate infrastructure, we expect to improve our operating margins.

The mailing address and telephone number of our principal executive offices are P.O. Box HM 2939, Crown House, 3rd Floor, 4 Par-la-Ville Road, Hamilton HM12, Bermuda. Our website address is www.scottishre.com. Information contained on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Scottish Re Group Limited

Securities Offered	• Non-Cumulative Perpetual Preferred Shares, $0.01 par value per share, with an issue price and liquidation preference of $25 per share.

We may from time to time elect to issue additional perpetual preferred shares, and all such additional shares would be deemed to form a single series with the perpetual preferred shares offered by this prospectus supplement.

Dividends	Dividends on the perpetual preferred shares, when, as and if declared by our board of directors or a duly authorized committee of the board, will accrue and be payable on the liquidation preference amount from the original issue date, on a non-cumulative basis, quarterly in arrears on each dividend payment date, commencing on •, 2005, at a fixed rate per annum equal to •% until the dividend payment date in • 2010, which period we refer to as the "initial fixed rate period." Prior to the expiration of the initial fixed rate period, we will have the option to remarket the perpetual preferred shares in order to establish a new fixed rate per annum for the next dividend period, which period we refer to as a "fixed rate period." Each fixed rate period will continue for no less than six months and must end on a dividend payment date. If we elect not to remarket the perpetual preferred shares, or if a remarketing is unsuccessful, the dividend rate for the next dividend period, which period we refer to as a "floating rate period," will be at a floating rate. During a floating rate period, the floating rate per annum will be reset quarterly and will equal •% plus the highest of the 3-month LIBOR, the 10-year Treasury CMT and the 30-year Treasury CMT, which are more fully described under "Description of the Perpetual Preferred Shares—
Dividend—Floating Rate Period."

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the perpetual preferred shares and will end on and exclude the •, 2005 dividend payment date.

Dividends on the perpetual preferred shares are not cumulative. In the event dividends are not declared on the perpetual preferred shares for payment on any dividend payment date, then such dividends shall not be cumulative and shall cease to accrue and be payable. If our board of directors or a duly authorized committee of the board has not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends accrued for such dividend period after the dividend payment date for that dividend period, whether or not dividends on the perpetual preferred shares are declared for any future dividend period.

Dividend Payment Dates	The • day of •, •, • and • of each year, commencing on •, 2005. If any dividend payment date with respect to a fixed rate period on which dividends would otherwise be payable is not a business day, then dividends will be payable on the first business day following such dividend payment date, without accrual to the actual payment date. If any dividend payment date with respect to a floating rate period is not a business day, then dividends will be payable on the first business day following such dividend payment date unless such day is in the next calendar month, in which case dividends will be payable on the first business day preceding such dividend payment date, and dividends will in each case accrue to the actual payment date.

Dividend Payment Restrictions	The certificate of designations for the perpetual preferred shares prohibits the declaration of dividends on the perpetual preferred shares if we fail to meet specified capital adequacy, net income or shareholders' equity levels. The prohibition is subject to an exception permitting us to declare dividends out of the net proceeds of ordinary shares issued by us during the 90 days prior to the date of declaration even if we fail to meet the specified capital adequacy, net income or shareholders' equity levels. See "Description of the Perpetual Preferred Shares—Restrictions on Declaration and Payment of Dividends." In addition, we are restricted under Cayman Islands law from paying dividends on the perpetual preferred shares under certain circumstances. See "Description of the Perpetual Preferred Shares—Restrictions on Declaration and Payment of Dividends" below.

Redemption	The perpetual preferred shares are not redeemable prior to •, 2010. On and after that date, the perpetual preferred shares will be redeemable at our option, in whole or in part, at a redemption price equal to $25 per preferred share, plus any declared and unpaid dividends to the redemption date, without accumulation of any undeclared dividends at the following times: (i) on the last dividend payment date of the initial fixed rate period, (ii) on any date that we determine is appropriate during a subsequent fixed rate period, which date will be determined prior to the commencement of such applicable fixed rate period, or (iii) at any time during a floating rate period.

We intend that if we redeem the perpetual preferred shares, we will redeem them only to the extent that the aggregate redemption price of the perpetual preferred shares redeemed is less than the amount, if any, of net proceeds to Scottish Re from new issuances by us during the period commencing on the 180th day prior to the date of redemption to purchasers other than our affiliates of securities having equal or greater equity characteristics for us as the perpetual preferred shares. This intention also applies to any perpetual preferred shares that any regulatory authority requires us to redeem, unless such regulatory authority directs us otherwise, and to any perpetual preferred shares that we would redeem as a result of any change in the treatment given to the perpetual preferred shares under applicable tax law or GAAP. See "Description of the Perpetual Preferred Shares—Redemption." The perpetual preferred shares will not be subject to any sinking fund or other obligation by us to redeem, repurchase or retire the perpetual preferred shares.

Liquidation Rights	Upon any voluntary or involuntary liquidation, dissolution or winding up of Scottish Re, holders of the perpetual preferred shares are entitled to receive out of the assets of Scottish Re available for distribution to shareholders, before any distribution is made to holders of ordinary shares or other junior shares, a liquidating distribution in the amount of $25 per perpetual preferred share (the "liquidation preference") plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made pro rata as to the perpetual preferred shares and any other parity shares and only to the extent of Scottish Re's assets, if any, that are available after satisfaction of all liabilities to creditors. See "Description of the Perpetual Preferred Shares—
Liquidation Rights."

Voting Rights	None, except with respect to certain fundamental changes in the terms of the perpetual preferred shares and in the case of certain dividend non-payments. See "Description of the Perpetual Preferred Shares—Voting Rights" below.

Ranking	The perpetual preferred shares:

•	will rank senior to Scottish Re's junior shares with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up. Junior shares includes our ordinary shares and any other class of shares that ranks junior to the perpetual preferred shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of Scottish Re;

•	will rank at least equally with each other series of parity shares that Scottish Re may issue with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up; and

•	will rank junior to each other series of senior shares that Scottish Re may issue with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up.

During any dividend period, so long as any perpetual preferred shares remain outstanding, unless the full dividends for the current dividend period on all outstanding perpetual preferred shares have been declared or paid, or declared and a sum sufficient for the payment thereof has been set aside:

•	no dividend whatsoever shall be paid or declared on Scottish Re's ordinary shares or other junior shares, other than a dividend payable solely in junior shares; and

•	no ordinary shares or other junior shares shall be purchased, redeemed or otherwise acquired for consideration by Scottish Re, directly or indirectly (other than as a result of the reclassification of junior shares for or into other junior shares, or the exchange or conversion of one share of junior shares for or into another share of junior shares and other than through the use of the proceeds of a substantially contemporaneous sale of other junior shares).

For any dividend period in which dividends are not paid in full upon the perpetual preferred shares and other parity shares having the same restrictions on the declaration and payment of dividends as the perpetual preferred shares, all dividends declared for such dividend period with respect to the perpetual preferred shares and such other parity shares shall be declared on a pro rata basis. See "Description of the Perpetual Preferred Shares—Ranking."

Our currently issued and outstanding 5,750,000 convertible preferred shares having a per share liquidation preference of $25, and any additional preferred shares that we may choose to issue in the future that do not include the restrictions on dividends described under "Description of the Perpetual Preferred Shares—Restrictions on Declaration and Payment of Dividends" but otherwise rank pari passu with the perpetual preferred shares, will be treated as parity shares and not as ranking senior to the perpetual preferred shares. See "Description of the Perpetual Preferred Shares—Restrictions on Declaration and Payment of Dividends—Interpretive Provisions and Qualifications."

Maturity	The perpetual preferred shares do not have any maturity date, and we are not required to redeem the perpetual preferred shares. Accordingly, the perpetual preferred shares will remain outstanding indefinitely, unless and until we decide to redeem them.

Preemptive Rights	Holders of the perpetual preferred shares will have no preemptive rights.

Listing	We will apply to list the perpetual preferred shares on the New York Stock Exchange, or NYSE, under the symbol "SCTPrB". Trading of the perpetual preferred shares on the NYSE is expected to commence within 30 days of the date of initial delivery.

Tax Consequences	If you are a noncorporate U.S. holder of perpetual preferred shares, dividends paid to you in taxable years beginning before January 1, 2009 may be eligible for a reduced rate of tax of up to a maximum rate of 15%, subject to certain requirements being met as described herein. If you are taxed as a corporate U.S. holder, dividends will not be eligible for a dividends-received deduction. For further discussion of the tax consequences relating to the perpetual preferred shares, see "Certain Tax Considerations."

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $•, after expenses and underwriting discounts. We intend to use the net proceeds from this offering for general corporate purposes, which may include investments in or advances to subsidiaries, possible acquisitions, working capital and other corporate purposes.

Ratings	The perpetual preferred shares are rated • by Standard & Poor's Ratings Services, • by Moody's Investors Service and • by Fitch, Inc. The ratings of the perpetual preferred shares should be evaluated independently from similar ratings of other securities. A rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Transfer Agent, Registrar and Dividend Paying Agent	Computershare Investor Services, LLC

Calculation Agent	Computershare Investor Services, LLC

Remarketing Agent	Lehman Brothers Inc.

Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends

The following table sets forth our historical ratio of earnings to combined fixed charges and preferred share dividends.

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001
	(Unaudited)
Ratio of Earnings to Combined Fixed Charges(1)	1.8	1.4	1.5	1.4	1.6	1.9
Ratio of Earnings to Combined Fixed Charges Excluding Interest Credited on Interest Sensitive Securities(2)	3.6	5.1	4.5	6.0	23.2	13.3

(1)	For purposes of determining this ratio, earnings consists of net income before income taxes, minority interest, discontinued operations and cumulative effect of changes in accounting principle. Combined fixed charges consist of interest and debt expense on long term debt and borrowings, collateral finance facility costs and interest on interest sensitive contract liabilities.

(2)	This ratio is calculated in the same way as the ratio of earnings to combined fixed charges, except that fixed charges do not include interest on interest sensitive contract liabilities. This ratio is not required but is provided as additional information. It provides additional information on the coverage of fixed charges that are not related to our products and is commonly used by individuals who analyze our financial statements.

Risk Factors

An investment in the perpetual preferred shares is subject to the risks described below. You should carefully review the following risk factors as well as the risk factors incorporated herein by reference from our annual report on Form 10-K for the year ended December 31, 2004 and the other information contained in this prospectus supplement, in documents incorporated by reference in this prospectus supplement and in the accompanying prospectus before deciding whether this investment is suited to your particular circumstances.

You may be unable to sell your perpetual preferred shares if an active trading market for the perpetual preferred shares does not develop

The perpetual preferred shares are a new issue with no established trading market, and none may develop. Since the perpetual preferred shares have no stated maturity date, investors seeking liquidity will be limited to selling their perpetual preferred shares in the secondary market. The representative of the underwriters has advised us that they intend to make a market in the perpetual preferred shares. However, they are not obligated to do so and may discontinue any market-making activity at any time without notice. The liquidity of any market for the perpetual preferred shares will depend on the number of holders of the perpetual preferred shares, the interest of securities dealers in making a market in the perpetual preferred shares, and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the perpetual preferred shares. If an active trading market does not develop as a result of these and other factors, the market price and liquidity of the perpetual preferred shares may be adversely affected. This, in turn, may affect the price you receive for your perpetual preferred shares or your ability to sell your perpetual preferred shares at all. If you decide to sell you perpetual preferred shares, there may be either no or only a limited number of potential buyers. If the perpetual preferred shares are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects.

We will apply to list the perpetual preferred shares on the NYSE under the symbol "SCTPrB". We expect the trading of the perpetual preferred shares to commence, if at all, within 30 days after the initial delivery of the perpetual preferred shares. However, an active trading market for the perpetual preferred shares on the NYSE may not develop or, even if it develops, may not be sustained, in which case the trading price of the perpetual preferred shares could be adversely affected or your ability to sell or transfer you perpetual preferred shares will be limited.

General market conditions and unpredictable factors could adversely affect trading price for the perpetual preferred shares

Even if an active trading market for the perpetual preferred shares does develop on the NYSE, your perpetual preferred shares may trade at prices higher or lower than their initial offering price. The trading price may depend on many factors, including:

•	whether dividends have been declared and are likely to be declared on the perpetual preferred shares from time to time;

•	additional issuance by us of other series or classes of preferred shares;

•	our creditworthiness, financial condition, performance and prospects;

•	the market for similar securities; and

•	general economic, financial, geopolitical, regulatory or judicial conditions and events.

The perpetual preferred shares are subordinate to our existing and future debt

The perpetual preferred shares are equity interests in Scottish Re and do not constitute indebtedness. The holders of our indebtedness will have prior rights with respect to any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our business. This may have the effect of reducing the amount of proceeds in connection with any insolvency, reorganization, dissolution or other winding up of our business paid to you as a holder of the perpetual preferred shares. As of March 31, 2005, our total consolidated long term debt was $244.5 million. We may incur additional debt in the future. Payment of amounts due on the perpetual preferred shares will be subordinated to all our existing and future debt.

We may in the future issue series of preferred shares that do not include restrictions on paying dividends and may pay dividends on such preferred shares at times when we are prohibited from paying dividends on the perpetual preferred shares

The certificate of designations for the perpetual preferred shares provides that our 5,750,000 issued and outstanding convertible preferred shares and any other preferred shares that we may choose to issue in the future that do not include the restrictions on dividends described under "Description of the Perpetual Preferred Shares—Restrictions on Declaration and Payment of Dividends" but otherwise rank pari passu with the perpetual preferred shares, will not be treated as ranking senior to the perpetual preferred shares. See "Description of the Perpetual Preferred Shares —Restrictions on Declaration and Payment of Dividends—Interpretive Provisions and Qualifications." As a consequence, we could issue such additional preferred shares without receiving the prior vote or consent of holders of the perpetual preferred shares. Furthermore, if dividends as to a dividend period were not paid on the perpetual preferred shares because of the restrictions on dividends described under "Description of the Perpetual Preferred Shares—Restrictions on Declaration and Payment of Dividends," we would not be precluded from paying dividends on the convertible preferred shares or such additional preferred shares because of the required suspension of dividends on the perpetual preferred shares.

Dividends on the perpetual preferred shares are non-cumulative

Dividends on the perpetual preferred shares are payable only if declared by our board of directors (or a duly authorized committee of the board) and only out of lawfully available funds under Cayman Islands law and are non-cumulative. Consequently, if our board of directors (or a duly authorized committee of the board) does not authorize and declare a dividend for any dividend period, holders of the perpetual preferred shares would not be entitled to receive any such dividend, and such unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for such period if our board of directors (or a duly authorized committee of the board) has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the perpetual preferred shares or any other preferred shares we have issued or may issue.

Our ability to declare and pay dividends on the perpetual preferred shares will be limited if we fail to achieve specified capital adequacy, net income or shareholders' equity levels

We are prohibited from declaring or paying dividends on the perpetual preferred shares in excess of the amount of net proceeds from an issuance of ordinary shares taking place within 90 days before a dividend declaration date, if, on that dividend declaration date, either:

•	the risk-based capital ratio of our U.S. reinsurance subsidiaries, excluding any special purpose captive reinsurance subsidiaries and any reinsurance subsidiary that is the subsidiary of a reinsurance company, on a weighted average basis was less than 175% of the company action level as of the end of the most recent year; or

•	our consolidated net income for the four-quarter period ending on the preliminary quarter end test date (the quarter that is two quarters prior to the most recently completed quarter) is zero or negative and our consolidated shareholders' equity (minus accumulated other comprehensive income, and subject to certain other adjustments relating to changes in GAAP) as of each of the preliminary quarter test date and the most recently completed quarter has declined by 10% or more from its level as measured at the end of the benchmark quarter (the date that is ten quarters prior to the most recently completed quarter).

If we fail to satisfy either of the above tests on any dividend declaration date, the restrictions on dividends will continue until we are able again to satisfy both tests on a dividend declaration date. In addition, in the case of a restriction arising under the second bullet point above, the restrictions on dividends will continue until our consolidated shareholders' equity (minus accumulated other comprehensive income, and subject to certain other adjustments relating to changes in GAAP) has increased, or has declined by less than 10%, in either case as compared to its level at the end of the benchmark quarter for each dividend payment date as to which dividend restrictions were imposed under the second bullet point above. See "Description of the Perpetual Preferred Shares— Restrictions on Declaration and Payment of Dividends" for more information on these restrictions.

Holders of the perpetual preferred shares will have limited voting rights

Holders of the perpetual preferred shares have no voting rights, except in certain limited circumstances. See "Description of the Perpetual Preferred Shares—Voting Rights" below. In addition, if dividends on the perpetual preferred shares have not been declared or paid for the equivalent of six dividend payments, whether or not for consecutive dividend periods, holders of the outstanding perpetual preferred shares, together with holders of any other series of our preferred shares ranking equal with the perpetual preferred shares with similar voting rights, will be entitled to vote for the election of 2 additional directors, subject to the terms and to the limited extent described under "Description of the Perpetual Preferred Shares—Voting Rights" below.

Changes in U.S. federal income tax law could materially adversely affect an investment in our perpetual preferred shares

Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us, or our shareholders.

Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States, or is a passive foreign investment company, or whether U.S. persons would be required to include in their gross income the "subpart F" income or the related person insurance income of a controlled foreign corporation are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the passive foreign investment company rules to insurance companies and the regulations regarding related person insurance income are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

Our ability to pay dividends depends on our subsidiaries' ability to distribute funds to us

We are a holding company, with our principal assets consisting of the stock of our insurance company subsidiaries. Our ability to pay dividends on the perpetual preferred shares, our ordinary shares and our other preferred shares, and to pay debt service on any of our indebtedness, depends significantly on the ability of our insurance company subsidiaries, our principal sources of cash flow, to declare and distribute dividends, advance money to us in the form of intercompany loans or make other payments. Our insurance company subsidiaries are subject to various state and foreign government statutory and regulatory restrictions applicable to insurance companies generally, that limit the amount of dividends, loans and advances and other payments to affiliates. If insurance regulators at any time determine that payment of a dividend or any other payment to an affiliate would be detrimental to an insurance subsidiary's policyholders or creditors, because of the financial condition of the insurance subsidiary or otherwise, the regulators may block dividends or other payments to affiliates that would otherwise be permitted without prior approval.

With regard to our business generally, the outcome of current industry investigations may have an adverse impact

The attorneys general and the insurance departments of New York and numerous other states have announced investigations of insurance broker compensation arrangements, bid-rigging and other practices within the insurance industry, and may propose changes in the regulation of broker compensation arrangements and disclosure. Some regulators have also announced investigations into proper uses of finite reinsurance. We have not been contacted by any government agency (including through receipt of a subpoena) in connection with these investigations. It is impossible to predict the outcomes of these investigations, whether they will expand into other industry practices not yet contemplated, whether they will result in changes in insurance regulation or practices, or the impact, if any, of this increased regulatory scrutiny of the insurance industry on us or on the liquidity or trading prices of the perpetual preferred shares.

If Scottish Re or any of its non-U.S. subsidiaries is treated as a controlled foreign corporation or a passive foreign investment company or if any of our non-U.S. insurance subsidiaries generate more than a permissible amount of related person insurance income, U.S. persons who own our perpetual preferred shares may be subject to U.S. federal income taxation on our undistributed earnings and may recognize ordinary income upon disposition of our perpetual preferred shares

We believe that we were not a controlled foreign corporation or a passive foreign investment company, nor have we generated an impermissible amount of related person insurance income for the year ended December 31, 2004. Although no assurances can be given, based upon (i) our current beliefs with respect to the dispersion of our share ownership and (ii) our financial information for the period ending March 31, 2005, we do not expect to be a controlled foreign corporation or a passive foreign investment company or to generate an impermissible amount of related person insurance income for the current year or in the future. Our shareholders who are U.S. persons may be required to include in gross income for U.S. federal income tax purposes our undistributed earnings if we are treated as a controlled foreign corporation or a passive foreign investment company or if we have generated more than a permissible amount of related person insurance income. In addition, in certain cases gain on the disposition of our perpetual preferred shares may be treated as ordinary income.

Controlled Foreign Corporation.    Each U.S. 10% holder of a controlled foreign corporation on the last day of the controlled foreign corporation's taxable year generally must include in gross income for U.S. federal income tax purposes such shareholder's pro-rata share of the controlled foreign corporation's subpart F income, even if the subpart F income has not been distributed. For purposes of this discussion, the term "U.S. 10% holder" includes only persons who, directly or indirectly through non-U.S. entities (or through the application of certain "constructive" ownership rules, which we refer to as constructively), own 10% or more of the total combined voting power of all classes of stock of the foreign corporation. In general, a non-U.S. company is treated as a controlled foreign corporation if such U.S. 10% holders collectively own more than 50% of the total combined voting power or value of the company's stock for an uninterrupted period of 30 days or more during any year and a non-U.S. insurance company is treated as a controlled foreign corporation if such U.S. 10% holders collectively own more than 25% of the total combined voting power or value of the company's stock for an uninterrupted period of 30 days or more during any year.

At the present time, our largest aggregate shareholder, Cypress Merchant B Partners II (Cayman) L.P., Cypress Merchant Banking II-A C.V., 55th Street Partners II (Cayman) L.P. and Cypress Side-by-Side Cayman L.P., together referred to as the Cypress Entities, own collectively approximately 20.55% of our ordinary shares. In order to prevent Scottish Re or any of its non-U.S. subsidiaries from being treated as a controlled foreign corporation, our articles of association prohibit the ownership by any person of shares that would equal or exceed 10% (or in the case of the Cypress Entities that would exceed 24.9%) of any class of the issued and outstanding Scottish Re shares and provide a "voting cutback" that would, in certain circumstances, reduce the voting power with respect to Scottish Re shares to the extent necessary to prevent the Cypress Entities from owning more than 24.9% of the voting power of Scottish Re, and any other person owning more than 9.9% of the voting power of Scottish Re. We believe, although not free from doubt, based upon information made available to us regarding our existing shareholder base, that the dispersion of our share ownership (other than with respect to the Cypress Entities) and the provisions of our articles of association restricting the transfer, issuance and voting power of our shares should prevent any person (other than certain potential U.S. affiliates of the Cypress Entities) from becoming a U.S. 10% holder of Scottish Re; however, some of these provisions have not been directly passed on by the IRS, or by any court, in this context.

If, however, one or more U.S. persons owning (directly, indirectly through non-U.S. entities or constructively) 10% or more of our voting stock were to acquire separately or in the aggregate 25% of the vote or value of the stock of Scottish Re, our non-U.S. insurance subsidiaries would be treated as controlled foreign corporations. In addition, Scottish Re and its other (non-insurance) non-U.S. subsidiaries would be characterized as controlled foreign corporations if such U.S. persons were to acquire more than 50% of the vote or value of the stock of Scottish Re. In either case, any such U.S. 10% shareholder would be required to include in gross income its pro-rata share of subpart F income of Scottish Re and/or its non-U.S. subsidiaries.

Related Person Insurance Income.    If (i) any of our non-U.S. insurance subsidiaries' related person insurance income, referred to as RPII, determined on a gross basis were to equal or exceed 20% of its gross insurance income in any taxable year, (ii) direct or indirect insureds and persons related to such insureds were to own directly or indirectly 20% or more of the voting power or value of Scottish Re's stock or any of our non-U.S. insurance subsidiaries' stock, and (iii) U.S. persons (without regard to whether any U.S. person is a U.S. 10% holder) directly, indirectly or constructively own collectively by voting power or value 25% or more of our aggregate shares (taking into account the relative vote and value of different classes of shares), such U.S. persons who directly or indirectly own our perpetual preferred shares on the last day of the taxable year would be required to include the U.S. person's pro-rata share of our non-U.S. insurance subsidiaries' related person insurance income for the portion of the taxable year during which any such non-U.S. insurance subsidiary was a controlled foreign corporation under the RPII provisions in its gross income for U.S. federal income tax purposes, determined as if such related person insurance income were distributed proportionately to U.S. persons at that date, taking into account any differences existing with respect to the distribution rights applicable to different classes of shares.

Related person insurance income is generally underwriting premium and related investment income attributable to insurance or reinsurance policies when the direct or indirect insureds are direct or indirect U.S. shareholders or are related to such direct or indirect U.S. holders. At present we believe that our non-U.S. insurance subsidiaries should satisfy the 20% RPII ownership exception described herein because the direct or indirect ownership of the shares of Scottish Re or any of its non-U.S. insurance subsidiaries by any shareholders that are direct or indirect insureds of any of Scottish Re's non-U.S. insurance subsidiaries (or any person related to such insureds) should be less than 20% of the voting power or value of Scottish Re or any of its non-U.S. insurance subsidiaries. Even if the 20% RPII ownership exception described above is not met, although no assurances can be given, we do not believe that the 20% gross insurance income threshold has been met and we do not expect such threshold to be met in the future. If this is not, or will not continue to be, the case, such U.S. persons who directly or indirectly own our perpetual preferred shares on the last day of such taxable year would be required to include the U.S. person's pro-rata share of the relevant non-U.S. insurance subsidiaries' related person insurance income for the portion of the taxable year during which any such non-U.S. insurance subsidiary was a controlled foreign corporation under the RPII provisions in its gross income for U.S. federal income tax purposes, determined as if such related person insurance income were distributed proportionately to such U.S. person at that date, taking into account any differences existing with respect to the distribution rights applicable to different classes of shares.

Dispositions of Our Perpetual Preferred Shares.    If we are considered to be a controlled foreign corporation, any gain from the sale or exchange of our perpetual preferred shares by a U.S. 10% holder of our shares may be treated as ordinary income to the extent of our earnings and profits during the period that such shareholder held our perpetual preferred shares (with certain adjustments).

If we are considered to have related person insurance income and U.S. persons (without regard to whether any U.S. person is a U.S. 10% holder) collectively own directly, indirectly or constructively 25% or more of the voting power or value of our aggregate shares (taking into account the relative vote and value of different classes of shares), any gain from the disposition of our perpetual preferred shares by a U.S. 10% holder will generally be treated as ordinary income to the extent of such U.S. holder's portion of our undistributed earnings and profits that were accumulated during the period that the U.S. holder owned the perpetual preferred shares (with certain adjustments). In addition, such U.S. holder will be required to comply with certain reporting requirements, regardless of the amount of perpetual preferred shares owned directly or indirectly. However, because Scottish Re is not itself directly engaged in the insurance business and because proposed U.S. Treasury regulations applicable to this situation appear to apply only to sales of shares of corporations that are directly engaged in the insurance business, we do not believe that sale of Scottish Re perpetual preferred shares should be subject to these rules. The IRS, however, could interpret the proposed regulations, or the proposed regulations could be promulgated in final form, in a manner that would cause these rules to apply to dispositions of our perpetual preferred shares.

Passive Foreign Investment Company.    In order to avoid significant potential adverse U.S. federal income tax consequences for any U.S. person who owns our perpetual preferred shares, we must not be subject to treatment as a passive foreign investment company, referred to as a PFIC, in any year in which such U.S. person is a shareholder. In general, a non-U.S. corporation is a PFIC for a taxable year if 75% or more of its income constitutes passive income or 50% or more of its assets produce passive income. Passive income generally includes interest, dividends and other investment income. Passive income does not, however, include income derived in the active conduct of an insurance business by a corporation that is predominantly engaged in an insurance business. This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. Although we believe that Scottish Re and its non-U.S. subsidiaries, taken as a whole, are engaged predominantly in insurance and reinsurance activities that involve significant risk transfer and that are otherwise activities of a type normally undertaken by insurance or reinsurance companies, and do not expect to have financial reserves in excess of the reasonable needs of their insurance businesses, it is possible that the IRS could take the position that we are a PFIC. Although we do not believe that we are or will be a passive foreign investment company, the IRS or a court could concur that we are a passive foreign investment company with respect to any given year.

If we are a controlled foreign corporation or if any of our non-U.S. insurance subsidiaries generate related person insurance income, U.S. tax-exempt organizations that own our perpetual preferred shares may recognize unrelated business taxable income

A U.S. tax-exempt organization may recognize unrelated business taxable income if a portion of our insurance income is allocated to the organization. In general, insurance income will be allocated to a U.S. tax-exempt organization if either we are a controlled foreign corporation and the tax-exempt shareholder is a U.S. 10% holder or there is related person insurance income and certain exceptions do not apply. Although we do not believe that any U.S. persons should be allocated subpart F insurance income, potential U.S. tax-exempt investors are advised to consult their own tax advisors.

Use of Proceeds

We expect to receive net proceeds from this offering, of approximately $• after expenses, underwriting discounts and commissions. We intend to use the net proceeds from this offering for general corporate purposes, which may include investments in or advances to subsidiaries, possible acquisitions, working capital and other corporate purposes.

Capitalization

The following table sets forth our historical and pro forma capitalization as of March 31, 2005, as adjusted to give effect to this offering of the perpetual preferred shares and the conversion of the 7% Convertible Junior Subordinated Notes and Class C Warrants on May 17, 2005 to 5,377,327 ordinary shares. The table below should be read in conjunction with the consolidated financial statements and notes as of and for the three months ended March 31, 2005 of Scottish Re included in its Quarterly Report on Form 10-Q, as well as the historical consolidated financial statements as of and for the year ended December 31, 2004 of Scottish Re included in its Annual Report on Form 10-K.

	As of March 31, 2005
	Actual	As Adjusted(2)
	(unaudited) (dollarsinthousands)
7% Convertible Junior Subordinated Notes (1)	42,005	—
Long term debt	244,500	244,500
Mezzanine equity (3)	142,599	142,599
Shareholder's equity:
Ordinary shares, $0.01 par value; authorized 100,000,000 shares; issued and fully paid 40,002,995 shares (actual) and 45,380,322 (as adjusted) (1)	400	454
Additional paid-in capital (1)	687,024	724,545
Preferred Shares, $0.01 par value; authorized 50,000,000 shares; issued and fully paid 11,750,000 shares (as adjusted) (2)(3)	—	150,000
Accumulated other comprehensive income	5,703	5,703
Retained earnings	177,212	177,212
Total shareholders' equity	870,339	1,057,914
Total capitalization	1,299,443	1,445,013

The above table excludes:

•	5,297,098 ordinary shares issuable upon the conversion of the 4.50% Senior Convertible Notes pursuant to their terms;

•	2,804,436 ordinary shares issuable upon exercise of outstanding options at a weighted average exercise price of $16.625 per share as of June 20, 2005;

•	454,700 ordinary shares issuable upon vesting of restricted share units and performance shares granted pursuant to the 2004 Equity Incentive Plan; and

•	2,650,000 ordinary shares issuable upon exercise of outstanding Class A warrants at an exercise price of $15.00 per share.

(1)	On April 7, 2005, our shareholders approved amendments to our articles of association permitting certain affiliates of The Cypress Group to own up to 24.9% of our ordinary shares and the issuance of ordinary shares to the Cypress Entities upon the conversion of the 7.00% Convertible Junior Subordinated Notes. With this shareholder approval, the notes and accrued interest thereon were exchanged for Class C Warrants to purchase 2,170,896 ordinary shares. On May 4, 2005, the necessary insurance regulatory approval was obtained and the Class C Warrants were converted into 5,377,327 ordinary shares on May 17, 2005 and the Cypress Entities collectively hold 9,330,510 ordinary shares, approximately 20.55% of our issued and outstanding ordinary shares.

(2)	Adjusted for this offering of perpetual preferred shares, assuming 6,000,000 shares with gross proceeds of $150 million, net of related issuance costs of $5 million.

(3)	Represents the 5,750,000 convertible preferred shares issued as a part of the Hybrid Capital Units.

Ratios

The following table sets forth our historical ratio of earnings to combined fixed charges and preferred share dividends.

Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001
	(Unaudited)
Ratio of Earnings to Combined Fixed Charges(1)	1.8	1.4	1.5	1.4	1.6	1.9
Ratio of Earnings to Combined Fixed Charges Excluding Interest Credited on Interest Sensitive Securities(2)	3.6	5.1	4.5	6.0	23.2	13.3

(1)	For purposes of determining this ratio, earnings consists of net income before income taxes, minority interest, discontinued operations and cumulative effect of changes in accounting principle. Combined fixed charges consist of interest and debt expense on long term debt and borrowings, collateral finance facility costs and interest on interest sensitive contract liabilities.

(2)	This ratio is calculated in the same way as the ratio of earnings to combined fixed charges, except that fixed charges do not include interest on interest sensitive contract liabilities. This ratio is not required but is provided as additional information. It provides additional information on the coverage of fixed charges that are not related to our products and is commonly used by individuals who analyze our financial statements.

Summary Consolidated Financial Data

The following table presents summary consolidated financial data of Scottish Re prepared in accordance with accounting principles generally accepted in the United States, which we call GAAP. The summary consolidated financial data as of and for the years ended December 31, 2004, 2003 and 2002 are derived from our audited consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement. Consolidated balance sheet data as of December 31, 2003 and 2004 and consolidated statements of income data for the year ended December 31, 2004 reflect the acquisition of Scottish Re Life Corporation, but consolidated statement of income data for the year ended December 31, 2002 and consolidated balance sheet data as of December 31, 2002 do not reflect the results of Scottish Re Life Corporation as the transaction was completed on December 22, 2003. Consolidated statement of income data for the year ended December 31, 2003 includes net income of $1.2 million in respect of Scottish Re Life Corporation. Consolidated balance sheet data as of December 31, 2004 reflect the acquisition of the ING individual life reinsurance business, but consolidated statements of income data for the periods ended December 31, 2002 to 2004 and March 31, 2004 do not reflect this data as the acquisition was completed at close of business on December 31, 2004. The financial information below as of and for the three months ended March 31, 2005 and 2004, has been derived from the unaudited consolidated financial statements which were included in our Quarterly Reports on Form 10-Q previously filed with the SEC. We believe that such unaudited financial data fairly reflect our consolidated results of operations and the consolidated financial condition for such period. You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)
	(dollars in thousands, except per share amounts)
Consolidated statements of income data:
Total revenues	$558,131	$179,179	$811,817	$557,367	$306,212
Total benefits and expenses	524,708	167,860	756,366	519,621	274,871
Income from continuing operations before income taxes	33,423	11,319	55,451	37,746	31,341
Income from continuing operations	33,420	10,096	71,599	48,789	33,235
Net income	33,420	10,096	71,391	27,281	32,524
Basic net income per share	0.84	0.29	1.99	0.89	1.29
Diluted net income per share	0.74	0.27	1.90	0.85	1.23
Cash dividends per share	0.05	0.05	0.20	0.20	0.20
Weighted average number of shares outstanding:
Basic	39,970,965	35,327,658	35,732,522	30,652,719	25,190,283
Diluted	45,192,171	37,230,112	37,508,292	32,228,001	26,505,612

	As of March 31,		As of December 31,
	2005	2004	2004	2003	2002
	(unaudited)
	(dollars in thousands)
Consolidated balance sheet data:
Total fixed maturity investments	$4,445,745	$2,336,664	$3,392,463	$2,014,719	$1,003,946
Segregated assets	774,162	794,627	783,573	743,137	653,588
Total assets	10,095,909	6,425,432	9,021,084	6,053,517	3,291,226
Reserves for future policy benefits	3,537,190	1,528,589	3,370,562	1,502,415	386,807
Interest sensitive contract liabilities	3,258,276	2,864,570	3,181,447	2,633,346	1,567,176
Segregated liabilities	774,162	794,627	783,573	743,137	653,588
Long-term debt	244,500	162,500	244,500	162,500	132,500
Total liabilities	9,073,127	5,570,613	8,006,264	5,242,450	2,800,134
Mezzanine equity	142,599	142,008	142,449	141,928	—
Total shareholders' equity	870,339	703,265	862,674	659,844	491,092

Description of the Perpetual Preferred Shares

The following description of the particular terms of the perpetual preferred shares supplements the description of the general terms and provisions of the preferred shares set forth under "Description of Share Capital—Preferred Shares" beginning on page 24 in the accompanying prospectus. The following summary of the terms and provisions of the perpetual preferred shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our amended and restated certificate of incorporation and the certificate of designations creating the perpetual preferred shares, which are or will be included as exhibits to documents filed with the SEC. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

General

Our authorized share capital includes 50,000,000 preferred shares, par value $0.01 per share. As of the date of this prospectus supplement there are 5,750,000 preferred shares outstanding. • perpetual preferred shares are being initially offered hereby. The perpetual preferred shares will be issued under a certificate of designations approved by resolution of a committee of our board of directors. As described in the accompanying prospectus, we may from time to time, without notice to or the consent of holders of the perpetual preferred shares, issue additional preferred shares.

The perpetual preferred shares will rank senior to our ordinary shares, equally with each other series of preferred shares we may issue that are designated as parity shares with respect to the payment of dividends and distributions of assets prior to or upon liquidation, dissolution or winding up and junior to all other equity securities designated as ranking senior to the perpetual preferred shares (subject to receipt of any requisite consent of the holders of the perpetual preferred shares). See "—Restrictions on Declaration and Payment of Dividends—Interpretive Provisions and Qualifications" concerning the pari passu status of current and future series of preferred shares that do not include the restrictions on dividends described under "—Restrictions on Declaration and Payment of Dividends" but that otherwise rank pari passu with the perpetual preferred shares.

The perpetual preferred shares will be fully paid and nonassessable when issued, which means that their holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of the perpetual preferred shares will not have preemptive or subscription rights to acquire more shares of Scottish Re.

The perpetual preferred shares will not be convertible into, or exchangeable for, shares of any other class or series of securities of Scottish Re. The perpetual preferred shares have no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or other obligation of Scottish Re to redeem, repurchase or retire the perpetual preferred shares.

Dividends

Dividends on the perpetual preferred shares will be payable when, as and if declared by our board of directors or a duly authorized committee of the board, out of funds legally available for the payment of dividends from the original issue date, quarterly in arrears on the • day of •, •, •and • of each year, commencing on •, 2005 (each, a "dividend payment date"). These dividends will accrue at the applicable dividend rate, as described below, applied to the $25 liquidation preference per share, with respect to the dividend period, or portion thereof, ending on the day preceding the respective dividend payment date.

Dividends will be payable to holders of record of the perpetual preferred shares as they appear on our books on the applicable record date, which shall be a record date fixed by our board of directors (or a duly authorized committee of the board) that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a "dividend record date"). These dividend record dates will apply regardless of whether a particular dividend record date is a business day.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the perpetual preferred shares and will end on and exclude the •, 2005 dividend payment date.

Dividends on the perpetual preferred shares offered hereby will accrue from •, 2005, which is expected to be the original issue date. If additional perpetual preferred shares are issued at a future date, if such date is a dividend payment date, such perpetual preferred shares will accrue dividends from such date and, if such date is not a dividend payment date, such perpetual preferred shares will accrue dividends from the dividend payment date that immediately precedes the date on which such perpetual preferred shares were issued.

The dividend rate is the rate at which dividends will accrue in respect of any dividend period, as described in this section, whether by remarketing or otherwise. From the date of original issuance of the perpetual preferred shares until the dividend payment date in • 2005 (which we refer to as the initial fixed rate period), the dividend rate on the perpetual preferred shares will be •% per annum of the $25 liquidation preference per share, payable quarterly (equivalent to $•  per year per share).

If any dividend payment date with respect to a fixed rate period (as defined below) is not a business day, then dividends will be payable on the first business day following such dividend payment date, without accrual to the actual payment date. If any dividend payment date with respect to a floating rate period (as defined below) is not a business day, then dividends will be payable on the first business day following such dividend payment date unless such day is in the next calendar month, in which case dividends will be payable on the first business day preceding such dividend payment date, and dividends in each case will accrue to the actual payment date.

The amount of dividends payable per perpetual preferred share on each dividend payment date relating to a fixed rate period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable per perpetual preferred share on each dividend payment date relating to a floating rate period will be computed by multiplying the per annum dividend rate in effect for such dividend period by a fraction, the numerator of which will be the actual number of days in such dividend period (or portion thereof) (determined by including the first day thereof and excluding the last day thereof) and the denominator of which will be 360, and multiplying the rates obtained by $25.

Fixed Rate Period

Prior to the expiration of the initial fixed rate period, we will have the option to remarket the perpetual preferred shares to establish a new dividend rate per annum. We refer to such new dividend rate as a "fixed rate." This new fixed rate would be in effect after the end of the initial fixed rate period and would remain in effect for such additional period as we determine in connection with the remarketing. We refer to the initial fixed rate period and any additional periods during which a fixed rate is in effect as a "fixed rate period." Any fixed rate period must be for a duration of at least six months and must end on a dividend payment date. Prior to the expiration of any fixed rate period after the initial fixed rate period, we will have the option to remarket the perpetual preferred shares to establish a new fixed rate for a new fixed rate period.

If the remarketing agent has determined that it will be able to remarket all perpetual preferred shares tendered or deemed tendered for purchase as described in "—Remarketing Procedures" below, the dividend rate for the new fixed rate period will be the fixed rate determined by the remarketing agent, which will be the dividend rate per annum (rounded to the nearest one-thousandth (0.001) of one percent per annum) that the remarketing agent determines, in its sole judgment, is the lowest fixed rate per annum that will enable it to remarket all of the perpetual preferred shares tendered or deemed tendered for remarketing at the $25 liquidation preference per share.

If we elect not to remarket the perpetual preferred shares prior to the expiration of the initial fixed rate period or any subsequent fixed rate period, or if we are unable to successfully remarket all perpetual preferred shares tendered for sale in a remarketing, then dividends on the perpetual preferred shares will accrue from such date and be payable at a dividend rate that we refer to as the "floating rate," subject to our right to subsequently remarket such perpetual preferred shares to again establish a fixed rate for a new fixed rate period. We may elect to remarket the perpetual preferred shares prior to any dividend payment date relating to a period during which a floating rate is in effect, each such period a "floating rate period", in order to again establish a new fixed rate for a new fixed rate period, which fixed rate would become effective after the then current dividend period.

Floating Rate Period

If we elect not to remarket the perpetual preferred shares prior to the expiration of the initial fixed rate period or any subsequent fixed rate period, or if we are unable to successfully remarket all perpetual preferred shares tendered or deemed tendered for sale in a remarketing, then dividends on the perpetual preferred shares will thereafter be payable at the floating rate. The floating rate will be reset quarterly and will equal •% plus the adjustable rate. The "adjustable rate" for any dividend period will be equal to the highest of the 3-month LIBOR, the 10-year Treasury CMT and the 30-year Treasury CMT (each as defined below and collectively referred to as the "benchmark rates") for such dividend period during the floating rate period. In the event that the calculation agent for the perpetual preferred shares determines in good faith that for any reason:

•	any one of the benchmark rates cannot be determined for any dividend period, the adjustable rate for such dividend period will be equal to the higher of whichever two of such rates can be so determined;

•	only one of the benchmark rates can be determined for any dividend period, the adjustable rate for such dividend period will be equal to whichever such rate can be so determined; or

•	none of the benchmark rates can be determined for any dividend period, the adjustable rate for the preceding dividend period will be continued for such dividend period, provided that if such preceding dividend period was a fixed rate period, the fixed rate for the preceding dividend period will be continued for such dividend period.

Each of the 10-year Treasury CMT and the 30-year Treasury CMT will be rounded to the nearest hundredth (0.01) of one percent per annum and the 3-month LIBOR will be rounded to the nearest one-hundred-thousandths (0.00001) of one percent per annum. The floating rate with respect to each dividend period that occurs within a floating rate period will be calculated as promptly as practicable by the calculation agent according to the appropriate method described above.

During any floating rate period and after receipt of written notice regarding such period's commencement, the calculation agent for the perpetual preferred shares will (i) calculate the floating rate and the amount of dividends payable on each dividend payment date relating to that floating rate period, and (ii) promptly notify us of that floating rate for each new dividend period. The floating rate determined by the calculation agent, absent manifest error, will be binding and conclusive upon the beneficial owners and holders of the perpetual preferred shares and upon us.

3-month LIBOR

3-month LIBOR shall be determined by the calculation agent on the second London banking day immediately preceding the first day of such dividend period in the following manner:

•	3-month LIBOR will be the offered rate (expressed as a percentage per annum) for three-month deposits in U.S. dollars, beginning on the first day of such period, as that rate appears on Moneyline Telerate Page 3750 as of 11:00 A.M., London time, on the second London banking day immediately preceding the first day of such dividend period.

•	If the rate described above does not appear on Moneyline Telerate page 3750, the 3-month LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the second London banking day immediately preceding the first day of such dividend period, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: three-month deposits in U.S. dollars, beginning on the first day of such dividend period, and in a Representative Amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, the 3-month LIBOR for the second London banking day immediately preceding the first day of such dividend period will be the arithmetic mean of the quotations.

•	If fewer than two quotations are provided as described above, the 3-month LIBOR for the second London banking day immediately preceding the first day of such dividend period will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M. New York City time on the second London banking day immediately preceding the first day of such dividend period, by three major banks in New York City selected by the calculation agent: three-month loans of U.S. dollars, beginning on the first day of such dividend period, and in a Representative Amount.

•	If fewer than three banks selected by the calculation agent are quoting as described above, 3-month LIBOR for the new dividend period will be the 3-month LIBOR in effect for the prior dividend period.

10-year Treasury CMT

10-year Treasury CMT shall be determined by the calculation agent in accordance with the following provisions:

•	With respect to any dividend determination date and the dividend period that begins immediately thereafter, the 10-Year Treasury CMT means the rate per annum for deposits for a 10-year period commencing on the dividend determination date displayed on the Bloomberg interest rate page most nearly corresponding to Moneyline Telerate Page 7051 containing the caption "...Treasury Constant Maturities... Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," and the column for the Designated CMT maturity index.

•	If such rate is no longer displayed on the relevant page, or is not so displayed by 3:00 P.M., New York City time, on the applicable dividend determination date, then the 10-year Treasury CMT for such dividend determination date will be such treasury constant maturity rate for the Designated CMT maturity index as is published in H.15(519).

•	If such rate is no longer displayed on the relevant page, or if not published by 3:00 P.M., New York City time, on the applicable dividend determination date, then the 10-year Treasury CMT for such dividend determination date will be such constant maturity treasury rate for the designated CMT maturity index (or other United States Treasury rate for the designated CMT maturity index) for the applicable dividend determination date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Bloomberg interest rate page most nearly corresponding to Moneyline Telerate Page 7051 and published in H.15(519).

•	If such information is not provided by 3:00 P.M., New York City time, on the applicable dividend determination date, then the 10-year Treasury CMT for such dividend determination date will be calculated by the calculation agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such dividend determination date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (each, a "reference dealer") selected by the calculation agent (from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Debentures") with an original maturity of approximately the designated CMT maturity index and a remaining term to maturity of not less than such designated CMT maturity index minus one year.

•	If the calculation agent is unable to obtain three such Treasury Debentures quotations, the 10-year Treasury CMT for the applicable dividend determination date will be calculated by the calculation agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the applicable dividend determination date of three reference dealers in The City of New York (from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Debentures with an original maturity of the number of years that is the next highest to the designated CMT maturity index and a remaining term to maturity closest to the designated CMT maturity index and in an amount of at least $100 million.

•	If three or four (and not five) of such reference dealers are quoting as set forth above, then the 10-year Treasury CMT will be based on the arithmetic mean of the offered rates obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three reference dealers selected by the calculation agent are quoting as set forth above, the 10-year Treasury CMT with respect to the applicable dividend determination date will remain the 10-year Treasury CMT for the immediately preceding interest period. If two Treasury Debentures with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the designated CMT maturity index, then the quotes for the Treasury Debentures with the shorter remaining term to maturity will be used.

30-year Treasury CMT

30-year Treasury CMT shall be determined as specified above under "—10-year Treasury CMT", except that

•	each reference to "10-year" in that subsection will be "30-year", and

•	the designated CMT maturity index for the 30-year Treasury CMT shall be 30 years.

In this subsection, we use several terms that have special meanings relevant to calculating the benchmark rates. We define these terms as follows:

•	The term "Bloomberg" means Bloomberg Financial Markets Commodities News.

•	The term "business day," when used in this prospectus supplement, means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

•	The term "designated CMT maturity index" means the original period to maturity of the U.S. Treasury securities with respect to which the 10-year Treasury CMT or the 30-year Treasury CMT, as applicable, will be calculated (which are ten years and thirty years, respectively).

•	The term "dividend determination date" means the second London banking day immediately preceding the first day of the relevant dividend period in the floating rate period.

•	The term "London banking day" means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.

•	The term "Moneyline Telerate Page" means the display on Moneyline Telerate, Inc., or any successor service, on the page or pages specified in this prospectus supplement or any replacement page or pages on that service.

•	The term "Representative Amount" means a principal amount that, in the calculation agent's judgment, is representative of a single transaction in the relevant market at the relevant time; provided such amount shall not be less than $1,000,000.

Non-Cumulative Dividends

Dividends on the perpetual preferred shares will not be cumulative. Accordingly, if our board of directors, or a duly authorized committee of the board, does not declare a dividend on the perpetual preferred shares payable in respect of any dividend period, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the related dividend payment date or at any future time, whether or not dividends on the perpetual preferred shares are declared for any future dividend period.

So long as any perpetual preferred shares remain outstanding for any dividend period, unless the full dividends for the current dividend period on all outstanding perpetual preferred shares and parity shares have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside):

•	no dividend shall be paid or declared during such dividend period on our ordinary shares or any other junior shares (other than a dividend payable solely in junior shares); and

•	no ordinary shares or other junior shares shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior shares for or into other junior shares or the exchange or conversion of one share of junior shares for or into another share of junior shares and other than through the use of the proceeds of a substantially contemporaneous sale of junior shares) during such dividend period.

For any dividend period in which dividends are not paid in full upon the perpetual preferred shares (except for reasons described under "—Restrictions on Declaration and Payment of Dividends") and other parity shares having the same restrictions on the declaration and payment of dividends as the perpetual preferred shares, all dividends declared for such dividend period with respect to the perpetual preferred shares and such other parity shares shall be declared on a pro rata basis.

Restrictions on Declaration and Payment of Dividends

We are prohibited from declaring dividends for payment on the perpetual preferred shares on any dividend payment date in an aggregate amount exceeding the New Common Equity Amount, if, on that declaration date, either:

•	the covered reinsurance subsidiaries' risk-based capital ratio on a weighted average basis was less than 175% of the company action level for such subsidiaries, in the case of each covered reinsurance subsidiary based on the most recent annual financial statements for the year ended prior to such dividend payment date for which such subsidiary has filed its annual statement with the applicable state insurance commissioners (annual statements for a year are generally required to be filed on or before March 1 of the following year); or

•	(x) the Trailing Four Quarters Consolidated Net Income Amount for the period ending on the quarter that is two quarters prior to the most recently completed quarter is zero or a negative amount and (y) the Adjusted Shareholders' Equity Amount as of the most recently completed quarter and as of the end of the quarter that is two quarters before the most recently completed quarter (the "quarter test date") has declined by 10% or more as compared to the Adjusted Shareholders' Equity Amount at the end of the benchmark quarter (the date that is ten quarters prior to the most recently completed quarter).

If we fail to satisfy either of the above tests for any dividend payment date, the restrictions on dividends will continue until we are able again to satisfy both tests for a dividend payment date. In addition, in the case of a restriction arising under the second bullet above, the restriction on payment of dividends on the perpetual preferred shares in an aggregate amount exceeding the New Common Equity Amount will continue until we satisfy the two tests set forth above for a dividend payment date and our Adjusted Shareholders' Equity Amount has increased, or has declined by less than 10%, in either case as compared to the Adjusted Shareholders' Equity Amount at the end of the

benchmark quarter for each dividend payment date as to which dividend restrictions were imposed under the second test above. For example, if we failed to satisfy the second test above for three consecutive dividend payment dates, we would be able to declare dividends on the perpetual preferred shares on the fourth dividend payment date only if, as of the related dividend declaration date:

•	we satisfied both of the tests set forth above for that fourth dividend payment date; and

•	our Adjusted Shareholders' Equity Amount as of the last completed quarter for that dividend payment date had increased from, or was less than 10% below, its level at the end of the benchmark quarter for each of the prior three dividend payment dates for which dividends were restricted under the second bullet above. In effect, our Adjusted Shareholders' Equity Amount as of the most recently completed quarter for that dividend payment date would have to be greater than, or less than 10% below, its level as of the end of not only the tenth quarter, but also each of the eleventh, twelfth and thirteenth quarters, preceding the most recently completed quarter.

For purposes of these tests:

•	for the quarters ended on March 31, 2005 and September 30, 2004, our Trailing Four Quarters Consolidated Net Income Amount were $95 million and $80 million, respectively; and

•	our Adjusted Shareholders' Equity Amount as of March 31, 2005, as compared to such amount as of September 30, 2004 had increased by 26% and as compared to such amount at March 31, 2003 had increased by 79%.

Although the foregoing tests would not restrict our board of directors or a committee of the board from declaring dividends on the perpetual preferred shares currently, there can be no assurance that future financial results will not result in these tests restricting the declaration of dividends.

In this subsection, we use several terms that have special meanings relevant to the mandatory dividend suspension tests. We define these terms as follows:

•	The term "Adjusted Shareholders' Equity Amount" means, as of any quarter end and subject to certain adjustments, our shareholders' equity as reflected on our consolidated GAAP balance sheet as of such quarter end minus (x) accumulated other comprehensive income as reflected on such consolidated balance sheet and (y) any increase in our shareholders' equity resulting from the issuance of preferred shares (other than the perpetual preferred shares) during the period from and including the first dividend payment date on which we were restricted in our ability to pay dividends on the perpetual preferred shares as a result of the Trailing Four Quarters Consolidated Net Income Amount having been less than zero and the Adjusted Shareholders' Equity Amount having declined by 10% or more as compared to the benchmark quarter, in each case as reflected on our consolidated GAAP balance sheet.

•	The term "covered reinsurance subsidiaries" means our U.S. reinsurance subsidiaries excluding any special purpose captive reinsurance subsidiaries and any reinsurance subsidiary that is the subsidiary of a reinsurance company. As of the date of this prospectus supplement, our only covered reinsurance subsidiary is Scottish Re (U.S.), Inc.

•	The term "GAAP" means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period.

•	The term "New Common Equity Amount" means, at any date, the net proceeds (after underwriters' or placement agents' fees, commissions or discounts and other expenses relating to the issuances) received by us from new issuances of our ordinary shares (whether in one or more public offerings registered under the Securities Act of 1933, as amended (the "Securities Act") or private placements or other transactions exempt from registration under the Securities Act) during the period commencing on the 90th day prior to such date, and which are designated by our board of directors at or before the time of issuance as available to pay dividends on the perpetual preferred shares.

•	The term "risk-based capital ratio" refers to a ratio that insurance companies are required to calculate and report to their regulators as of the end of each year in accordance with prescribed procedures. The ratio measures the relationship of the insurance company's "total adjusted capital," calculated in accordance with those prescribed procedures, relative to a standard that is determined based on the magnitude of various risks present in the insurer's operations. The NAIC's model risk-based capital ("RBC") law sets forth the RBC levels, ranging from the company action level to the mandatory control level, at which certain corrective actions are required and at which a state insurance regulator is authorized and expected to take regulatory action. The highest RBC level is known as the company action level. If an insurance company's total adjusted capital is higher than the company action level, no corrective action is required to be taken. At progressively lower levels of total adjusted capital, an insurance company faces increasingly rigorous levels of corrective action, including the submission of a comprehensive financial plan to the insurance regulator in its state of domicile, a mandatory examination or analysis of the insurer's business and operations by the regulator and the issuance of appropriate corrective orders to address the insurance company's financial problems, and, at the lowest levels, either voluntary or mandatory action by the regulator to place the insurer under regulatory control. The company action level is twice the level (known as the "authorized control level") below which the regulator is authorized (but not yet required) to place the insurance company under regulatory control.

•	The term "Trailing Four Quarters Consolidated Net Income Amount" means, for any fiscal quarter, the sum of the consolidated GAAP net income of Scottish Re for the four fiscal quarters ending as of the last day of such fiscal quarter.

With the exception of statutory accounting terms such as "general account admitted assets" and terms that have specific insurance regulatory meanings such as "risk-based capital," all financial terms used in this caption "—Restrictions on Declaration and Payment of Dividends" will be determined in accordance with GAAP as applied to and reflected in the related financial statements of Scottish Re as of the relevant dates, except as provided in the next sentence. If because of a change in GAAP that results in a cumulative effect of a change in accounting principle or a restatement, either:

•	consolidated net income of Scottish Re is higher or lower than it would have been absent such change, then, for purposes of calculating the calculations described in clause (x) of the second bullet in the first paragraph under this caption, "—Restrictions on Declaration and Payment of Dividends," commencing with the fiscal quarter for which such changes in GAAP becomes effective, such consolidated net income will be calculated on a pro forma basis as if such change had not occurred; or

•	the Adjusted Shareholders' Equity Amount as of a quarter end is higher or lower than it would have been absent such change, then, for purposes of the calculations described in clause (y) of the second bullet in the first paragraph under this caption, "—Restrictions on Declaration and Payment of Dividends," the Adjusted Shareholders' Equity Amount will be calculated on a pro forma basis as if such change had not occurred, subject to certain limitations described in the certificate of designations for the perpetual preferred shares.

If at any relevant time or for any relevant period we are not a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), then for any such relevant dates and periods we shall prepare and post on our website the financial statements that we would have been required to file with the SEC had we continued to be a reporting company under the Exchange Act, in each case on or before the dates that we would have been required to file such financial statements had we continued to be an "accelerated filer" within the meaning of Rule 12b-2 under the Exchange Act.

Additionally, as a matter of currently applicable Cayman Islands corporate law, dividends may only be funded to the extent they are payable out of the distributable profits of a company, and/or out of the proceeds of a new issue of shares and/or out of the share premium account. Under Cayman Islands law as currently in effect, share premium account means an amount equal to (i) the excess of (A) the aggregate subscription proceeds received by a company in respect of the offerings of all classes of its preferred and ordinary shares after giving effect to any placement or subscription fees, but without taking into account any other fees and expenses of a company relating to such offerings over (B) the aggregate par value of all of a company's issued ordinary and preferred shares of whatever class minus (ii) the aggregate of any reductions made to such amount on account of distributions previously made from a company's share premium account to holders of its shares by a company. Payments characterized as redemption payments under Cayman Islands law (including the payments of cash owing to holders of the convertible preferred shares upon conversion of our Hybrid Capital Units) may also be funded out of share capital in addition to those sources of funds that may be used to fund dividends, subject to satisfying a statutory solvency test.

In addition, dividends, redemption and conversion payments and other distributions made by a company to its shareholders (whether holding ordinary or preferred shares of any class) will only be payable to the extent that a company is and will remain solvent (meaning able to pay its debts as they fall due in the ordinary course of business) after such distributions are paid. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims).

Notices Related to Potential or Actual Mandatory Suspension of Dividends

We are required to give notice to preferred shareholders of a potential mandatory suspension of dividends that could take effect for a subsequent dividend payment date two quarters in the future if:

•	the Trailing Four Quarters Consolidated Net Income Amount for the most recently completed quarter is zero or a negative amount; and

•	the Adjusted Shareholders' Equity Amount as of the most recently completed quarter has declined by 10% or more as compared to the Adjusted Shareholders' Equity Amount as of the date that is eight quarters prior to the most recently completed quarter.

We will send any such notice no later than the first dividend payment date following the end of the most recently completed quarter as of which the above tests indicate that a potential mandatory suspension of dividends could occur. Such notice shall be sent by first class mail, postage prepaid, addressed to the holders of record of the perpetual preferred shares at their respective last addresses appearing on our books, and shall file a copy of such notice on Form 8-K with the SEC. Such notice shall (x) set forth the results of the Trailing Four Quarters Consolidated Net Income Amount and Adjusted Shareholders' Equity Amounts for the relevant period and dates, and (y) state that we may be precluded by the terms of the perpetual preferred shares from declaring and paying dividends on such dividend payment date unless we, through the generation of earnings or issuance of new ordinary shares, increase the Adjusted Shareholders' Equity Amount by an amount specified in such notice by the second dividend payment date after the date of such notice.

By not later than the 15th day prior to each dividend payment date for which dividends are being suspended by reason of the tests set forth in clauses (x) or (y) of the second bullet in the first paragraph under "—Restrictions on Declaration and Payment of Dividends", we shall give notice of such suspension by first class mail, postage prepaid, addressed to the holders of record of the perpetual preferred shares, and shall file a copy of such notice on Form 8-K with the SEC. Such notice, in addition to stating that dividends will be suspended, shall set forth the fact that the covered reinsurance subsidiaries' risk-based capital ratio is less than 175% of such subsidiaries' company action level if dividends are suspended by reason of failing to satisfy the test in clause (i) of that paragraph and the applicable Adjusted Shareholders' Equity Amount (and the amount by which the Adjusted Shareholders' Equity Amount must increase in order for declaration and payment of dividends to be resumed) if dividends are suspended by reason of failing to satisfy the test in clause (ii) of that paragraph.

Interpretive Provisions and Qualifications

In order to give effect to the foregoing, the terms of the perpetual preferred shares prohibit our board of directors or any committee of the board from declaring dividends on the perpetual preferred shares on a declaration date (i) that is more than 60 days prior to the related dividend payment date or (ii) that is earlier than the date on which our financial statements for the most recently completed quarter prior to the related dividend payment date have been filed with or furnished to the SEC — for example, on a Form 10-K, 10-Q or 8-K — or have otherwise been made publicly available. The limitation in clause (ii) of the preceding sentence is subject to the exception that, if the board of directors determines to delay filing its financial statements with the Securities and Exchange Commission to a date later than the date on which "accelerated filers" under the SEC's rules would normally be required to file such financial statements, for example because of concerns over the accuracy of such financial statements or their compliance with GAAP, then the board of directors or a committee of the board will be permitted to determine the ability of the board of directors or a committee to declare dividends under the capital and financial tests outlined above based upon our financial statements as most recently filed with the SEC or otherwise made publicly available.

Any other class or series of our preferred shares, including our 5,750,000 convertible preferred shares currently issued and outstanding, will not be deemed to rank senior to (or other than on a parity with) the perpetual preferred shares in the payment of dividends solely because such other class or series of our shares does not include the limitation on payment of dividends (and the related exceptions) described above. Therefore, we may pay dividends on any such other class or series of our shares that is otherwise on a parity with the perpetual preferred shares for periods during which we may not pay dividends on the perpetual preferred shares because of such limitation.

Liquidation Rights

Upon our voluntary or involuntary liquidation, dissolution or winding up of Scottish Re, holders of the perpetual preferred shares are entitled to receive out of assets of Scottish Re available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, before any distribution of assets is made to holders of our ordinary shares or of any of our other shares ranking junior as to such a distribution to the perpetual preferred shares, a liquidating distribution in the amount of $25 per share plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the perpetual preferred shares will not be entitled to any other amounts from us after they have received their full liquidation preference.

In any such distribution, if the assets of Scottish Re are not sufficient to pay the liquidation preferences in full to all holders of the perpetual preferred shares and all holders of any other of our share capital ranking equally as to such distribution with the perpetual preferred shares, the amounts paid to the holders of perpetual preferred shares and to the holders of all such other capital shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the "liquidation preference" of any holder of perpetual preferred shares means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of shares on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of the perpetual preferred shares, the holders of our other shares shall be entitled to receive all remaining assets of Scottish Re according to their respective rights and preferences.

For purposes of this section, the merger or consolidation of Scottish Re with any other entity, including a merger or consolidation in which the holders of the perpetual preferred shares receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of Scottish Re, for cash, securities or other property shall not constitute a liquidation, dissolution or winding up of Scottish Re.

Redemption

The perpetual preferred shares may not be redeemed prior to •, 2010.

The perpetual preferred shares may be redeemed, in whole or in part, at our option:

•	on the last dividend payment date relating to the initial fixed rate period, which is • 2010;

•	on such dates with respect to any other fixed rate period as we may determine prior to the commencement of such fixed rate period; or

•	at any time during a floating rate period.

Any such redemption will be at a redemption price of $25 per share, together, in each case, with declared and unpaid dividends to the date of redemption. Holders of the perpetual preferred shares will have no right to require the redemption or repurchase of the perpetual preferred shares.

If the perpetual preferred shares are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the perpetual preferred shares to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the perpetual preferred shares are held in book-entry form through The Depository Trust Company, or "DTC," we may give such notice in any manner permitted by the DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date, (ii) the number of perpetual preferred shares to be redeemed and, if less than all the perpetual preferred shares held by such holder are to be redeemed, the number of such perpetual preferred shares to be redeemed from such holder, (iii) the redemption price and (iv) the place or places where holders may surrender certificates evidencing the perpetual preferred shares for payment of the redemption price. If notice of redemption of any perpetual preferred shares has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any perpetual preferred shares so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such perpetual preferred shares, such perpetual preferred shares shall no longer be deemed outstanding and all rights of the holders of such perpetual preferred shares will terminate, except the right to receive the redemption price.

In case of any redemption of only part of the perpetual preferred shares at the time outstanding, the perpetual preferred shares to be redeemed shall be selected either pro rata or in such other manner as we may determine to be fair and equitable.

We intend that, if we redeem perpetual preferred shares, we will redeem perpetual preferred shares only to the extent the aggregate redemption price is less than the net proceeds received by us from new issuances by us during the period commencing on the 180th day prior to the date of redemption to purchasers other than our affiliates of any securities which have equal or greater equity characteristics for us as the perpetual preferred shares. This intention also applies to any perpetual preferred shares that any regulatory authority requires us to redeem, unless such regulatory authority directs us otherwise, and to any perpetual preferred shares that we would redeem as a result of any change in the treatment given to the perpetual preferred shares under applicable tax law or GAAP.

The perpetual preferred shares are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions.

Voting Rights

Except as provided below, the holders of the perpetual preferred shares will have no voting rights.

Whenever dividends on any perpetual preferred shares shall have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods (a "Nonpayment"), the holders of the perpetual preferred shares, voting together as a single class with holders of any and all other series of voting preferred shares (as defined below) then outstanding, will be entitled to vote for the election of a total of two additional members of our board of directors (the "Preferred Share Directors"), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the NYSE (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. In that event, the number of directors on our board of directors shall automatically increase by two, and the new directors shall be elected by simple majority at a special meeting called at the request of the holders of record of at least 20% of the perpetual preferred shares or of any other series of voting preferred shares (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the perpetual preferred shares and any such series of voting preferred shares for at least four dividend periods, whether or not consecutive, following the Nonpayment shall have been fully paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for payment).

As used in this prospectus supplement, "voting preferred shares" means any other class or series of preferred shares of Scottish Re ranking equally with the perpetual preferred shares either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the perpetual preferred shares and any other voting preferred shares have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the preferred shares voted.

If and when dividends for at least four dividend periods, whether or not consecutive, following a Nonpayment have been paid in full (or declared and a sum sufficient for such payment shall have been set aside), the holders of the perpetual preferred shares shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and, if such voting rights for all other holders of voting preferred shares have terminated, the term of office of each Preferred Share Director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. In determining whether dividends have been paid for four dividend periods following a Nonpayment, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend date for that period has passed. Any Preferred Share Director may be removed at any time without cause by the holders of record of a majority of the outstanding perpetual preferred shares and any other voting preferred shares then outstanding (voting together as a class) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Share Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Share Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding perpetual preferred shares and any other voting preferred shares then outstanding (voting together as a class) when they have the voting rights described above. The Preferred Share Directors shall each be entitled to one vote per director on any matter.

So long as any perpetual preferred shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding perpetual preferred shares and all other series of voting preferred shares entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at a meeting:

•	amend or alter the provisions of Scottish Re's memorandum of association and articles of association or the certificate of designations of the perpetual preferred shares so as to authorize or create, or increase the authorized amount of, any class or series of stock ranking senior to the perpetual preferred shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Scottish Re;

•	amend, alter or repeal the provisions of the certificate of designations of the perpetual preferred shares so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the perpetual preferred shares, taken as a whole; or

•	consummate a binding share exchange or reclassification involving the perpetual preferred shares or a merger or consolidation of Scottish Re with another entity, unless in each case the perpetual preferred shares remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent having such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the perpetual preferred shares, taken as a whole;

provided, however, that any increase in the amount of the authorized or issued perpetual preferred shares or the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred shares ranking equally with and/or junior to the perpetual preferred shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of Scottish Re will not be deemed to adversely affect the special rights, preferences, privileges or voting powers of the perpetual preferred shares.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting perpetual preferred shares (including the perpetual preferred shares for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of perpetual preferred shares.

Without the consent of the holders of the perpetual preferred shares, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the perpetual preferred shares, taken as a whole, we may, by resolution of the directors (or a committee thereof), amend, alter, supplement or repeal any terms of the perpetual preferred shares:

•	to evidence the succession of another person to our obligations;

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the certificate of designations for the perpetual preferred shares that may be defective or inconsistent; or

•	to make any provision with respect to matters or questions arising with respect to the perpetual preferred shares that is not inconsistent with the provisions of its respective certificate of designations.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding perpetual preferred shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of perpetual preferred shares to effect such redemption.

Remarketing

Remarketing Procedures

If we elect to conduct a remarketing, not less than 10 nor more than 35 business days prior to the related election date, we are required to give the notice of remarketing of the perpetual preferred shares to DTC (or any successor clearing agency), the calculation agent and Lehman Brothers Inc., as the remarketing agent. Such notice will describe the remarketing and will indicate the length of the proposed new fixed rate period, the proposed remarketing date and any redemption provisions that will apply during such new fixed rate period. We may elect to terminate a remarketing on any day prior to the date of remarketing of the perpetual preferred shares by giving DTC (or any successor clearing agency), the remarketing agent and the calculation agent notice of such termination.

We may elect to effect a remarketing only if the perpetual preferred shares, at the time we effect a remarketing, are issued solely in global, fully registered form to DTC (or any successor clearing agency). A remarketing will be terminated and will not be consummated if, after we have initiated a remarketing but prior to the related remarketing settlement date, the perpetual preferred shares are no longer issued solely in global, fully registered form to DTC (or any successor clearing agency). In each such case, the dividend rate for the next succeeding dividend period will be determined pursuant to the procedures described above under "Dividends—Floating Rate Period."

Not later than 4:00 p.m., New York City time, on an election date, each holder of perpetual preferred shares being remarketed may give, through the facilities of DTC (or any successor clearing agency), a notice to us of its election, which we refer to as a "notice of election," (i) to retain and not to have all or any portion of such perpetual preferred shares owned by it remarketed in the remarketing, or (ii) to tender all or any portion of such perpetual preferred shares for purchase in the remarketing (such portion, in either case, is required to be in the liquidation amount of $25 per share or any integral multiple thereof). Any notice of election given to us will be irrevocable and may not be conditioned upon the level at which the fixed rate is established in the remarketing. Promptly after 4:30 p.m., New York City time, on such election date, we, based on the notices of election received by us through DTC (or any successor clearing agency) prior to such time, will notify the remarketing agent of the number of perpetual preferred shares to be retained by holders of perpetual preferred shares and the number of perpetual preferred shares tendered or deemed tendered for purchase in the remarketing.

If any holder of perpetual preferred shares being remarketed gives a notice of election to tender perpetual preferred shares as described in clause (ii) in the prior paragraph, the perpetual preferred shares so subject to such notice of election will be deemed tendered for purchase in the remarketing, notwithstanding any failure by such holder to deliver or properly deliver such perpetual preferred shares to the remarketing agent for purchase. If any holder of such perpetual preferred shares fails to timely deliver a notice of election, as described above, such perpetual preferred shares will be deemed tendered for purchase in such remarketing, notwithstanding such failure or the failure by such holder to deliver or properly deliver such perpetual preferred shares to the remarketing agent for purchase.

The right of each holder of perpetual preferred shares being remarketed to have perpetual preferred shares tendered for purchase will be limited to the extent that (i) the remarketing agent conducts a remarketing pursuant to the terms of the remarketing agreement; (ii) perpetual preferred shares tendered have not been called for redemption; (iii) the remarketing agent is able to find a purchaser or purchasers for tendered perpetual preferred shares at a fixed rate; and (iv) such purchaser or purchasers deliver the purchase price to the remarketing agent.

A holder of perpetual preferred shares being remarketed who desires to purchase perpetual preferred shares in the remarketing, but only if the fixed rate is not less than a specified rate per annum, should submit a notice of election to tender such holder's perpetual preferred shares and separately notify the remarketing agent of its interest at the telephone numbers set forth in the notice of remarketing. If such holder so notifies the remarketing agent, the remarketing agent will give priority to such holder's purchase of such number of perpetual preferred shares in the remarketing, providing that the fixed rate is not less than such specified rate.

If holders of the perpetual preferred shares submit notices of election to retain all of the perpetual preferred shares being remarketed then outstanding, the fixed rate will be the rate determined by the remarketing agent, in its discretion, as the rate that would have been established had a remarketing been held on the related remarketing date.

On any remarketing date on which the remarketing is to be conducted, the remarketing agent will use commercially reasonable efforts to remarket, at a price equal to 100% of the $25 liquidation preference per share, perpetual preferred shares tendered or deemed tendered for purchase. If, as a result of such efforts, on any remarketing date, the remarketing agent has determined that it will be able to remarket all perpetual preferred shares tendered or deemed tendered for purchase in the remarketing at a fixed rate and at the $25 liquidation preference per share, prior to 4:00 P.M., New York City time, on such remarketing date, the remarketing agent will determine the fixed rate, which will be the rate per annum (rounded to the nearest one-thousandth (0.001) of one percent per annum) which the remarketing agent determines, in its sole judgment, to be the lowest fixed rate per annum, if any, that will enable it to remarket all perpetual preferred shares tendered or deemed tendered for remarketing at the $25 liquidation preference per share. By approximately 4:30 P.M., New York City time, on a remarketing date, the remarketing agent will advise, by telephone, (i) the DTC participant, the calculation agent and us of any new fixed rate established pursuant to the remarketing and the number of remarketed perpetual preferred shares sold; (ii) each purchaser of a remarketed perpetual preferred share (or the DTC participant thereof) of such new fixed rate and the number of remarketed perpetual preferred shares such purchaser is to purchase; and (iii) each purchaser to give instructions to its DTC participant to pay the purchase price on the remarketing settlement date in same day funds against delivery of the remarketed perpetual preferred shares purchased through the facilities of the DTC participant.

If the remarketing agent is unable to remarket by 4:00 p.m., New York City time, on the third business day prior to the remarketing settlement date, all perpetual preferred shares tendered or deemed tendered for purchase at a price of $25 per share in such remarketing, the dividend rate will be the floating rate. In such case, no perpetual preferred shares will be sold in such remarketing and each holder will continue to hold such perpetual preferred shares at the floating rate applicable to the perpetual preferred shares.

All perpetual preferred shares tendered or deemed tendered in a remarketing will be automatically delivered to the account of the remarketing agent through the facilities of DTC (or any successor clearing agency) against payment of the purchase price for such perpetual preferred shares on the remarketing settlement date. The remarketing agent will make payment to the DTC participant (as defined below) of each tendering holder of perpetual preferred shares in the remarketing through the facilities of DTC (or any successor clearing agency) by the close of business on the remarketing settlement date.

In accordance with DTC's (or any successor clearing agency) normal procedures, on the remarketing settlement date, the transactions described above with respect to each perpetual preferred share tendered or deemed tendered for purchase and sold in such remarketing will be executed through DTC (or any successor clearing agency) and the accounts of the DTC participants will be debited and credited and such perpetual preferred shares delivered by book-entry as necessary to effect purchases and sales of such perpetual preferred shares. DTC (or any successor clearing agency) is expected to make payment in accordance with its normal procedures.

If any holder selling perpetual preferred shares in such remarketing fails to deliver such perpetual preferred shares, the DTC participant of such selling holder and of any other person that was to have purchased perpetual preferred shares in such remarketing may deliver to any such other person a number of perpetual preferred shares that is less than the number of perpetual preferred shares that otherwise was to be purchased by such person. In such event, the number of perpetual preferred shares to be so delivered will be determined by such DTC participant and delivery of such lesser number of perpetual preferred shares will constitute good delivery.

The remarketing agent is not obligated to purchase any perpetual preferred shares that would otherwise remain unsold in a remarketing. Neither we nor the remarketing agent will be obligated in any case to provide funds to make payment upon tender of perpetual preferred shares for remarketing.

In this subsection, we use several terms that have special meanings relevant to the remarketing procedures. We define these terms as follows:

•	The term "election date" means, with respect to any proposed remarketing, a date as determined by the Corporation that is no later than the fifth business day prior to the proposed remarketing date.

•	The term "remarketing date" means any business day no later than the third business day prior to any remarketing settlement date.

•	The term "remarketing settlement date" means with respect to the perpetual preferred shares (i) the first business day of the next dividend period following the expiration of the initial fixed rate period; (ii) any dividend payment date during a floating rate period; or (iii) any dividend payment date during a time in which the perpetual preferred shares are not redeemable in a subsequent fixed rate period and the Redemption Date during a time in which the perpetual preferred shares are redeemable in a subsequent fixed rate period.

Remarketing Agreement

We will enter into a remarketing agreement which provides, among other things, that the remarketing agent will use commercially reasonable efforts to remarket the perpetual preferred shares tendered or deemed tendered for purchase in the remarketing at a price of $25 per share. Under certain circumstances, some portion of the perpetual preferred shares tendered or deemed tendered in the remarketing may be purchased by the remarketing agent. See "—Remarketing Procedures." The remarketing agent is not obligated to purchase any perpetual preferred shares that would otherwise remain unsold in a remarketing. Neither we nor the remarketing agent will be obligated in any case to provide funds to make payment upon tender of perpetual preferred shares for remarketing.

The remarketing agreement provides that the remarketing agent will incur no liability to us or to any holder of the perpetual preferred shares in their individual capacity or as remarketing agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of gross negligence or willful misconduct on their part.

We have agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the remarketing agent may be required to make, arising out of or in connection with its duties under the remarketing agreement.

The remarketing agreement will also provide that the remarketing agent may resign and be discharged from its duties and obligations thereunder; provided, however, that no such resignation will become effective until we have appointed at least one nationally recognized broker-dealer as successor remarketing agent and such successor remarketing agent has entered into a remarketing agreement with us. In such case, we will use our commercially reasonable efforts to appoint a successor remarketing agent and to enter into a remarketing agreement with such person or entity as soon as reasonably practicable.

Transfer Agent, Registrar, Dividend Paying Agent and Calculation Agent

Computershare Investor Services, LLC will be the transfer agent, registrar, dividend paying agent, redemption agent and calculation agent for the perpetual preferred shares.

Listing

Scottish Re will apply for listing of the perpetual preferred shares on the NYSE under the symbol "SCTPrB." If approved for listing, Scottish Re expects trading of the perpetual preferred shares on the NYSE to commence within 30 days of •, 2005, the date of initial delivery.

Book-Entry; Delivery and Form

Each perpetual preferred share will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or any successor thereto (the "Depositary"), as depositary, and registered in the name of Cede & Co. (DTC's partnership nominee).

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC's participants ("Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Participants' accounts. This eliminates the need for physical movement of securities certificates.

"Direct Participants" in DTC include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, each of which is a subsidiary of DTCC, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC's book- entry system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants").

Purchases of the perpetual preferred shares under DTC's book-entry system must be made by or through the Participants, which will receive a credit for the perpetual preferred shares on the records of DTC. The ownership interest of each actual purchaser of the perpetual preferred shares, which we refer to as the "beneficial owner," is in turn to be recorded on the Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the Participant or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the perpetual preferred shares will be effected only through entries made on the books of Participants and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the perpetual preferred shares, except in the event that use of the book-entry system for the perpetual preferred shares is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the perpetual preferred shares.

To facilitate subsequent transfers, all perpetual preferred shares deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the perpetual preferred shares with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the perpetual preferred shares; DTC's records reflect only the identity of the Participants to whose accounts such perpetual preferred shares are credited, which may or may not be the beneficial owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

So long as DTC or its nominee is the registered owner and holder of the perpetual preferred shares, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the perpetual preferred shares represented by the perpetual preferred shares for all purposes under the indenture. Except as provided below, beneficial owners of interests in the perpetual preferred shares will not be entitled to have book-entry shares represented by the perpetual preferred shares registered in their names, will not receive or be entitled to receive physical delivery of perpetual preferred shares in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a Participant, on the procedures of the Participants through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders of perpetual preferred shares or that an owner of a beneficial interest in the perpetual preferred shares desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take the action, and the Participants would authorize beneficial owners owning through the Participants to give or to take the action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Although voting with respect to the perpetual preferred shares is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to shares, unless authorized by a Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the shares are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the perpetual preferred shares will be made to DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the perpetual preferred shares. Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in perpetual preferred shares or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC's practice is to credit the accounts of the Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants and the Indirect Participants.

Certain Tax Considerations

General

The following discussion summarizes the material Cayman Islands, Bermuda, United Kingdom, Irish and U.S. federal income tax consequences of the purchase, ownership and disposition of the perpetual preferred shares. This summary does not purport to be a complete analysis of all tax considerations that may be applicable to a decision to acquire the perpetual preferred shares. With respect to the summary of U.S. federal income tax consequences, this summary only applies to U.S. holders (defined below) who purchase perpetual preferred shares in the initial offering at their original offering price and hold the perpetual preferred shares as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

This summary does not deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules (for example, (1) banks, regulated investment companies, insurance companies, broker-dealers in securities or currencies, tax-exempt organizations or traders in securities who elect to mark to market, (2) investors holding the perpetual preferred shares, as part of a straddle, hedge, conversion transaction or other integrated investment, or (3) investors whose functional currency is not the U.S. dollar). This summary is based on current law and is for general information purposes only. Future legislative, judicial or administrative changes or interpretations could be retroactive and could affect the information, beliefs and conclusions in this discussion. There can be no assurances that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences discussed herein. The tax treatment applicable to you may vary depending on your particular tax situation or status.

In this summary, a U.S. holder refers to a U.S. person that is a beneficial owner of the perpetual preferred shares. A U.S. person is:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	any trust if

•	(a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership holds the perpetual preferred shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the perpetual preferred shares, you should consult your tax advisor.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PERPETUAL PREFERRED SHARES IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT AND APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Taxation of Scottish Re and its Subsidiaries

Cayman Islands

The following summary is based upon the advice of Maples and Calder, our Cayman Islands counsel, who has reviewed this discussion. Under current Cayman Islands law, neither Scottish Re nor any subsidiary of Scottish Re is obligated to pay any taxes in the Cayman Islands on its income or gains, including its Cayman Islands subsidiaries, The Scottish Annuity Company (Cayman) Ltd. and Scottish Annuity & Life Insurance Company (Cayman) Ltd. We received an undertaking from the Governor-in-Council of the Cayman Islands pursuant to the provisions of the Tax Concessions Law, as amended (1999 Revision), that until the year 2018 with respect to Scottish Re and Scottish Annuity & Life Insurance Company (Cayman) Ltd. and until the year 2014 with respect to The Scottish Annuity Company (Cayman) Ltd.:

•	no subsequently enacted Cayman Islands law imposing any tax on profits, income, gains or appreciation shall apply to Scottish Re or its Cayman Islands subsidiaries; and

•	no such tax and no tax in the nature of an estate duty or an inheritance tax shall be payable on any shares, debentures or other obligations of Scottish Re and its Cayman Islands subsidiaries.

The receipt of the assurance from the Governor-in-Council of the Cayman Islands is routine, pursuant to the provisions of the Tax Concessions Law (1999 Revision), which provide that the Governor may give a tax concession undertaking to any exempted company which makes an application therefore. The Governor as a matter of course will, upon application, grant such an undertaking to any exempted company.

Under current law no tax will be payable on the transfer or other disposition of the debentures or shares of Scottish Re. The Cayman Islands currently impose stamp duties on certain categories of documents; the current operations of Scottish Re and its subsidiaries do not, however, involve the payment of stamp duties in any material amount. The Cayman Islands currently impose an annual corporate fee upon all exempted companies. Currently, there is no Cayman Islands withholding tax on dividends paid by us or our Cayman Islands subsidiaries.

Bermuda

The following summary is based upon the advice of Conyers, Dill & Pearman, our Bermuda counsel, who has reviewed this discussion. Under current Bermuda law, there is no income tax or capital gains tax imposed on corporations including Scottish Re or any of its subsidiaries. Scottish Re and its Bermuda subsidiaries have received from the Bermuda Minister of Finance an assurance under The Exempted Undertakings Tax Protection Act, 1966 of Bermuda, that if there is enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to our Bermuda subsidiaries or any of their operations or their shares, debentures or other obligations, until March 28, 2016. The obtaining of a tax assurance in Bermuda is a routine matter for an exempted undertaking such as Scottish Re and its Bermuda subsidiaries. An exempt company requests the assurance and pays the requisite fee and the tax assurance is granted. This assurance does not exempt from any tax or duty any persons who are ordinarily resident in Bermuda or provide an exemption from taxation under The Land Tax Act 1967 of Bermuda or from tax otherwise payable in relation to any property leased to Scottish Re. Scottish Re has its headquarters in Bermuda and has obtained an assurance such as that described above with respect to its subsidiaries. As Bermuda exempted companies, Scottish Annuity & Life Holdings (Bermuda) Limited, Scottish Annuity & Life Insurance Company (Bermuda) Limited and Scottish Annuity & Life International Insurance Company (Bermuda), Ltd., under current rates, pay annual Bermuda government fees of BD$1,780, BD$5,610 and BD$5,610, respectively, and Scottish Annuity & Life Insurance Company (Bermuda) Limited and Scottish Annuity & Life International Insurance Company (Bermuda), Ltd. each pay annual insurance license fees of BD$7,500. As an overseas company that has obtained a permit to carry on certain business in Bermuda, Scottish Re pays an annual Bermuda government fee of BD$1,780. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are sundry other taxes, directly or indirectly, payable to the Bermuda government by us. Currently, there is no Bermuda withholding tax on dividends paid by us or our Bermuda subsidiaries.

United Kingdom

Scottish Re Holdings Limited and Scottish Re Limited, its wholly owned subsidiary, are both U.K. incorporated and U.K. tax resident companies that are liable for U.K. corporation tax on their worldwide earnings (both income profits and capital gains) whether remitted to the United Kingdom or not. The current principal rate of corporation tax is 30%, but the rate could be increased in the future. Intercompany dividends paid by Scottish Re Limited to Scottish Re Holdings Limited are not subject to corporation tax in the hands of the recipient company and the payor company is not required to make any withholding on payment of such a dividend. At the present time, the United Kingdom does not impose a withholding tax on dividends paid by U.K. resident companies to non-residents. Dividends paid by Scottish Re Holdings Limited are therefore not subject to any U.K. withholding taxes.

Ireland

Scottish Re (Dublin) Limited, our Irish reinsurance subsidiary, has received confirmation from the Office of the Minister for Enterprise, Trade and Employment that the Minister had no objection to it carrying on the business of reinsurance in Ireland. A company carrying on a trade in Ireland is required to pay Irish corporation tax on its worldwide profits and gains. The standard rate of corporation tax on trading income for the year 2005 and subsequent years is 12.5%. Under Irish domestic law a withholding tax is imposed on dividends paid by an Irish resident company to a non-resident company at the current rate of 20%, unless the recipient of the dividend is entitled to an exemption or reduced rate of withholding under an income tax treaty with Ireland or pursuant to another exemption under domestic Irish tax law. There is presently no income tax treaty between Ireland and the Cayman Islands. Dividends and interest paid by Scottish Re (Dublin) Limited to Scottish Annuity & Life Insurance Company (Cayman) Ltd., its Cayman Island parent corporation, are subject to Irish withholding tax.

United States

The following summary is based upon the advice of LeBoeuf, Lamb, Greene & MacRae LLP who has reviewed this discussion and has opined that the discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax considerations relating to Scottish Re and its subsidiaries and the U.S. federal income tax consequences of the purchase, ownership and disposition of the perpetual preferred shares to U.S. holders who purchase the perpetual preferred shares in the initial offering at their original offering price and hold the perpetual preferred shares as capital assets within the meaning of section 1221 of the Code.

LeBoeuf, Lamb, Greene & MacRae LLP has not provided any opinion, except as provided above, and does not opine as to any factual or accounting matters, determinations or conclusions such as RPII (as defined below), amounts and computations and amounts of components thereof or facts relating to the business or activities of Scottish Re or its subsidiaries. The opinion of LeBoeuf, Lamb, Greene & MacRae LLP relies upon and is premised on the accuracy of the assumptions contained herein and the factual statements and representations made by Scottish Re concerning its businesses, properties, ownership, organization, source of income and manner of operation, including any forward looking statements, beliefs, intentions or expectations with respect to such businesses or activities.

Taxation of Business Profits.    In general, under current U.S. tax rules and regulations, a non-U.S. corporation is subject to U.S. federal income tax on its taxable income that is treated as effectively connected to its conduct of a trade or business within the United States and to the U.S. branch profits tax on its effectively connected earnings and profits (with certain adjustments) that are deemed to be repatriated out of the United States. Under most U.S. income tax treaties, however, a non-U.S.

corporation is subject to U.S. federal income tax on its business profits only if it is engaged in the conduct of a trade or business in the United States through a permanent establishment located in the United States. If a non-U.S. corporation is not entitled to the benefits of an applicable treaty, the non-U.S. corporation is subject to U.S. federal income tax on its effectively connected business profits if it is engaged in the conduct of a trade or business in the United States under a general "engaged in a trade or business" test.

We believe that, based on the general U.S. trade or business test, and the activities of our companies with respect to the United States, neither Scottish Re nor our non-U.S. subsidiaries should be subject to U.S. federal income tax on their business income. It is anticipated that we will continue to operate so as not to be engaged in the conduct of a trade or business in the United States. Because none of the Code, regulations or court decisions provides definitive standards as to the specific type of activities that constitute being engaged in the conduct of a trade or business within the United States, and because the determination of whether a non-U.S. corporation is engaged in a U.S. trade or business is essentially factual in nature, it is possible that the IRS could contend successfully that we are engaged in a trade or business in the United States. If Scottish Re, or any of its non-U.S. subsidiaries (other than Scottish Annuity & Life International Insurance Company (Bermuda), Ltd. and Scottish Re Life (Bermuda) Limited, which have elected to be taxed as U.S. corporations), was deemed to be so engaged, that entity would be subject to U.S. federal income tax, as well as the branch profits tax, on certain of its income (including a minimum amount of effectively connected net investment income) unless the entity is entitled to relief under the permanent establishment provision of an applicable income tax treaty.

The United States has entered into a treaty with Bermuda relating to the taxation of insurance enterprises. Also in force are income tax treaties between the United States and Ireland and between the United States and the United Kingdom. Under each of these treaties, business profits earned by a company (an insurance company in the case of the Bermuda treaty) that is entitled to the benefits of the applicable treaty may be taxed in the United States only if such profits are attributable to the conduct of a trade or business carried on through a permanent establishment in the United States. A permanent establishment within the United States generally is defined for these purposes to include a branch, office or other fixed place of business in the United States through which the business of the enterprise is carried on, or an agent (other than an agent of independent status acting in the ordinary course of its business) that has, and habitually exercises in the United States, authority to conclude contracts in the name of the enterprise, and may include, in the case of Bermuda, the furnishing of services including consultancy, management, technical and supervisory services by an enterprise of insurance through employees or other persons within the United States.

An insurance enterprise resident in Bermuda will be entitled to the benefits of the income tax treaty between the United States and Bermuda which we refer to as the Bermuda treaty only if: (i) more than 50% of its equity is beneficially owned, directly or indirectly, by individual Bermuda residents or U.S. citizens or residents; and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. Whether Scottish Re's Bermuda subsidiaries will be entitled to relief under the permanent establishment provisions of the Bermuda treaty upon completion of or after this offering is uncertain as we cannot predict whether Scottish Re would satisfy the two requirements, described above, under the Bermuda treaty. Further, no regulations interpreting the Bermuda treaty have been issued. Accordingly, Scottish Re and its Bermuda subsidiaries anticipate that they will continue to operate so that neither Scottish Re nor its Bermuda subsidiaries should be treated as engaged in the conduct of a trade or business in the United States.

A company that is resident in Ireland will be entitled to the benefits of the income tax treaty between the United States and Ireland which we refer to as the Irish treaty if: (i) at least 50% of the aggregate vote and value of its shares is owned directly or indirectly by "qualified persons" (including without limitation individuals that are U.S. or Irish residents as defined under the Irish treaty, U.S. or Irish resident companies or certain other entities provided the principal class of their shares or units are substantially and regularly traded on one or more recognized stock exchanges) or U.S. residents or citizens and 50% or less of its gross income for the relevant taxable period is paid or accrued directly or indirectly to persons who are not qualified persons or U.S. residents or citizens in the form of payments that are deductible for Irish income tax purposes (excluding arm's length payments in the ordinary course of business for services or tangible property); or (ii) with respect to an item of income derived from sources in the United States, the company is engaged in the active conduct of a trade or business in Ireland and such item of income is connected with or incidental to its trade or business in Ireland. We believe that because (i) Scottish Re (Dublin) Limited should be engaged in the active conduct of a trade or business in Ireland and any income derived from sources in the United States should be connected with or incidental to Scottish Re (Dublin) Limited's Irish trade or business, and, alternatively, (ii) if Scottish Re is characterized as ultimately owned more than 50% by qualified persons under the Irish treaty or U.S. citizens or residents then because Scottish Re indirectly owns 100% of Scottish Re (Dublin) Limited and less than 50% of the gross income of Scottish Re (Dublin) Limited should be characterized as paid or accrued in the form of payments that are deductible for Irish income tax purposes (excluding arm's length payments in the ordinary course of business for services or tangible property) to persons who are not qualified persons or U.S. residents or citizens, Scottish Re (Dublin) Limited should be entitled to the benefits of the Irish treaty and, as such, is subject to U.S. federal income tax on its business profits only if such profits are attributable to the conduct of a trade or business carried on through a permanent establishment in the United States. At present, we believe that Scottish Re (Dublin) Limited should not be characterized as having a permanent establishment within the United States, and therefore its business profits should not be subject to U.S. federal income tax. It is possible that the IRS may not agree with our interpretation of the Irish treaty.

A company that is resident in the United Kingdom will be entitled to the benefits of the income tax treaty between the United States and the United Kingdom which we refer to as the U.K. Treaty if: (i) on at least half of the days of the taxable or chargeable period, at least 50% of the aggregate vote and value of its shares is owned directly or indirectly by certain types of qualified persons under the U.K. treaty (including without limitation U.S. or U.K. residents that are individuals, U.S. citizens, U.S. or U.K. resident companies or entities other than companies if the principal class of the shares or units of such companies or entities are listed or admitted to dealings on a recognized stock exchange and are regularly traded on one or more recognized stock exchanges) and (ii) less than 50% of its gross income for the relevant taxable or chargeable period is paid or accrued directly or indirectly to persons who are not U.S. or U.K. residents in the form of payments that are deductible for U.K. income tax purposes (excluding arm's length payments in the ordinary course of business for services or tangible property). In addition, under the U.K. treaty, items of income, profit or gain derived from the United States will not be subject to tax in the United States if the U.K. resident corporation is engaged in the active conduct of a trade or business in the United Kingdom, and such items of income, profit or gain are derived in connection with, or is incidental to, the corporation's U.K. trade or business. We believe that because (i) Scottish Re Limited should be engaged in the active conduct of a trade or business in the United Kingdom and any income derived from sources in the United States should be connected with or incidental to Scottish Re Limited's U.K. trade or business, and, alternatively, (ii) if 50% or more of Scottish Re is characterized as ultimately owned by certain qualified persons under the U.K. treaty then because Scottish Re indirectly owns 100% of Scottish Re Limited and less than 50% of the gross income of Scottish Re Limited should be characterized as paid or accrued in the form of payments that are deductible for U.K. income tax purposes (excluding arm's length payments in the ordinary course of business for services or tangible property) to persons who are not U.S. or U.K. residents under the U.K. treaty, Scottish Re Limited should be entitled to the benefits of the U.K. treaty and, as such, is subject to U.S. federal income tax on its business profits only if such profits are attributable to the conduct of a trade or business carried on through a permanent establishment in the United States. At present, we believe that Scottish Re Limited should not be characterized as having a permanent establishment within the United States, and therefore its business profits should not be subject to United States federal income tax. It is possible that the IRS may not agree with our interpretation of the U.K. treaty.

If Scottish Re, or any of its non-U.S. subsidiaries is subject to U.S. federal income tax, that entity would be taxed at regular corporate rates on all of its income that is effectively connected with the conduct of its U.S. business. In addition, unless exempted by treaty, Scottish Re and its non-U.S. subsidiaries would be subject to the "branch profits" tax. A non-U.S. corporation can anticipate an allowance of deductions and credits only if it files a U.S. income tax return. Penalties may be assessed for failure to file tax returns. Scottish Re and its non-U.S. subsidiaries have filed protective U.S. income tax returns on a timely basis in order to preserve its right to claim tax deductions and credits if any such company is subsequently determined to be subject to U.S. federal income tax.

U.S. Withholding tax on U.S. Source Income.    Non-U.S. corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax on certain fixed or determinable annual or periodical gains, profits and income (such as dividends and certain interest on investments) derived from sources within the United States. Such tax generally is imposed by withholding at a rate of 30% (unless a treaty provides for a lower rate) on the gross income subject to the tax. Such tax is eliminated, however, with respect to certain types of income, including interest that qualifies as "portfolio" interest paid with respect to certain qualifying debt instruments. If non-U.S. corporations are engaged in the conduct of a U.S. trade or business, the 30% (or a lower treaty rate) withholding tax is applicable, but only with respect to their above-described U.S. source income that is not effectively connected with such trade or business. The Irish treaty and the U.K. treaty each (i) reduce the 30% withholding tax applicable to dividends to 5%, if the recipient is a corporation that controls directly or indirectly at least 10% of the voting power of the payor corporation, and 15% in all other cases, and (ii) eliminate the withholding tax applicable to interest.

U.S. Federal Excise Tax on Insurance and Reinsurance Premiums.    The United States also imposes an excise tax on insurance and reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to risks to the life or health of citizens or residents of the United States. The rates of excise tax applicable to such premiums are 4% for direct casualty insurance and indemnity bonds and 1% for reinsurance premiums and direct insurance of life, sickness and accident policies and annuity contracts. Certain income tax treaties including the Irish treaty and the U.K. treaty contain exemptions from the federal excise tax on insurance and reinsurance premiums.

The Irish treaty contains a "qualified" exemption from the federal excise tax on insurance and reinsurance premiums because the premiums are only exempt from such tax provided that the covered risks are not subsequently reinsured with a non-U.S. reinsurer that is not entitled to an excise tax exemption. At present, we believe Scottish Re (Dublin) Limited is entitled to the benefits of the Irish treaty and it is intended that Scottish Re (Dublin) Limited will enter into a closing agreement with the IRS in order to establish that such company is entitled to the federal excise tax exemption under the Irish treaty. As such, premiums otherwise subject to the federal excise tax paid to Scottish Re (Dublin) Limited would be exempt from such tax under the Irish treaty unless the covered risks are subsequently reinsured with a non-U.S. reinsurer that is not entitled to a federal excise tax exemption. It is possible that the IRS could disagree with this position or fail to enter into such a closing agreement.

The U.K. treaty contains a "qualified" exemption from the federal excise tax on insurance and reinsurance premiums because the premiums are exempt from such tax provided that the subject policies are not entered into as part of a conduit arrangement. A conduit arrangement means a transaction or series of transactions that is structured in such a way that all or substantially all of the premiums received by the U.K. resident company that is entitled to the benefits of the U.K. treaty are paid, directly or indirectly, to another person that is not entitled to the benefits of the U.K. treaty or a treaty with equivalent or more favorable benefits, and that has as its main purpose, or one of its main purposes, the obtaining of the increased benefits of the U.K. treaty. At present, we expect that Scottish Re Limited should be entitled to the benefits of the U.K. treaty and it is intended that Scottish Re Limited will enter into a closing agreement with the IRS in order to establish that such company is entitled to the federal excise tax exemption under the U.K. treaty. As such, premiums otherwise subject to the federal excise tax paid to Scottish Re Limited would be exempt from such tax under the U.K. treaty unless the subject policies are entered into as part of a conduit arrangement. It is possible that the IRS could disagree with this position or fail to enter into such a closing agreement.

Life insurance, annuity or reinsurance premiums paid to our non-U.S. subsidiaries located in Bermuda or the Cayman Islands will be subject to the l% federal excise tax. Although payment of the tax is generally the responsibility of the person who pays the premium to our non-U.S. subsidiaries, under the Code and recent regulations, in the event that the tax is not paid by the purchaser of the insurance, our non-U.S. subsidiaries would be liable for the tax. In addition, the IRS has taken the position that when a foreign insurer or reinsurer cedes U.S. risks to a foreign reinsurer that is not eligible for the excise tax exemption under an applicable treaty, an additional excise tax may be imposed.

U.S. Subsidiaries.    Scottish Re currently owns indirectly five U.S. corporations, Scottish Holdings, Inc., Scottish Re (U.S.), Inc., Orkney Re, Inc., Scottish Re Life Corporation and Scottish Re Capital Markets, Inc., and two Bermuda companies, Scottish Annuity & Life International Insurance Company (Bermuda), Ltd. and Scottish Re Life (Bermuda) Limited, both of which have made an election under section 953(d) of the Code to be taxed as a U.S. corporation. All of these companies are subject to U.S. tax on their net worldwide income and gains at the rates generally applicable to corporations and are not subject to the "branch profits" tax (although U.S. withholding tax may be imposed on certain payments made to a non-U.S. person). U.S. source income received by such companies is not subject to U.S. withholding tax; rather such income is taxed as described in the preceding sentence. Premiums paid to each of these companies are not subject to the U.S. federal excise tax on insurance and reinsurance premiums.

Taxation of Holders of Perpetual Preferred Shares

Cayman Islands

Currently, there is no Cayman Islands withholding tax or other tax payable with respect to dividends or proceeds from the sale of the perpetual preferred shares received by or paid to holders of the perpetual preferred shares.

Bermuda

Currently, there is no Bermuda withholding tax or other tax payable with respect to dividends or proceeds from the sale of the perpetual preferred shares received by or paid to holders of the perpetual preferred shares.

United States – Taxation of U.S. Holders

Taxation of Distributions.    Subject to the discussion below relating to the potential application of the controlled foreign corporation, related person insurance income and passive foreign investment company rules, cash distributions made with respect to our perpetual preferred shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits. U.S. holders generally will be subject to U.S. federal income tax on the receipt of such dividends, and dividends received by U.S. holders that are corporations generally will not be eligible for a dividends received deduction. Dividends paid by us before January 1, 2009 to U.S. holders of perpetual preferred shares that are individuals may be eligible for a reduced rate of tax of up to a maximum marginal rate of 15% with respect to shares of Scottish Re that are treated as readily tradable on an established securities market in the United States. Whether a dividend paid by Scottish Re is eligible for the reduced rate of tax is also dependent on certain factors including the length of time the U.S. holder has held our perpetual preferred shares, and whether the dividend has been taken into account in determining the U.S. holder's net investment income under Section 163(d)(4)(B) of the Code. We believe our perpetual preferred shares should be treated as readily tradable on an established securities market in the United States. U.S. holders are urged to consult their tax advisors concerning the eligibility of dividends paid with respect to our perpetual preferred shares for the reduced rate of tax. To the extent that a distribution exceeds current and accumulated earnings and profits, it will be treated first as a return of the U.S. holder's basis to the extent of such basis, and then as gain from the sale of a capital asset. For a further discussion of the tax consequences resulting from a sale of our perpetual preferred shares, please see the discussion below under "Sales, Exchanges or Other Taxable Dispositions of Perpetual Preferred Shares."

Sales, Exchanges or Other Taxable Dispositions of Perpetual Preferred Shares.    Subject to the discussion below relating to the potential application of Section 1248 of the Code and the passive foreign investment company rules, and except as provided below under "Redemption of Perpetual Preferred Shares", a U.S. holder will generally recognize capital gain or loss on a sale, exchange or other taxable disposition of our perpetual preferred shares equal to the difference between the amount realized upon the sale or exchange and the U.S. holder's tax basis in the shares sold or exchanged. Selling expenses incurred by such U.S. holder will reduce the amount of gain or increase the amount of loss recognized by such U.S. holder upon a taxable disposition of the perpetual preferred shares. Such gain or loss generally will be capital gain or loss and will generally be long-term capital gain or loss if the U.S. holder held the perpetual preferred shares for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Redemption of Perpetual Preferred Shares.    A redemption of the perpetual preferred shares will be treated under Section 302 of the Code as a dividend if Scottish Re has sufficient earnings and profits, as described above under "—Taxation of Distributions", unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange. For a discussion of the tax consequences resulting from sale or exchange treatment, see the discussion above under "—Sales, Exchanges or Other Taxable Dispositions of Perpetual Preferred Shares." Under the relevant Code Section 302(b) tests, the redemption should be treated as a sale or exchange only if it (1) is "substantially disproportionate", (2) constitutes a "complete termination of the holder's stock interest" in Scottish Re or (3) is "not essentially equivalent to a dividend." In determining whether any of these tests are met, shares considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. It may be more difficult for a U.S. holder who owns, actually or constructively by operation of the attribution rules, any of our voting stock to satisfy any of the above requirements. Conversely, the redemption of our perpetual preferred shares from a U.S. holder who does not own any of our voting stock (either actually or constructively) should be treated as a taxable sale of the perpetual preferred shares. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to a particular U.S. holder of the perpetual preferred shares will depend on the facts and circumstances as of the time the determination is made, U.S. holders are advised to consult their own tax advisors to determine their tax treatment in light of their own particular investment circumstances.

Other.    Except as discussed below under "Information Reporting and Backup Withholding" with respect to backup withholding, dividends paid by Scottish Re should not be subject to U.S. withholding tax.

Controlled Foreign Corporations.    U.S. 10% holders that own, directly or indirectly through a non-U.S. entity, shares of a non-U.S. corporation that is a controlled foreign corporation, which we refer to as a "CFC", for an uninterrupted period of 30 days or more during any taxable year, are required to include in their gross income for U.S. federal income tax purposes their pro rata share of the CFC's subpart F income (as defined below) for such year regardless of whether such income has actually been distributed. This income inclusion is generally applicable to U.S. 10% holders having direct or indirect ownership on the last day of the taxable year of the CFC. In addition, U.S. 10% holders of a CFC may be deemed to receive taxable distributions to the extent the CFC increases the amount of its earnings that are invested in certain specified types of U.S. property. All of Scottish Re's income is expected to be subpart F income. In addition, Scottish Re's non-U.S. insurance subsidiaries are expected to receive certain insurance income, which we refer to as subpart F insurance income. Subpart F insurance income is any underwriting and investment income that is attributable to the issuing (or reinsuring) of any insurance or annuity contract, and that (subject to certain modifications) would be taxed under the insurance company provisions of the Code if such income were the income of a U.S. insurance company.

For purposes of determining whether a corporation is a "CFC", a U.S. 10% holder is any U.S. person who owns, directly or indirectly through non-U.S. entities, or is considered to own (generally through attributions from family members, partnerships, estates, trusts or 10% controlled corporations)

10% or more of the total combined voting power of all classes of stock of a non-U.S. corporation. In general, a non-U.S. corporation is treated as a CFC only if its U.S. 10% holders collectively own more than 50% of the total combined voting power or total value of the corporation's stock on any day. For purposes of taking into account subpart F insurance income, however, a non-U.S. corporation, such as our non-U.S. insurance subsidiaries, generally will be treated as a CFC if more than 25% of the total combined voting power or total value of its stock is owned by U.S. 10% holders and the gross amount of premiums or other consideration in respect of the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks.

In determining the U.S. 10% holders of Scottish Re or any of its non-U.S. subsidiaries, stock of Scottish Re or any of its subsidiaries that is held constructively or indirectly by U.S. persons through Scottish Re or any other non-U.S. entity is treated as held by such U.S. persons. A U.S. person will be treated as owning indirectly a proportion of the stock of Scottish Re's subsidiaries corresponding to the ratio that the shares owned by such person bears to the value of all the capital stock of Scottish Re.

At the present time, our largest aggregate shareholder, the Cypress Entities, own collectively approximately 20.55% (and are permitted to own up to 24.9%) of our ordinary shares. Scottish Re's articles of association prohibit the issuance or, in certain circumstances, the transfer of any shares that result in a person (together with any persons whose stock would be attributable to such person under Code section 958 or Section 13(d) of the Exchange Act) holding 10% or more (or in excess of 24.9% in the case of the Cypress Entities) of any class of our shares issued and outstanding. Scottish Re's articles of association also provide that if our board of directors has reason to believe that the issuance or transfer of any shares may result in:

•	a person (together with any persons whose stock would be attributable to such shareholder under Code section 958 or Section 13(d) of the Exchange Act) holding 10% or more (or in excess of 24.9% in the case of the Cypress Entities) of any class of our shares issued and outstanding; or

•	any adverse tax, regulatory or legal consequence to Scottish Re, any subsidiary of its subsidiaries or any other shareholder,

then, Scottish Re's board of directors may, in their absolute and unfettered discretion, decline to issue or, in certain circumstances, register the transfer of any such shares. In addition, Scottish Re has the option, but not the obligation, to sell a shareholder's shares, without the consent of the shareholder, to the extent our board of directors determines it is necessary or advisable to avoid or cure any adverse or potential adverse tax, regulatory or legal consequences.

Scottish Re's articles of association provide that the direct and indirect voting power of each shareholder will be limited so that no person holds more than 9.9% (24.9% in the case of the Cypress Entities) of the total combined voting power of all classes of our shares. Because of the attribution provisions of the Code and the rules of the SEC regarding determination of beneficial ownership, this requirement may have the effect of reducing the voting rights of a shareholder whether or not such shareholder directly holds of record more than 9.9% of the voting shares of Scottish Re. In addition, the Cypress Entities have entered into a stockholder agreement with Scottish Re pursuant to which the Cypress Entities have agreed on behalf of itself and its affiliates not to acquire beneficial ownership in more than 24.9% of the shares of Scottish Re. Further, our board of directors has the authority to request from any shareholder certain information for the purpose of determining whether such shareholder's voting rights are to be reduced. Failure to respond to such a notice, or submitting incomplete or inaccurate information, gives our board of directors discretion to disregard all votes attached to such shareholder's shares.

We believe that we should not be treated as a CFC for the year ending December 31, 2004 and, although no assurances can be given, we do not expect to be a CFC in the foreseeable future. In addition, although not free from doubt, we believe, based upon information made available to us regarding our existing shareholder base, that the dispersion of our share ownership (other than with respect to the Cypress Entities) and the provisions of our articles of association restricting transfer, issuance and voting power of our shares should prevent any person (other than certain potential U.S. affiliates of the Cypress Entities) from becoming a U.S. 10% holder of Scottish Re and/or its non-U.S. subsidiaries, although some of these provisions have not been directly passed on by the IRS, or by any court, in this context. There can be no assurance that if a U.S. person were to become a U.S. 10% holder of Scottish Re and/or its non-U.S. subsidiaries in the future that the share ownership of such person, together with that of other U.S. 10% holders, would not cause Scottish Re and/or its non-U.S. subsidiaries to be treated as CFCs and that such U.S. 10% holder would have to include in gross income its pro-rata share of the subpart F income of Scottish Re and/or its non-U.S. subsidiaries, taking into account any differences existing with respect to the distribution rights applicable to the different classes of shares.

RPII Companies.    A different definition of CFC is applicable in the case of a non-U.S. corporation which earns related person insurance income or "RPII." RPII is any subpart F insurance income attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured or reinsured is a RPII shareholder (as defined below) of the non-U.S. corporation or a related person (as defined below) to such a shareholder. For purposes only of taking into account RPII, and subject to the exceptions described below, our non-U.S. insurance subsidiaries will be treated as CFCs if RPII shareholders (as defined below) collectively own (directly, indirectly through non-U.S. entities or constructively) 25% or more of the total combined voting power or value of such entities' stock (taking into account the relative voting power and value of different classes of stock) on any day during a taxable year.

If any of our non-U.S. insurance subsidiaries is a CFC for an uninterrupted period of at least 30 days during any taxable year under the special RPII rules, a U.S. person who owns, directly or indirectly through non-U.S. entities, shares of such entity on the last day of any such taxable year must include in its gross income for U.S. federal income tax purposes its allocable share of RPII of such entity for the portion of the taxable year during which any such non-U.S. insurance subsidiary was a CFC under the RPII provisions, subject to certain modifications and the exceptions below. For purposes of inclusion of RPII in the income of U.S. persons who own perpetual preferred shares, unless an exception applies, a "RPII shareholder" is a U.S. person who owns, directly or indirectly through non-U.S. entities, any amount (rather than 10% or more) of our shares. Generally, for purposes of the RPII rules, a related person is someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by beneficial equity ownership of either more than 50% in value or more than 50% in voting power after applying certain constructive ownership rules.

"RPII Exceptions." The special RPII rules do not apply if:

•	direct and indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated at all times during the taxable year as owning, directly or indirectly through entities, less than 20% of the voting power and less than 20% of the value of the stock of Scottish Re and any of its non-U.S. insurance subsidiaries (the "20% RPII ownership exception");

•	the RPII of any of our non-U.S. insurance subsidiaries, determined on a gross basis, is less than 20% of such subsidiary's gross insurance income for such taxable year (the "20% RPII gross income exception");

•	Our non-U.S. insurance subsidiaries elect to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business and to waive all treaty benefits with respect to RPII; or

•	Our non-U.S. insurance subsidiaries elect to be treated as U.S. corporations.

When no exception applies, each U.S. person who owns directly or indirectly shares of Scottish Re or its non-U.S. insurance subsidiaries on the last day of such entities' taxable year will be required to include in gross income for U.S. federal income tax purposes its pro-rata share of RPII for the portion of the taxable year during which any such non-U.S. insurance subsidiary was a CFC under the

RPII provisions, taking into account any differences existing with respect to the distribution rights applicable to different classes of shares. The amount includible will be determined as if all RPII were distributed proportionately only to such U.S. persons at that date, but limited by our non-U.S. insurance subsidiaries' current-year earnings and profits, and reduced by the U.S. person's share, if any, of certain prior-year deficits in earnings and profits.

We do not believe that any of our non-U.S. insurance subsidiaries will be considered a CFC under the RPII rules. At present, we believe that each of our non-U.S. insurance subsidiaries should satisfy the 20% RPII ownership exception described above because the direct or indirect ownership of the shares of Scottish Re or any of its non-U.S. insurance subsidiaries by any shareholders that are direct or indirect insureds of any of our non-U.S. insurance subsidiaries (or any person related to such insureds) should be characterized as less than 20% of the voting power or value of Scottish Re or any of its non-U.S. insurance subsidiaries. Even if the 20% RPII ownership exception described above is not met, we do not believe that the 20% gross insurance income threshold should be met, and we do not expect to meet such threshold in the future. If the 20% RPII ownership exception described above is met or RPII is less than 20% of gross insurance income, U.S. shareholders should not be required to include RPII in their taxable income. We cannot assure you, however, that this is or will continue to be the case. Consequently, we cannot assure you that a person who is a direct or indirect U.S. shareholder will not be required to include amounts in its income in respect of RPII in any taxable year.

"Computation of RPII." In order to determine how much RPII any of our non-U.S. insurance subsidiaries has earned in each fiscal year, Scottish Re or any of its non-U.S. insurance subsidiaries may obtain and rely upon information from our insureds to determine whether any such insureds or persons related to such insureds own shares of Scottish Re or any of its non-U.S. insurance subsidiaries and are U.S. persons. For any year in which (i) the 20% RPII ownership exception described above does not apply and (ii) any of our non-U.S. insurance subsidiaries' gross RPII is 20% or more of such non-U.S. insurance subsidiary's gross insurance income for the year, Scottish Re or any of its non-U.S. insurance subsidiaries may also seek information from our shareholders as to whether beneficial owners of our shares at the end of the year are U.S. persons so that the RPII may be determined and apportioned among such persons; to the extent Scottish Re or any of its non-U.S. insurance subsidiaries is unable to determine whether a beneficial owner of shares is a U.S. person, Scottish Re or any of its non-U.S. insurance subsidiaries may assume that such owner is not a U.S. person, thereby increasing the per share RPII amount for all direct or indirect U.S. holders. The amount of RPII includible in the income of a direct or indirect U.S. holder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

"Apportionment of RPII to U.S. holders." In the event that (i) the 20% RPII ownership exception described above does not apply and (ii) any of our non-U.S. insurance subsidiaries' gross insurance income constituting RPII for any fiscal year equals or exceeds 20% of such non-U.S. insurance subsidiary's gross insurance income, every U.S. person who owns our shares on the last day of such year should expect that for such year it will be required to include in gross income its pro-rata share of our non-U.S. insurance subsidiaries' RPII for the portion of the taxable year during which any such non-U.S. insurance subsidiary was a CFC under the RPII provisions, taking into account any differences existing with respect to the distribution rights applicable to different classes of shares, whether or not the RPII is distributed and even though it may not have owned the shares throughout such period. A U.S. person who owns (directly or indirectly through non-U.S. entities) our shares during such fiscal year but not on the last day of the fiscal year is not required to include in gross income any part of our non-U.S. insurance subsidiaries' RPII.

"Uncertainty as to Application of RPII." The RPII provisions of the Code have never been interpreted by the courts. Regulations interpreting the RPII provisions of the Code exist only in proposed form, having been proposed in 1991. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made to such regulations or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the

RPII provisions and the application thereof to Scottish Re or any of its non-U.S. subsidiaries is uncertain. These provisions include the grant of authority to the U.S. Treasury Department to prescribe "such regulations as may be necessary to carry out the purposes of this subsection, including ... regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." In addition, we cannot assure you that any amounts of RPII inclusions reported by us to direct or indirect U.S. holders will not be subject to adjustment based upon subsequent IRS examination. All U.S. persons who are considering an investment in our perpetual preferred shares should consult their tax advisors as to the effects of these uncertainties.

Basis Adjustments.    A U.S. holder's tax basis in its perpetual preferred shares will be increased by the amount of any CFC income including RPII that the U.S. holder includes in income. Upon actual distribution of amounts previously included in income under the CFC and RPII rules, the U.S. holder's tax basis in its perpetual preferred shares will be reduced by the amount of such distributions. In general, a current U.S. holder will not be able to exclude from income distributions of RPII that a prior U.S. holder included in income.

Tax-Exempt Shareholders.    Under Code section 512(b)(17), a tax-exempt entity that owns, directly or indirectly through a non-U.S. entity, shares of Scottish Re or any of its non-U.S. subsidiaries is required to treat as unrelated business taxable income or UBTI the portion of any deemed distribution to such shareholder of Subpart F insurance income including RPII if such insurance income would be treated as UBTI if derived directly by such tax-exempt shareholder.

Prospective investors that are tax-exempt entities are urged to consult their tax advisors as to the potential impact of Code section 512(b)(17) and the UBTI provisions of the Code.

Information Reporting.    Every U.S. person who "controls" a non-U.S. corporation by owning directly or indirectly more than 50% of the total combined voting power of all classes of stock entitled to vote, or more than 50% of the total value of shares of all classes of stock, of such corporation, for an uninterrupted period of 30 days or more during a taxable year of that non-U.S. corporation, must file a Form 5471 with its U.S. income tax return. In addition, under certain circumstances, U.S. persons treated as U.S. 10% holders or RPII shareholders of a CFC that own shares directly or indirectly through a non-U.S. entity are also required to file a Form 5471. Thus, if any of our non-U.S. subsidiaries' gross RPII for a taxable year constitutes 20% or more of such corporation's gross insurance income for such period (and the 20% RPII ownership exception described above does not apply), any U.S. person treated as owning any shares of such corporation directly or indirectly on the last day of such taxable year will be subject to the RPII rules, and will be required to file a Form 5471. In addition, U.S. persons who own directly or indirectly 10% or more in value of the outstanding shares of Scottish Re or its non-U.S. subsidiaries at any time during a taxable year are required in certain circumstances, including possibly the disposition of shares, to file Form 5471 even if none of the corporations is a CFC. For any taxable year we determine that Scottish Re or any of its non-U.S. subsidiaries does not meet either of the first two RPII exceptions (i.e., the 20% RPII gross income and 20% RPII ownership exceptions) described above, we intend to mail to all shareholders of record, and will make available to the transfer agent with respect to our perpetual preferred shares, Form 5471 (completed with company information) for attachment to the returns of shareholders. Our determination of the amount of Scottish Re's or any of its non-U.S. subsidiaries' gross RPII for a given taxable year may not, however, be accurate because of our inability to gather the information necessary to make such determination. A tax-exempt organization that is treated as a U.S. 10% holder or a RPII shareholder under subpart F will be required to file a Form 5471 in the circumstances described above. Failure to file Form 5471 may result in penalties. U.S. holders should consult their tax advisors regarding the applicability of the foregoing information reporting requirements to their particular situations.

Passive Foreign Investment Companies.    In general, a non-U.S. corporation will be a passive foreign investment company, or "PFIC," in any taxable year in which either:

•	75% or more of its gross income constitutes "passive income"; or

•	on average 50% or more of its assets produce, or are held for the production of, passive income.

Were Scottish Re to be characterized as a PFIC, a U.S. holder of perpetual preferred shares would be subject to certain adverse federal income tax consequences, unless a "QEF election" or "mark-to- market" election (each as described below) is made. If Scottish Re is determined to be a PFIC, U.S. holders generally will be subject to a special tax and an interest charge at the time of the sale of, or receipt of an "excess distribution" with respect to, their perpetual preferred shares and a portion of any gain on the disposition of their perpetual preferred shares may be recharacterized as ordinary income. Such U.S. holder is treated as receiving an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to our perpetual preferred shares, as the case may be, during the three preceding taxable years (or shorter period during which the taxpayer held our perpetual preferred shares). In general, the special tax and interest charges are based on the value of the tax deferral of the taxes that are deemed due during the period the U.S. holder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions throughout the U.S. holder's period of ownership at the highest marginal tax rate. The interest charge is computed using the applicable rate imposed on underpayments of U.S. federal income tax for such period. In general, if a U.S. person owns stock in a non-U.S. corporation during any taxable year in which such corporation is a PFIC, the stock will generally be treated as stock in a PFIC for all subsequent years. In addition, a distribution paid by Scottish Re to U.S. holders that are individuals that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for a reduced rate of tax under recently enacted legislation with respect to dividends paid before 2009. A U.S. person that directly or indirectly owns stock of a PFIC is treated as owning a proportionate amount by value of any stock owned by that PFIC. If the PFIC owns shares in another PFIC, the excess distribution rules apply separately to the U.S. person with respect to its interest in such lower-tier PFIC on an indirect basis. Accordingly, if Scottish Re is a PFIC, Scottish Re's non-U.S. subsidiaries (other than Scottish Annuity & Life International Insurance Company (Bermuda), Ltd. and Scottish Re Life (Bermuda) Limited which have elected to be taxed as U.S. corporations) may be treated as lower-tier PFICs to the extent such subsidiaries meet either the passive income or passive asset tests described herein and U.S. holders of Scottish Re will be treated as indirect holders of the shares of such subsidiaries.

If Scottish Re is treated as a PFIC in any taxable year, it may be possible for U.S. persons who own our perpetual preferred shares to mitigate certain of the negative tax consequences to them under the PFIC rules. In particular, under certain limited circumstances, a U.S. person may be able to:

•	make a timely qualified electing fund election, which we refer to as a QEF election, with respect to its shareholdings;

•	avail itself of a protective QEF election with respect to our perpetual preferred shares it owns; or

•	make a mark-to-market election with respect to the first taxable year Scottish Re and any of its subsidiaries are considered PFICs during its holding period with respect to our perpetual preferred shares.

The availability of these elections is uncertain as a matter of law and in certain cases requires that we provide certain information. We cannot assure you that such information will be made available to persons who own our perpetual preferred shares.

For purposes of the PFIC rules, "passive income" generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business." This insurance company exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income. Thus, to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business, it may be treated as passive income for purposes of the PFIC rules. The PFIC statutory provisions also contain a look-through rule that states that, for purposes of determining whether a non-U.S. corporation is a PFIC, such non-U.S. corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% of the value of the stock. Under the look-through rule, Scottish Re would be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its subsidiaries for purposes of the two PFIC tests (i.e., the 75% income and 50% asset tests) described above. Scottish Re, operating through its insurance subsidiaries, expects to engage predominantly in traditional insurance and reinsurance activities that involve substantial transfer of insurance or annuity risks and Scottish Re's non-insurance non-U.S. subsidiaries are expected to have de minimis passive income and assets when compared to Scottish Re's overall income and assets. In addition, we do not expect to have financial reserves in excess of the reasonable needs of our insurance and reinsurance business. Accordingly, Scottish Re's and its subsidiaries' income or assets should have de minimis passive income or assets. Although we intend to operate in such a manner such that we will not engage in certain nontraditional insurance or reinsurance activities that do not involve a sufficient amount of risk transfer, were we to do so, the insurance company exception may not apply and Scottish Re or certain of its non-U.S. subsidiaries could be characterized as PFICs. Additionally, the maintenance of financial reserves in excess of the reasonable needs of our insurance business and a failure to qualify for the insurance company exception in any other way could cause Scottish Re or certain of its subsidiaries to be characterized as PFICs. However, as we expect that our non-U.S. subsidiaries should have de minimis passive income and assets, Scottish Re should not be considered a PFIC.

No final regulations interpreting the substantive PFIC provisions have been issued, however, and thus substantial uncertainty exists with respect to their application or their possible retroactivity. In addition, we may experience unanticipated changes in our operations resulting from business or market contingencies that may cause us to fail to qualify under the insurance company exception. Accordingly, U.S. holders of perpetual preferred shares may wish to consider filing a protective statement for each of Scottish Re and its non-U.S. subsidiaries for the first taxable year during which any equity interest in Scottish Re is acquired to preserve their ability to make retroactive QEF elections in the event Scottish Re and one or more of its non-U.S. subsidiaries were to be treated as PFICs. All U.S. persons who are considering an investment in our perpetual preferred shares should consult their tax advisors as to the effects of these rules and the desirability of filing a protective statement.

Dispositions of Perpetual Preferred Shares.    Under Section 1248 of the Code, any gain from the sale or exchange by a U.S. holder, which was a U.S. 10% holder at any time during the five-year period ending on the date of disposition when the corporation was a CFC, of shares may be treated as a dividend to the extent of the CFC's earnings and profits during the period that the shareholder held the shares (with certain adjustments). Section 953(c)(7) of the Code generally provides that Section 1248 of the Code also will apply to the sale or exchange of shares by a U.S. person in a non-U.S. corporation that earns RPII and is characterized as a CFC under the RPII rules if the non-U.S. corporation would be taxed as an insurance company if it were a U.S. corporation. The dividend treatment applies to a U.S. person subject to the RPII rules regardless of whether the U.S. person is a U.S. 10% holder or whether the CFC meets either one of the first two RPII exceptions described above (i.e., the 20% RPII ownership exception and the 20% RPII gross income exception). Existing regulations do not specifically address whether Section 1248 of the Code would apply when a non-U.S. corporation (such as Scottish Re) is not a CFC under the RPII rules but the non-U.S. corporation has an insurance company subsidiary (such as Scottish Re Limited) that is a CFC for purposes of requiring U.S. holders to take into account RPII.

We believe that Section 1248 of the Code should not apply to dispositions of our perpetual preferred shares because we are not directly engaged in the insurance business and do not intend to directly engage in the insurance business and because proposed U.S. Treasury regulations applicable to this situation appear to apply only to sales of shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the proposed regulations under Section 1248 of the Code in this manner or that the Treasury Department will not amend the proposed regulations under Section 1248 of the Code or other regulations to provide that Section 1248 of the Code will apply to dispositions of shares in a corporation such as us which is engaged in the insurance business indirectly through its subsidiaries. You are advised to consult with your own tax advisor regarding the application of the RPII rules described above to the disposition of our perpetual preferred shares.

Foreign Tax Credit Sourcing Provisions Applicable to Ownership of Perpetual Preferred Shares. Because it is anticipated that U.S. persons will own a majority of our shares, only a portion of the current income inclusions under the CFC, RPII and PFIC rules, if any, and of dividends paid by us (including any gain from the sale of perpetual preferred shares that is treated as a dividend under Code section 1248) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitations. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes (and for taxable years beginning after December 31, 2006 will constitute either "passive" or "general" income). Thus, it may not be possible for most U.S. holders to utilize excess foreign tax credits to reduce U.S. tax on such income.

Proposed U.S. Tax Legislation.    Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us, or our shareholders.

Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States, or is a PFIC, or whether U.S. Persons would be required to include in their gross income the "subpart F income" or the RPII of a CFC are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

Information Reporting and Back-up Withholding.    Unless a U.S. holder is an exempt recipient, such as a corporation, payments with respect to the perpetual preferred shares may be subject to information reporting and may also be subject to U.S. federal back-up withholding tax at the applicable rate if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with the applicable U.S. information reporting or certification requirements. Any amounts so withheld generally will be allowed as a credit against the U.S. holder's U.S. federal income tax liability.

The foregoing discussion (including and subject to the matters and qualifications set forth in such summary) is based upon current law and is for general information only. The tax treatment of the perpetual preferred shares of Scottish Re for U.S. federal income, state, local or non-U.S. tax purposes may vary depending on the holder's particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to investors. You are urged to consult your own tax advisors concerning the federal, state, local and non-U.S. tax consequences to you of the perpetual preferred shares of Scottish Re.

Underwriting

We have entered into an underwriting agreement with Lehman Brothers Inc. as representative of the several underwriters named below. In the underwriting agreement, each underwriter has severally agreed, subject to the terms and conditions set forth therein, to purchase all of the perpetual preferred shares set opposite its name below if any of the perpetual preferred shares is purchased.

Underwriters	Number of Shares
Lehman Brothers Inc.
Banc of America Securities LLC
Bear, Stearns & Co. Inc.
Keefe, Bruyette & Woods, Inc.

Total

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us.

Paid By Scottish Re
Per Share	$
Total	$

The underwriting discounts and commissions will be $•  per perpetual preferred share with respect to any shares sold to certain institutions, which decreases the total underwriting discounts and commissions and increases the total proceeds to us by $•.

The underwriters propose to offer the perpetual preferred shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer them to certain securities dealers at such price less a concession not in excess of •% of the liquidation amount per perpetual preferred share. The underwriters may allow, and such dealers may reallow, a concession not in excess of • % of the liquidation amount per perpetual preferred share to certain brokers and dealers. After the perpetual preferred shares are released for sale to the public, the offering prices and other selling terms may from time to time be varied by the underwriters.

Prior to this offering, there has been no public market for the perpetual preferred shares. We have applied to list the perpetual preferred shares on the NYSE under the symbol "SCTPrB" and expect trading in the perpetual preferred shares to begin within 30 days of •, 2005, the original issue date. The representative of the underwriters has advised us that they intend to make a market in the perpetual preferred shares. However, the underwriters will have no obligation to make a market in the perpetual preferred shares, and may cease market-making activities, if commenced, at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments that each underwriter may be required to make in respect thereof. Additionally, we have agreed with the underwriters not to issue, offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, any preferred shares or any securities substantially similar to preferred shares, or publicly announce an intention to do any of the foregoing, during the period beginning on the date of the underwriting agreement and continuing to and including the date that is 90 days after delivery of the perpetual preferred shares, except with the prior written consent of the underwriters.

Our expenses associated with this offer and sale of the perpetual preferred shares are estimated to be $ •.

In order to facilitate the offering of the perpetual preferred shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the perpetual preferred shares. Specifically, the underwriters may over-allot in connection with the offering, creating short positions in the perpetual preferred shares for their own account. In addition, to cover over-allotments or to stabilize the price of the perpetual preferred shares, the underwriters may bid for, and purchase, perpetual preferred shares in the open market.

The underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing perpetual preferred shares in the offering, if the underwriters repurchase previously distributed perpetual preferred shares in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the perpetual preferred shares above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither we nor the underwriters make any representation as to the direction or magnitude of any effect that the transactions described above may have on the price of the perpetual preferred shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months after delivery of the perpetual preferred shares, will not offer or sell any perpetual preferred shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 or the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any perpetual preferred shares in circumstances in which section 21(1) of the FSMA does not apply to us; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the perpetual preferred shares in, from or otherwise involving the United Kingdom.

The perpetual preferred shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

In the ordinary course of their respective businesses, certain of the underwriters and/or affiliates of such underwriters have engaged, and may in the future engage, in investment banking, investment advisory and/or commercial banking transactions with us and our affiliates for which customary compensation has been, and may be, received.

Legal Opinions

Certain legal matters with respect to New York and United States laws relating to this offering of perpetual preferred shares will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae LLP, New York, New York. The validity of the perpetual preferred shares and certain other legal matters with respect to Cayman Islands law relating to this offering of perpetual preferred shares will be passed upon for us by Maples and Calder, Grand Cayman, Cayman Islands. The underwriters are being advised as to U.S. matters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004.

Experts

The consolidated financial statements of Scottish Re Group Limited as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated by reference in this prospectus supplement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their reports thereon, incorporated by reference in this prospectus supplement.

Where You Can Find More Information

We are subject to the information requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can also inspect reports, proxy statements and other information about us at the offices of the NYSE, located at 20 Broad Street, New York, New York 10005.

Incorporation of Certain Documents by Reference

This prospectus supplement "incorporates by reference" certain of the reports and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. Information filed with the SEC after the date of this prospectus supplement will update and supersede this information. The following documents filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

•	Current Reports on Form 8-K filed on January 6, 2005, January 18, 2005, February 11, 2005 (excluding information furnished under Item 7.01), February 24, 2005, March 9, 2005 and June 2, 2005.

Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act are incorporated by reference until all of the securities offered by this prospectus supplement are sold.

• SHARES

Scottish Re Group Limited
Non-Cumulative Perpetual Preferred Shares
($25 Liquidation Preference)

PROSPECTUS SUPPLEMENT

JUNE  •, 2005
(TO PROSPECTUS DATED MARCH  2, 2004)

LEHMAN BROTHERS
Sole Bookrunning Manager
BANC OF AMERICA SECURITIES LLC
BEAR, STEARNS & CO. INC.
 KEEFE BRUYETTE & WOODS

PROSPECTUS

$750,000,000

Scottish Re Group Limited

Debt Securities
Ordinary Shares
Preferred Shares
Depositary Shares
Share Purchase Contracts
Share Purchase Units

SCOTTISH HOLDINGS STATUTORY TRUST II
SCOTTISH HOLDINGS STATUTORY TRUST III
Preferred Securities
fully and unconditionally guaranteed to the extent set forth herein by
Scottish Re Group Limited

We may offer and sell under this prospectus, at various times, the following types of securities:

•	Unsecured senior debt securities

•	Unsecured subordinated debt securities

•	Ordinary Shares

•	Preferred Shares

•	Share purchase contracts

•	Share purchase units

We may also, in conjunction with our trusts, at various times offer and sell:

•	Trust preferred securities, which we will guarantee

We may offer these securities in one or more separate classes or series. We will describe in a prospectus supplement, which must accompany this prospectus, the type and amount of securities we are offering and selling, as well as the specific terms of the securities. You should read this prospectus and any accompanying supplement carefully before you invest in these securities.

Our Ordinary Shares are traded on the New York Stock Exchange under the symbol "SCT". On March 1, 2004, the closing price of our Ordinary Shares, as reported by the New York Stock Exchange, was $23.80 per share.

We may offer securities in amounts, at prices and on terms to be determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The mailing address of our principal executive office is P.O. Box 2939, Hamilton HM MX, Bermuda. Our street address is Crown House, Third Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda and our telephone number is (441) 295-4451.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is March 2, 2004.

No dealer, salesman or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, this information or these representations must not be relied upon as having been authorized by us, any Scottish Holdings Trust or any underwriter, dealer or agent. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this prospectus or in our affairs or the affairs of any Scottish Holdings Trust since the date hereof.

Delaware insurance holding company statutes applicable to us due to our Delaware insurance company subsidiary generally provide that no person may acquire control of us, and thus indirect control of our Delaware insurance subsidiary, without prior approval of the Delaware insurance commissioner. Generally, any person who acquires beneficial ownership of 10% or more of our outstanding voting securities, including pursuant to the conversion of notes, would be presumed to have acquired such control unless the Delaware insurance commissioner upon application determines otherwise. Beneficial ownership includes the acquisition, directly or indirectly (by revocable proxy or otherwise), of voting shares of Scottish Re Group Limited. If any person acquires 10% or more of the outstanding ordinary shares in violation of such provisions, our Delaware insurance subsidiary or the Delaware insurance commissioner is entitled to injunctive relief, including enjoining any proposed acquisition, or seizing ordinary shares owned by such person, and such ordinary shares would not be entitled to be voted.

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ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we, Scottish Holdings Statutory Trust II and Scottish Holdings Statutory Trust III, which we refer to as the "Scottish Holding Trusts," have filed with the Securities and Exchange Commission (the "SEC"), using a "shelf" registration or continuous offering process. Using this process, we, and the Scottish Holding Trusts may, from time to time, offer any combination of the securities described in this prospectus, either separately or in units, in one or more offerings with a total initial offering price of up to $750,000,000. This prospectus provides you with a general description of the securities we and the Scottish Holding Trusts may offer. Each time we or the Scottish Holding Trusts offer securities, we will provide a prospectus supplement to this prospectus. The prospectus supplement will describe the specific terms of that offering, and may also include a discussion of any special considerations applicable to those securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read this prospectus and the prospectus supplement, in addition to the information contained in the documents we refer you to under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC website or at the SEC offices each of which are listed under the heading "Where You Can Find More Information."

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the Scottish Holding Trusts have authorized anyone to provide you with different information. Neither we nor the Scottish Holding Trusts are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

All references in this prospectus to "Scottish Re," "SCT," "our company," "we," "us" or "our" mean Scottish Re Group Limited unless we state otherwise or the context otherwise requires.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain certain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include information with respect to our financial condition, our results of operations and businesses and the expected impact of this offering on our financial condition. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," "continue," "project" and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

•	uncertainties relating to the ratings accorded to our insurance subsidiaries;

•	the risk that our risk analysis and underwriting may be inadequate;

•	exposure to mortality experience which differs from our assumptions;

•	risks arising from our investment strategy, including risks related to the market value of our investments, fluctuations in interest rates and our need for liquidity;

•	uncertainties arising from control of our invested assets by third parties;

•	developments in global financial markets that could affect our investment portfolio and fee income;

•	changes in the rate of policyholder withdrawals or recapture of reinsurance treaties;

•	the risk that our retrocessionaires may not honor their obligations to us;

•	terrorist attacks on the United States and the impact of such attacks on the economy in general and on our business in particular;

•	political and economic risks in developing countries;

•	the impact of acquisitions, including the ability to successfully integrate acquired businesses, the competing demands for our capital and the risk of undisclosed liabilities;

•	loss of the services of any of our key employees;

•	losses due to foreign currency exchange rate fluctuations;

•	uncertainties relating to government and regulatory policies (such as subjecting us to insurance regulation or taxation in additional jurisdictions);

•	the competitive environment in which we operate and associated pricing pressures; and

•	changes in accounting principles.

The effects of these factors are difficult to predict. New factors emerge from time to time and we cannot assess the potential impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date of this prospectus and we do not undertake any obligation, other than as may be required under Federal securities laws, to update any forward-looking statement to reflect events or circumstances after the date of such statement or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, New York 10005.

The Scottish Holdings Trusts

There are no separate financial statements of our trusts in this prospectus. We do not believe the financial statements would be helpful to the holders of the preferred securities of our trusts because:

•	All of the voting securities of each of the trusts will be owned, directly or indirectly, by us, a reporting company under the Exchange Act;

•	The trusts have no operating history or independent operations and are not engaged in, and do not propose to engage in, any activity other than issuing securities representing undivided beneficial interests in the assets of the trusts and investing the proceeds in subordinated debt securities issued by us; and

•	We will fully and unconditionally guarantee the obligations of the trusts under the preferred securities. See "Description of the Trust Preferred Securities Guarantees."

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus "incorporates by reference" certain of the reports and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. Information filed with the SEC after the date of this prospectus will update and supersede this information. The following documents filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Current Report on Form 8-K filed with the SEC on January 6, 2004; and

•	The description of our Ordinary Shares that is contained in our registration statement on Form 8-A filed with the SEC on January 16, 2002.

Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act are incorporated by reference until all of the securities offered by this prospectus are sold.

We will provide each person to whom a copy of this prospectus has been delivered, without charge, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy by writing or telephoning Scottish Re Group Limited, Attn: Scott E. Willkomm, P.O. Box 2939, Hamilton, HM MX, Bermuda, (441) 295-4451.

THE COMPANY

On September 2, 2003, we changed our name to Scottish Re Group Limited, which we call Scottish Re, from Scottish Annuity & Life Holdings, Ltd. In addition, our wholly owned subsidiaries World-Wide Holdings Limited and World-Wide Reassurance Company Limited changed their names to Scottish Re Holdings Limited and Scottish Re Limited, respectively.

Scottish Re is a holding company organized under the laws of the Cayman Islands with its principal executive office in Bermuda. Through our operating subsidiaries, we are engaged in the reinsurance of life insurance, annuities and annuity-type products. These products are written by life insurance companies and other financial institutions located in the United States, as well as around the world. We refer to this portion of our business as life reinsurance. To a lesser extent, we directly issue variable life insurance and variable annuities and similar products to high net worth individuals and families for insurance, investment and estate planning purposes. We refer to this portion of our business as wealth management.

We have operating companies in Bermuda, the Cayman Islands, [Guernsey], Ireland, the United Kingdom and the United States. Our flagship subsidiaries are Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc. and Scottish Re Limited. Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc. and Scottish Re Limited are each rated "A− (excellent)" for financial strength by A.M. Best Company, which is fourth highest of sixteen rating levels, "A (strong)" for financial strength by Fitch Ratings, which is sixth highest of twenty-two rating levels, and "A− (strong)" for financial strength by Standard & Poor's, which is seventh highest of twenty-two rating levels. Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (U.S.), Inc. are also rated "A3 (good)" by Moody's, which is seventh highest of twenty-one rating levels. These ratings are based upon factors of concern to policyholders, agents and intermediaries and are not directed toward the protection of investors.

On December 22, 2003, we completed the acquisition of 95% of the outstanding capital stock of ERC Life Reinsurance Corporation, which we call ERC Life, for $151 million in cash, subject to certain post closing adjustments. ERC Life was a subsidiary of General Electric's Employers Reinsurance Corporation, which we call GE ERC, and was one of the companies through which GE ERC conducted life reinsurance business in the United States. Upon completion of the acquisition, ERC Life's business consisted primarily of a closed block of traditional life reinsurance with a face amount of approximately $155.6 billion. At the date of acquisition, ERC Life had $1.4 billion in total assets. GE ERC has agreed to administer the business of ERC Life for a fixed monthly fee for up to nine months from the date of acquisition and to assist with the transition of the business to Scottish Re's systems. No GE ERC employees will transfer to Scottish Re. The transaction has increased the number of lives reinsured in North America from approximately 2.1 million to approximately 6.2 million and has increased our gross face amount of in-force business in North America from approximately $119.4 billion to approximately $275 billion. ERC Life is rated "A− (excellent)" for financial strength by A.M. Best Company, which is the fourth highest of sixteen rating levels. We have grown to be one of the 10 largest life reinsurers serving the U.S. market (based on the amount of new life reinsurance business assumed in 2002) since our formation in 1998. On December 31, 2001, we expanded our business outside of North America by acquiring Scottish Re Holdings Limited and its subsidiary, Scottish Re Limited from Pacific Life Insurance Company, which we call Pacific Life. Scottish Re Limited, formed in 1964, is a U.K.-based reinsurer of group life insurance, individual life insurance and aircrew "loss of license" insurance in Asia, Europe, Latin America, the Middle East and North Africa.

As of December 31, 2003, we had consolidated assets of $6.1 billion and consolidated shareholders' equity of $659.8 million.

Our website address is http://www.scottishre.com. Forms 10-K, Forms 10-Q, Forms 8-K and all amendments to those reports are available free of charge on our website. These reports are posted to the website as soon as reasonably practical after they have been filed with the SEC. We also provide electronic or paper copies of these reports on request. Information contained on our website does not constitute part of this prospectus.

THE SCOTTISH HOLDINGS TRUSTS

Each of the Scottish Holdings Trusts are created as Delaware statutory trusts pursuant to declarations of trust executed by us as sponsor for the trusts, and the appointed trustees for the trusts and we have filed certificates of trust for each trust with the Delaware Secretary of State. The declaration of trust for each of the Scottish Holdings Trusts, which are filed as exhibits to the registration statement of which this prospectus forms a part, states the terms and conditions for such Scottish Holdings Trust to issue and sell their respective trust preferred securities and trust common securities, which we refer to as the "trust securities."

The Scottish Holdings Trusts exist solely to:

•	issue and sell their respective trust securities;

•	use the proceeds from the sale of their respective trust securities to purchase and hold a series of our debt securities;

•	maintain their status as grantor trusts for federal income tax purposes; and

•	engage in other activities that are necessary or incidental to these purposes.

The term of Scottish Holding Statutory Trust II will expire in 2058, and the term of Scottish Holding Statutory III will expire in 2058, but either may be terminated earlier as provided in the applicable declaration.

We will purchase all of the trust common securities of the Scottish Holdings Trusts. The trust common securities will represent an aggregate liquidation amount equal to at least 3% of each of the Scottish Holdings Trust's total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority for payment with, the trust preferred securities. However, if we default on our subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the trust common securities will be subordinate to the trust preferred securities in priority of payment.

The trustees appointed by us as holder of all of the trust common securities will conduct the Scottish Holdings Trusts' business and affairs. Except in certain limited circumstances, we will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees. The duties and obligations of the trustees shall be governed by the declaration of trust of each Scottish Holdings Trust. A majority of the trustees of each Scottish Holdings Trust will be our employees or officers. One trustee of each Scottish Holdings Trust will be a financial institution which will be unaffiliated with us and which will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, pursuant to the terms set forth in a prospectus supplement. We refer to this trustee as the "Property Trustee." In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each Scottish Holdings Trust will have its principal place of business or reside in the State of Delaware. We will pay all fees and expenses related to the Scottish Holdings Trusts and the offering of the trust securities. We will guarantee payment of distributions and payments on redemption or liquidation with respect to the trust preferred securities of each Scottish Holdings Trust to the extent the applicable Scottish Holdings Trust has funds available therefor.

The place of business and the telephone number of each of the Scottish Holdings Trusts is the same as our principal executive offices and telephone number.

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, we expect to use the net proceeds from the sale of the securities we offer under this prospectus for general corporate purposes, which may include investments in or advances to subsidiaries, possible acquisitions, working capital, repayment or redemption of outstanding debt and other corporate purposes. Each Scottish Holdings Trust will use all proceeds received from the sale of the trust securities to purchase our junior subordinated debt securities, the proceeds of which will be used as described above.

RATIOS

The following tables set forth our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred share dividends for the five year period ended December 31, 2003.

Ratio of Earnings to Fixed Charges

	Year ended December 31,
	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges(1)	1.4	1.6	1.9	1.9	2.6
Ratio of earnings to fixed charges excluding interest credited on interest sensitive securities(2)	6.0	23.2	13.3	N/A	N/A

(1)	For purposes of determining this ratio, earnings consists of net income before income taxes, minority interest, discontinued operations and cumulative effect of changes in accounting principle. Fixed charges consist of interest and debt expense on long term debt and borrowings and interest on interest sensitive contract liabilities.

(2)	This ratio is calculated in the same way as the ratio of earnings to fixed charges, except that fixed charges do not include interest on interest sensitive contract liabilities. This ratio is not required but is provided as additional information. It provides additional information on the coverage of fixed charges that are not related to our products and is commonly used by individuals who analyze our financial statements.

Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends

	Year ended December 31,
	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges(1)	1.4	1.6	1.9	1.9	2.6
Ratio of earnings to fixed charges excluding interest credited on interest sensitive securities(2)	6.0	23.2	13.3	N/A	N/A

(1)	For purposes of determining this ratio, earnings consists of net income before income taxes, minority interest, discontinued operations and cumulative effect of changes in accounting principle. Combined fixed charges consist of interest and debt expense on long term debt, borrowings and interest on interest sensitive contract liabilities and dividends on preferred shares.

(2)	This ratio is calculated in the same way as the ratio of earnings to combined fixed charges, except that fixed charges do not include interest on interest sensitive contract liabilities. This ratio is not required but is provided as additional information. It provides additional information on the coverage of fixed charges that are not related to our products and is commonly used by individuals who analyze our financial statements.

DESCRIPTION OF THE DEBT SECURITIES

The following description of our debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities are to be issued under a senior indenture between us and The Bank of New York, as trustee. Our subordinated debt securities are to be issued under a subordinated indenture between us and The Bank of New York, as trustee. In addition, we may issue junior subordinated debt securities to the Scottish Holdings Trusts in connection with the issuance of preferred securities and common securities by the Scottish Holdings Trusts. These junior subordinated debt securities would be issued under a separate junior subordinated indenture between us and The Bank of New York, as trustee. The senior indenture, the subordinated indenture and the junior subordinated indenture are sometimes referred to herein collectively as the "indentures" and each individually as an "indenture." We refer to The Bank of New York, in its capacity as trustee under any, some or all of the indentures, as the "indenture trustee." The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the prospectus supplement.

This section briefly summarizes certain terms of the debt securities and uses some terms that are not defined in this prospectus but that are defined in the indentures. This summary is not complete. There may be other provisions in the indentures that are important to you. You should read the indentures for a complete understanding of their provisions and for the definition of some terms used in this summary. In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions. When we refer to particular articles or sections or defined terms of an indenture, without specific reference to an indenture, we are referring to all the indentures. The indentures are included as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information" for information on how to obtain copies of the senior indenture, the subordinated indenture and the junior subordinated indenture. The senior indenture and the subordinated indenture are substantially identical, except for certain covenants of ours and provisions relating to subordination. The subordinated indenture and the junior subordinated indenture are substantially identical, except for certain rights and covenants of ours and provisions relating to the issuance of securities to the Scottish Holdings Trusts.

General

The debt securities will be our unsecured senior or subordinated obligations. The indentures do not limit the amount of debt securities that we may issue thereunder and do not limit the amount of other indebtedness or the debt securities which we or our subsidiaries may issue. Our senior debt securities will rank equally with all of our existing and future unsecured senior indebtedness, and senior in right of payment with all our future subordinated indebtedness. Our subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all senior indebtedness (which term includes the senior debt securities) of ours as described under "Subordination of the Subordinated Debt Securities" and in the applicable prospectus supplement. Our junior subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all senior indebtedness (which term includes the subordinated debt securities) of ours as described under "Subordination of the Junior Subordinated Debt Securities" and in the applicable prospectus supplement.

We are a holding company. We derive substantially all of our income from our operating subsidiaries. As a result, our cash flows and consequent ability to service our obligations, including our debt securities, are dependent upon the earnings of our subsidiaries, and distributions of those earnings to us, and other payments or distributions of funds by our subsidiaries to us, including payments to us of principal and interest under intercompany indebtedness. Our subsidiaries are separate and distinct legal entities and have no obligations to pay any amounts or to make specific funds available for payments with respect to our debt securities whether by dividends, distributions, loans or other payments. Various financing arrangements, regulatory restrictions, charter provisions and other instruments may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. In addition the ability of our insurance subsidiaries to pay cash dividends is restricted under the insurance laws in the jurisdictions where those subsidiaries are domiciled.

Except to the extent that we or our creditors have a priority or equal claim as a creditor directly against our subsidiaries, payments due on the debt securities effectively will be subordinated to the debt and preferred shares of the subsidiaries because, as the common shareholder of those subsidiaries, we will be subject to the prior claims of their creditors. Our debt securities effectively will also be subordinated to any of our secured indebtedness to the extent of any such security. Furthermore, our obligations with respect to any subordinated debt securities will be subordinate and junior in right of payment to our obligations under our senior debt, including the senior debt securities.

In the event our junior subordinated debt securities are issued to the Scottish Holdings Trusts in connection with the issuance of preferred securities and common securities by the Scottish Holdings Trusts, such junior subordinated debt securities subsequently may be distributed pro rata to the holders of such preferred securities and common securities in connection with the dissolution of the Scottish Holdings Trusts upon the occurrence of certain events. These events will be described in the prospectus supplement relating to such preferred securities and common securities. Only one series of our junior subordinated debt securities will be issued to a Scottish Holdings Trust in connection with the issuance of preferred securities and common securities by such Scottish Holdings Trust.

When we offer debt securities pursuant to this registration statement, we will issue a prospectus supplement, which will accompany this prospectus and will explain the following terms of and information relating to the series of debt securities being offered:

•	Classification as senior or subordinated debt securities, the specific designation, aggregate principal amount, purchase price and denomination;

•	Currency or units based on or relating to currencies in which the debt securities are denominated and/or in which principal, premium, if any, and/or any interest will or may be payable;

•	Any date or dates upon which the principal of the debt securities is payable;

•	Interest rate or rates (which may be fixed or variable) or the method by which such rate will be determined, if any;

•	The dates on which any such interest will be payable and the circumstances, if any, in which interest may be deferred;

•	The dates from which interest will accrue and the method of determining those dates;

•	The place or places where the principal of, premium, if any, and interest, if any, on the debt securities will be payable and where you may present the debt securities for registration of transfer or exchange;

•	Any mandatory or optional redemption, repayment or sinking fund provisions;

•	Whether we will issue the debt securities in registered form or bearer form or both and, if bearer debt securities are issued, any restrictions applicable to the place of payment of any principal of, premium, if any, and interest, if any, on such bearer debt securities, the exchange of one form for another and the offer, sale and delivery of such bearer debt securities;

•	Whether we will issue the debt securities in whole or in part in global form and, if so, the identity of the depositary for these securities and the terms and conditions, if any, upon which these debt securities may be exchanged in whole or in part for other definitive securities;

•	The proposed listing, if any, of the debt securities on any securities exchange;

•	Any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities or the method of determining these amounts;

•	Any variation to the provisions of the indentures with respect to the satisfaction and discharge of our indebtedness and obligations, or termination of certain covenants and events of default under the indentures, with respect to the debt securities by deposit of money or government obligations;

•	In the case of the junior subordinated debt securities issued to one of the Scottish Holdings Trusts, the terms and conditions of any obligations or rights of ours or the relevant Scottish Holdings Trust to convert or exchange such subordinated debt securities into preferred securities of that trust;

•	In the case of subordinated debt securities, the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated to other series of our subordinated debt securities or other indebtedness in right of payment, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;

•	Any trustee (other than The Bank of New York), depositary, authenticating or paying agent, transfer agent, registrar or other agent with respect to the debt securities;

•	Our right to defer payments of interest on the junior subordinated debt securities;

•	If other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

•	Whether the debt securities will be convertible into Ordinary Shares and/or exchangeable for other securities issued by us or cash, and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable; and

•	Any other specific terms of the debt securities not inconsistent with the provisions of the applicable indenture.

You may exchange your debt securities and transfer your registered debt securities as described in the applicable indenture. These services will be provided without charge, other than any tax or other governmental charge related to these services, but subject to the limitations provided in the applicable indenture. You may transfer any bearer debt securities and their coupons, if any, by delivering them to the party to whom you wish to transfer them.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that is below the prevailing market rate will be sold at a discount below their stated principal amount. We will describe in a prospectus supplement any special United States federal income tax considerations that apply to discounted debt securities and debt securities issued at par, which are treated as having been issued at a discount for United States federal income tax purposes.

Principal amounts of or interest on our debt securities may be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. You may receive a principal amount or a payment of interest that is greater or lesser than the amount of principal or interest otherwise payable, depending upon the value of applicable currency, commodity, equity index or other factors. We will provide you with information on the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations in the applicable prospectus supplement.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for Ordinary Shares, Preferred Shares or other securities, whether or not issued by us, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement. Any such conversion or exchange will comply with applicable Cayman Islands law, the Memorandum of Association (the "Memorandum") and the Articles of Association (the "Articles").

Global Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities. We will deposit the debt securities with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. We will issue these global debt securities in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by such global debt security or securities. Unless it is exchanged in whole for debt securities in definitive registered form, a global debt security may only be transferred as a whole by:

•	The depositary for the global debt security to a nominee of such depositary;

•	A nominee of the depositary for the global debt security to such depositary or another nominee of such depositary; or

•	The depositary for the global debt security or any nominee to a successor of the depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to a series of debt securities represented by a global debt security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all such depositary arrangements.

    Beneficial Interests in a Global Debt Security

You may own a beneficial interest in a global debt security only if you have an account with the depositary for such global debt security or hold an interest through someone with an account with the depositary. Upon the issuance of a global debt security, the depositary for such global debt security will credit your accounts on its book-entry registration and transfer system with the respective principal amounts of the debt securities represented by such global debt security beneficially owned by you. Initially, the accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such debt securities. Your ownership of a beneficial interest in a global debt security will be shown on, and the transfer of such ownership interests will be effected through, the depositary's records for such global debt security (if you have an account with the depositary) and on the records of the depositary's account holder (if you own securities through an account holder). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in global debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of such global debt security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the applicable indenture. Except as described below, if you own a beneficial interest in a global debt security, you will not be entitled to have the debt securities represented by such global debt security registered in your name, will not be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owner or holder of the debt security under the applicable indenture. Accordingly, you must rely on the procedures of the depositary for your global debt security and, if you own through a person having an account with the depositary, on the procedures of such person, to exercise any rights of a holder under the applicable indenture. If we request any action of holders or if an owner of a beneficial interest in a global debt security desires to take any action which it is entitled to take, the depositary for such global debt security would authorize the participant holding the relevant beneficial interests to give or take such action, and such participants would authorize the beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Payments of Principal, Premium and Interest

We will pay the principal, premium, if any, and any interest on a global debt security to the depositary that is the registered holder of the global debt security or its nominee. Neither we, the trustee nor any of our agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for any global debt security or its nominee, upon receipt of any payment of any principal, premium or interest in respect of such global debt security, will immediately credit your account with payments in amounts proportionate to your respective beneficial interest in the principal amount of such registered global debt security as shown on the records of the depositary or its nominee.

If you own a beneficial interest in a global debt security through a participant, we expect that payments to you by the participant will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    Issuance of Definitive Debt Securities

If the depositary for any global debt security is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we will appoint a successor. If we do not appoint a successor depositary registered as a clearing agency within 90 days, we will issue the affected debt securities in definitive form in exchange for the global debt security. In addition, we may determine not to have any of the debt securities of a series represented by global debt securities and, in such event, will issue debt securities of such series in a definitive form in exchange for all of the global debt securities representing such debt securities. Any debt securities issued in definitive form in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that the depositary's instructions regarding the ownership of beneficial interests in such global debt security will be based on directions given by the participants.

Further, we may specify that you may, on terms acceptable to us, the trustee and the depositary, receive definitive debt securities in exchange for your beneficial interest in a global debt security, subject to any limitations described in the prospectus supplement relating to the debt securities. In that instance, you will be entitled to physical delivery of definitive debt securities equal in principal amount to that beneficial interest and to have the debt securities registered in your name. Unless we otherwise specify, we will issue those definitive debt securities in denominations of $1,000 and integral multiples of $1,000.

We may also issue bearer debt securities in global form, which we will refer to as a "bearer global security," that will be deposited with a common depositary for Euro-clear and CEDEL, or with a nominee for such depositary we identify in a prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, with respect to any portion of a series of debt securities to be represented by a bearer global security, will be described in the prospectus supplement relating to such series.

Certain Covenants

    Limitations on Liens

We agree that, so long as any senior debt securities remain outstanding, neither we nor our subsidiaries will issue, assume, incur or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, lien or other encumbrance, directly or indirectly, upon any shares of the voting stock of a restricted subsidiary without providing that such senior debt securities issued under the senior indenture shall be secured equally and ratably with, or prior to, any such secured indebtedness so long as the indebtedness remains so secured. These restrictions, however, do not apply to liens or to any mortgage, pledge or other encumbrance upon shares of voting stock of any corporation that exist at the time such corporation becomes a restricted subsidiary and extensions, renewals or replacements of these pre-existing liens and to certain permitted liens as defined in the Senior Indenture. (Senior Indenture Section 3.9)

The term "restricted subsidiary" means (a) any present or future subsidiary, the consolidated total assets (as defined in the senior indenture) of which constitute 20% or more of our consolidated total assets; and (b) any subsidiary which is a successor, by merger or otherwise, to substantially all of the business or properties of any subsidiary referred to or described in clause (a).

The term "subsidiary" means any corporation or other entity in which we own or control, directly or indirectly, more than 50% of the outstanding shares of voting stock. At December 31, 2003, our restricted subsidiaries were Scottish Re (Dublin) Limited, Scottish Re Limited, Scottish Re (U.S.), Inc., Scottish Annuity & Life Insurance Company (Cayman) Ltd. and ERC Life Reinsurance Corporation. (Section 1.1)

    Consolidation, Merger and Sale of Assets

Each indenture provides that we may not consolidate with or merge into, or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties to another person unless, among other things:

•	either we are the resulting, surviving or transferee person or the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof, the District of Columbia, the Cayman Islands or Bermuda;

•	such person assumes all of our obligations under the notes and the applicable indenture; and

•	immediately after the merger, consolidation, conveyance, transfer or lease we, or the successor entity, will not be in default in the performance of the covenants and conditions of the indenture applicable to us.

This restriction on the consolidation, merger or sale of our assets does not apply to any recapitalization transaction, a change of control over us or a highly leveraged transaction unless such transactions or change of control were structured to include a merger or consolidation or transfer or lease of our assets substantially as an entirety. Unless otherwise described in a prospectus supplement for a particular series of debt securities, no covenants or other provisions in the indentures provide for a put or increased interest or otherwise afford you additional protection in the event of a recapitalization transaction, a change of control over us or a highly leveraged transaction.

    Restrictions on Certain Dispositions

As long as any of the senior debt securities remain outstanding, neither we nor our restricted subsidiaries may issue, sell, assign, transfer or otherwise dispose of any of the voting stock of any of our restricted subsidiaries, unless:

•	The issuance, sale, assignment, transfer or other disposal of voting stock is required to comply with the order of a court or regulatory authority, other than an order that we or one of our restricted subsidiaries requested;

•	The shares of voting stock issued, sold, assigned, transferred or otherwise disposed of are directors' qualifying shares;

•	All of the voting stock of a restricted subsidiary that either we or our restricted subsidiaries own is sold for cash or other property that has a fair market value (as determined in good faith by our Board of Directors) that is at least equal to the fair value of such voting stock; or

•	We would own, together with our restricted subsidiaries, at least 70% of the issued and outstanding voting stock of such restricted subsidiary after the issuance, sale, assignment, transfer or other disposition, and such issuance, sale, assignment, transfer or other disposition is made for cash or other property which is at least equal to the fair value of such voting stock. (Section 9.3)

When we refer to "fair value," with respect to any voting stock, we mean the fair value as determined in good faith by our Board of Directors. (Section 1.1) The senior indenture does not restrict the transfer of assets from a restricted subsidiary to any person, including either to us or one of our subsidiaries.

Events of Default

Unless we provide other or substitute events of default in a prospectus supplement, the following events will constitute events of default under the applicable indenture with respect to any series of debt securities issued under the applicable indenture:

•	our failure to pay any interest on such series of debt securities when due and payable, and continuance of such default for a period of 30 days;

•	our failure to pay all or any part of the principal on any debt security of such series when due and payable at maturity or upon redemption;

•	our failure to pay any sinking fund installment when due;

•	our failure to perform or observe any other term, covenant or warranty of ours contained in the applicable indenture for the benefit of such series, and the continuance of this default or breach for a period of 60 days after written notice is given as provided in such indenture;

•	our bankruptcy, insolvency or reorganization; or

•	our failure to pay when due at maturity or a default that results in the acceleration of maturity of any indebtedness for borrowed money (other than non-recourse obligations), in an aggregate principal amount exceeding $25,000,000, if such event of default results in the acceleration of the other indebtedness, so long as such acceleration is not cured, waived, rescinded or annulled, or such indebtedness is not discharged, within 30 days after we receive written notice of such failure or default. (Section 5.1)

If an event of default has occurred and is continuing, other than an event of default specified in the fifth bullet above, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that affected series may declare the principal and accrued interest of all debt securities of that such affected series to be due and payable immediately. If the event of default specified in the fifth bullet above shall have occurred, the principal amount on all series of debt securities shall automatically, without any action on the part of the trustee or the holder, become immediately due and payable. These declarations may be annulled and past defaults may be waived by the holders of a majority in principal amount of the outstanding debt securities of all such affected series; however, a continuing default in payment of principal or premium of or interest on debt securities may not be annulled or waived. (Sections 5.1 and 5.10)

The trustee is not required to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders have offered the trustee reasonable indemnity. This right of the trustee is subject to the provisions relating to its duties during the continuance of any event of default. (Section 6.2) Subject to the provisions for indemnification and subject to the right of the trustee to decline to follow any holders' directions under specified circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. (Sections 5.9 and 5.11)

Holders of debt securities may not institute any action against us under the indenture (except as set forth above and actions for payment of overdue principal, premium, if any, or interest) unless:

•	They have given the trustee advance written notice of a default that is continuing;

•	The holders of at least 25% in principal amount of the outstanding debt securities of each affected series (treated as one class) have requested the trustee to institute an action and have offered the trustee reasonable indemnity;

•	The trustee has not instituted this action within 60 days of their request; and

•	The trustee has not received direction inconsistent with such written request from the holders of a majority in aggregate principal amount of the debt securities of each affected series (treated as one class). (Sections 5.6 and 5.9)

Each year, we will either certify to the relevant trustee that we are not in default of any of our obligations under the indentures or we will specify to the relevant trustee any default that exists under the indentures. (Section 3.4)

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under each indenture as set forth below if the applicable prospectus supplement allows. (Article X)

We may discharge certain obligations to you if your debt securities have not already been delivered to the trustee for cancellation and have either become due and payable, are by their terms due and payable or are scheduled for redemption within one year by irrevocably depositing with the trustee (a) cash, (b) in the case of debt securities payable only in U.S. dollars, U.S. government obligations, or (c) a combination thereof, as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, and any mandatory sinking fund or analogous payments, the principal of, premium, if any, and interest on your debt securities.

If allowed by the applicable prospectus supplement, we may also:

(1)	defease and be discharged from any and all obligations with respect to the debt securities of or within any series ("full defeasance"); or

(2)	be released from our obligations under certain covenants applicable to the debt securities of or within any series ("covenant defeasance"),

if we deposit money or government obligations with the relevant trustee in sufficient quantity that will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on such debt securities to maturity or redemption and any mandatory sinking fund or analogous payments thereon. As a condition to the above actions, we must deliver an opinion of counsel to the trustee stating that the holders of affected debt securities will not recognize income, gain or loss for federal income tax purposes as a result of our actions and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if we had not taken these actions. Such opinion of counsel, in the case of defeasance under clause (1) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. (Sections 10.4, 10.5 and 10.6)

We may exercise our full defeasance option for the debt securities despite our prior exercise of our covenant defeasance option. If we exercise our full defeasance option, payment of the debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated by reason of default or an event of default with respect to the covenants to which the covenant defeasance is applicable. However, if such acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the money and government obligations in the defeasance trust may be less than the principal and interest then due on such debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors. (Sections 10.3, 10.4 and 10.6)

Modification of the Indentures

    Changes Requiring Approval of Each Affected Holder

Either the trustee or we may add provisions to, or change in any manner or eliminate any of the provisions of any indenture or modify the rights of the holders of the debt securities of each series so affected with the consent of the holders of a majority in aggregate principal amount of debt securities of all series issued under the indenture then outstanding and affected (voting as one class). However, we need the consent of the holder of each outstanding debt security affected in order to:

•	extend the stated maturity of the principal of any debt security;

•	reduce the principal amount of any debt security;

•	reduce the rate or extend the time of payment of interest on any debt security;

•	reduce any amount payable on redemption of any debt security;

•	change the currency in which the principal of (including any amount in respect of original issue discount), premium or interest on any debt security is payable;

•	reduce the amount of any original issue discount debt security that is payable upon acceleration or provable in bankruptcy;

•	alter certain provisions of an indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage in aggregate principal amount of debt securities of any series, the consent of the holders of which is required for any such modification. (Section 8.2)

    Changes Requiring Majority Approval

The indentures (including the terms and conditions of the debt securities) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the debt securities at the time outstanding. (Section 8.2)

    Changes Requiring No Approval

The indentures (including the terms and conditions of the debt securities) may be modified or amended by us and the trustee, without the consent of the holder of any debt security, to, among other things:

•	secure any debt securities;

•	provide for the assumption of our obligations to the holders of debt securities in the case of a merger, consolidation, conveyance, transfer or lease;

•	add to our covenants for the benefit of the holders of debt securities;

•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the applicable indenture or make any other provision with respect to matters or questions arising under the applicable indenture which we may deem necessary or desirable and which shall not be inconsistent with provisions of the applicable indenture; provided that such modification or amendment does not, in the good faith opinion of our Board of Directors and the trustee, adversely affect the interests of the holders of notes in any material respect;

•	establish the forms or terms of debt securities of any series;

•	evidence the acceptance of appointment by a successor trustee; or

•	add or modify any other provisions with respect to matters or questions arising under the applicable indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of debt securities. (Section 8.1)

The subordinated indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of senior indebtedness that would be adversely affected by the amendment. (Subordinated Indenture Section 8.6).

Subordination of the Subordinated Debt Securities

We will make all payments on our senior indebtedness first before paying the principal of, premium, if any, and interest on debt securities issued under the subordinated indenture. The subordinated indenture defines "Senior Indebtedness" as the principal of and premium, if any, and interest on:

(a)	All our indebtedness,

•	for money we borrowed,

•	for the money borrowed by and obligations of others that we have assumed or guaranteed,

•	in respect of letters of credit and acceptances issued or made by banks, or

•	constituting purchase money indebtedness, or indebtedness secured by property included in our property, plant and equipment accounts at the time of the acquisition of such property by us, which we are directly liable to pay; and

(b)	All deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness.

When we use the term "purchase money indebtedness," we mean indebtedness evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest) issued or assumed as consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, unless by its terms such indebtedness is subordinate to our other indebtedness. Unless we state differently in the subordinated indenture, the subordinated debt securities or the related prospectus supplement, senior indebtedness shall not include, the subordinated debt securities, any of our indebtedness which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the subordinated debt securities, or any of our indebtedness to one of our subsidiaries. (Subordinated Indenture Section 1.1) The subordinated indenture does not contain any limitation on the amount of senior indebtedness that we can incur.

In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or our property, or that subordinated debt securities of any series are declared due and payable before their expressed maturity because of the occurrence of an event of default pursuant to Section 5.1 of the subordinated indenture (under circumstances other than a bankruptcy or insolvency event as described above), then the holders of all senior indebtedness will be entitled to be paid the full amount due on the senior indebtedness before the holders of any subordinated debt securities receive any payment on the subordinated debt securities. In the event and during the continuation of any default in payment of any senior indebtedness or if any event of default shall exist under any senior indebtedness, no payment of the principal or interest on the subordinated debt securities or coupons will be made. (Subordinated Indenture Article XIII) If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflict of law provisions of the State of New York), except to the extent the Trust Indenture Act is applicable. (Section 11.8)

Concerning the Trustee

The Bank of New York is one of a number of banks with which we maintain ordinary banking and trust relationships.

Certain Provisions of the Junior Subordinated Debt Securities Issued to the Scottish Holdings Trusts

    Option to Extend Interest Payment Date

Unless provided otherwise in the related prospectus supplement, we will have the right at any time and from time to time during the term of any series of junior subordinated debt securities issued to the Scottish Holdings Trusts to defer payment of interest for such number of consecutive interest payment periods as may be specified in the related prospectus supplement (referred to as an extension period), subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that such extension period may not extend beyond the stated maturity of such series of junior subordinated debt securities. Certain U.S. federal income tax consequences and special considerations applicable to such junior subordinated debt securities will be described in the related prospectus supplement. (Junior Subordinated Indenture Section 2.12).

    Option to Extend Maturity Date

Unless provided otherwise in the related prospectus supplement, we will have the right to:

(1) change the stated maturity of the principal of the junior subordinated debt securities of any series issued to the Scottish Holdings Trusts upon the liquidation of the Scottish Holdings Trusts and the exchange of the junior subordinated debt securities for the preferred securities of the Scottish Holdings Trusts, or

(2) extend the stated maturity of the principal of the junior subordinated debt securities of any series, provided that (i) we are not in bankruptcy, otherwise insolvent or in liquidation, (ii) we have not defaulted on any payment on such junior subordinated debt securities and no deferred interest payments have accrued, (iii) the Scottish Holdings Trusts are not in arrears on payments of distributions on its preferred securities and no deferred distributions have accumulated, (iv) the junior subordinated debt securities of such series are rated investment grade by Standard & Poor's Ratings Services, Moody's Investors Service, Inc. or another nationally recognized statistical rating organization, and (v) the extended maturity is no later than the 49th anniversary of the initial issuance of the preferred securities of the Scottish Holdings Trusts.

If we exercise our right to liquidate the Scottish Holdings Trusts and exchange the junior subordinated debt securities for the preferred securities of the Scottish Holdings Trusts as described above, any changed stated maturity of the principal of the junior subordinated debt securities shall be no earlier than the date that is five years after the initial issue date of the preferred securities and no later than the date 30 years (plus an extended term of up to an additional 19 years if the conditions described above are satisfied) after the initial issue date of the preferred securities of the Scottish Holdings Trusts. (Junior Subordinated Indenture Section 2.15).

    Redemption

Except as otherwise provided in the related prospectus supplement, in the case of any series of subordinated debt securities issued to the Scottish Holdings Trusts, if an Investment Company Event or a Tax Event, (each, a "special event") shall occur and be continuing, we may, at our option, redeem such series of junior subordinated debt securities, in whole but not in part, at any time within 90 days of the occurrence of the special event, at a redemption price equal to 100% of the principal amount of such junior subordinated debt securities then outstanding plus accrued and unpaid interest to the date fixed for redemption. (Junior Subordinated Indenture Section 12.5).

For purposes of the junior subordinated indenture, "Investment Company Event" means, in respect of a Scottish Holdings Trust, the receipt by the Scottish Holdings Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in the interpretation or application of law or regulation by any legislative body, court or governmental agency or regulatory authority, the Scottish Holdings Trust is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the preferred securities of the Scottish Holdings Trusts. (Junior Subordinated Indenture Section 1.1).

"Tax Event" means, in respect of the Scottish Holdings Trusts, the receipt by the Scottish Holdings Trust or us of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulation thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the preferred securities of the Scottish Holdings Trusts, there is more than an insubstantial risk that (i) the Scottish Holdings Trusts are, or will be within 90 days of the date of such opinion, subject to U.S. federal income tax with respect to income received or accrued on the corresponding series of subordinated debt securities, (ii) interest payable by us on such junior subordinated debt securities is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes or (iii) the Scottish Holdings Trusts are, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. (Junior Subordinated Indenture Section 1.1).

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debt securities to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the subordinated debt securities or portions thereof called for redemption and any related unmatured coupons will be void.

    Certain Covenants

Unless otherwise provided in the related prospectus supplement, we will covenant, as to each series of our junior subordinated debt securities issued to a Scottish Holdings Trust in connection with the issuance of preferred securities and common securities by such Scottish Holdings Trust, that we will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our outstanding Ordinary Shares or (2) make any payment of principal, or interest or premium, if any, on or repay, repurchase or redeem any debt security of ours that ranks junior in interest to the junior subordinated debt securities of such series or make any guarantee payments with respect to any guarantee by us of the debt securities of any restricted subsidiary if such guarantee ranks junior in interest to the junior subordinated debt securities of such series (other than (a) dividends or distributions in our Ordinary Shares, (b) redemption or purchases of any rights outstanding under a shareholder rights plan of ours, or the declaration of a dividend of such rights or the issuance of shares under such plan in the future, (c) payments under any guarantee agreement and (d) purchases of Ordinary Shares related to the issuance of Ordinary Shares under any of our benefit plans for our directors, officers or employees) if at such time (i) there shall have occurred any event of which we have actual knowledge that (A) with the giving of the notice or lapse of time or both, would constitute an event of default under the applicable junior subordinated indenture and (B) in respect of which we shall not have taken reasonable steps to cure, (ii) we shall be in default with respect to our payment of obligations under the guarantee agreement relating to such preferred securities or (iii) we shall have given notice of our election to begin an extension period as provided in the applicable junior subordinated indenture with respect to the junior subordinated debt securities of such series and shall not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing. (Junior Subordinated Indenture Section 3.12).

In the event our junior subordinated debt securities are issued to a Scottish Holdings Trust in connection with the issuance of preferred securities and common securities of such Scottish Holdings Trust, for so long as such series of junior subordinated debt securities remain outstanding, we will also covenant:

(1) to maintain directly or indirectly 100% ownership of the common securities of the Scottish Holdings Trusts; provided, however, that any permitted successor of ours under the applicable junior subordinated indenture may succeed to our ownership of such common securities;

(2) not to voluntarily dissolve, wind-up or liquidate such trust, except in connection with the distribution of our junior subordinated debt securities to the holders of preferred securities and common securities in liquidation of the Scottish Holdings Trusts, the redemption of all of the preferred securities and common securities of the Scottish Holdings Trusts, or certain mergers, consolidations or amalgamations, each as permitted by the restated trust agreement of the Scottish Holdings Trusts; and

(3) to use our reasonable efforts, consistent with the terms of the related trust agreement, to cause the Scottish Holdings Trusts to remain classified as a grantor trust for United States Federal income tax purposes. (Junior Subordinated Indenture Section 3.14).

    Events of Default

If an Event of Default with respect to a series of junior subordinated debt securities issued to a Scottish Holdings Trust has occurred and is continuing and such event is attributable to a default in the payment of interest or principal on the related junior subordinated debt securities on the date such interest or principal is otherwise payable, a holder of preferred securities of such Scottish Holdings Trust may institute a legal proceeding directly against us, which we refer to in this prospectus as a direct action, for enforcement of payment to such holder of the principal of or interest on such related junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the related preferred securities of such holder. (Junior Subordinated Indenture Section 8.2). We may not amend the applicable junior subordinated indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the preferred securities of such trust. (Junior Subordinated Indenture Section 5.7). If the right to bring a direct action is removed, the Scottish Holdings Trusts may become subject to the reporting obligations under the Exchange Act. We will have the right under the junior subordinated indenture to set-off any payment made to such holder of preferred securities by us, in connection with a direct action. (Junior Subordinated Indenture Section 2.13). The holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the related junior subordinated debt securities.

The holders of the preferred securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the junior subordinated debt securities unless there shall have been an event of default under the applicable restated trust agreement.

    Subordination of the Junior Subordinated Debt Securities

We will make all payments on our senior indebtedness first before paying the principal of, premium, if any, and interest on debt securities issued under the junior subordinated indenture. The junior subordinated indenture defines "Senior Indebtedness" as the principal of and premium, if any, and interest on:

(a)	All our indebtedness,

•	for money we borrowed,

•	for the money borrowed by and obligations of others that we have assumed or guaranteed,

•	in respect of letters of credit and acceptances issued or made by banks, or

•	constituting purchase money indebtedness, or indebtedness secured by property included in our property, plant and equipment accounts at the time of the acquisition of such property by us, which we are directly liable to pay; and

(b)	All deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness.

When we use the term "purchase money indebtedness" we mean indebtedness evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest) issued or assumed as consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, unless by its terms such indebtedness is subordinate to our other indebtedness. Unless we state differently in the junior subordinated indenture, the junior subordinated debt securities or the related prospectus supplement, senior indebtedness shall not include, the junior subordinated debt securities, any of our indebtedness which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the junior subordinated debt securities, any of our indebtedness to one of our subsidiaries, and any indebtedness, including all other debt securities and guarantees in respect of those debt securities, initially issued to (x) a Scottish Holdings Trust or (y) any trust, partnership or other entity affiliated with us which is a financing vehicle of ours or any affiliate of ours in connection with the issuance by such entity of preferred securities or other securities which are similar to the preferred securities described under "Description of the Trust Preferred Securities". (Junior Subordinated Indenture Section 1.1). The junior subordinated indenture does not contain any limitation on the amount of senior indebtedness that we can incur.

In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or our property, or that junior subordinated debt securities of any series are declared due and payable before their expressed maturity because of the occurrence of an event of default pursuant to Section 5.1 of the junior subordinated indenture (under circumstances other than a bankruptcy or insolvency event as described above), then the holders of all senior indebtedness will be entitled to be paid the full amount due on the senior indebtedness before the holders of any junior subordinated debt securities receive any payment on the junior subordinated debt securities. In the event and during the continuation of any default in payment of any senior indebtedness or if any event of default shall exist under any senior indebtedness, no payment of the principal or interest on the junior subordinated debt securities or coupons will be made. (Junior Subordinated Indenture Article XIII). If this prospectus is being delivered in connection with a series of junior subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

The junior subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of junior subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

Authorized Share Capital

The following is a summary description of our Ordinary Shares and Preferred Shares. You can find information about our Ordinary Shares and Preferred Shares in the following documents that progressively provide more detail: 1) this prospectus, 2) the prospectus supplement, 3) our Memorandum and the Articles, and 4) Cayman Islands law. Since the terms of Ordinary Shares and Preferred Shares may differ from the general information we provide here, in all cases rely on the laws of the Cayman Islands over different information in our Memorandum and the Articles; rely on our Memorandum and the Articles over the prospectus supplement; and rely on the prospectus supplement over this prospectus.

We are currently authorized to issue 100 million Ordinary Shares, par value $0.01 per share, and 50 million Preferred Shares, par value $0.01 per share.

Ordinary Shares

There are no provisions of Cayman Islands law, the Memorandum or the Articles that impose any limitation on the rights of shareholders to hold or vote Ordinary Shares based on the fact that such shareholders are not residents of the Cayman Islands. The Ordinary Shares will be subject to the express terms of the Preferred Shares and any series thereof. Holders of the Ordinary Shares have no pre-emptive, conversion or sinking fund rights.

Voting.    All outstanding shares of our common shares are fully paid and nonassessable. Subject to certain restrictions, each holder of Ordinary Shares is entitled to one vote per share on all matters submitted to a vote of shareholders at any meeting.

Voting rights with respect to the Ordinary Shares are noncumulative unless the following provision is applicable. If (1) the number of issued Controlled Shares (as defined below) of any person other than a Pacific Life Entity (as defined below) would constitute 10% or more of the combined voting power of the issued voting power (calculated after giving effect to any prior reduction in voting power as described below) or (2) the total number of issued Controlled Shares held by the Pacific Life Entities would constitute 25% or more, of the combined voting power of our issued voting shares (calculated, in each case, after giving effect to any prior reduction in voting power as described below), each such issued Controlled Share, regardless of the identity of the registered holder thereof, will confer only a fraction of a vote as determined by the following formula (the "Formula"):

(T − C)/(X x C)

Where:

•	"T" is the aggregate number of votes conferred by all the issued shares immediately prior to the application of the Formula with respect to any particular shareholder, adjusted to take into account any prior reduction taken with respect to any other shareholder pursuant to the "sequencing provision" described below;

•	"C" is the number of issued Controlled Shares attributable to such person; and

•	"X" is

•	9.1 if such person is any person other than Pacific Life Insurance Company, Pacific Mutual Holding Company, Pacific LifeCorp and/or any direct or indirect wholly-owned subsidiary of Pacific Mutual Holding Company (each, a "Pacific Life Entity") or

•	3.016 if the Formula is being applied to determine the reduction in total combined voting rights attributable to the total number of Controlled Shares of the Pacific Life Entities.

"Controlled Shares" are the voting shares owned by any person, whether

•	directly,

•	with respect to persons who are United States persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or

•	beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder.

The Formula will be applied successively as many times as may be necessary to ensure that no person other than a Pacific Life Entity will be a 10% Shareholder (as defined below) at any time and that the total combined voting rights attached to the Controlled Shares of the Pacific Life Entities shall not exceed 24.9% at any time (the "sequencing provision"). For the purposes of determining the votes exercisable by shareholders as of any date, the Formula will be applied to the shares of each shareholder in declining order based on the respective numbers of total Controlled Shares attributable to each shareholder. Thus, the Formula will be applied first to the votes of shares held by the shareholder to whom the largest number of total Controlled Shares is attributable and thereafter sequentially with respect to the shareholder with the next largest number of total Controlled Shares. In each case, calculations are made on the basis of the aggregate number of votes conferred by the issued voting shares as of such date, as reduced by the application of the Formula to any issued voting shares of any shareholder with a larger number of total Controlled Shares as of such date. The defined term "10% Shareholder" means a person who owns, in the aggregate, (1) directly, indirectly or constructively within the meaning of Section 958 of the Code or (2) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Exchange Act, issued shares carrying 10% or more of the total combined voting rights attaching to the issued shares.

The Board of Directors may require any shareholder to provide information as to that shareholder's beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other shareholders or any other facts the directors may deem relevant to a determination of the number of Controlled Shares attributable to any person. The Board of Directors may disregard the votes attached to shares of any holder failing to respond to such a request or submitting incomplete or untrue information.

The Board of Directors retains certain discretion to make such final adjustments to the aggregate number of votes attaching to the voting shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person other than a Pacific Life Entity will be a 10% Shareholder at any time, and that the voting rights attached to the Controlled Shares of the Pacific Life Entities shall not exceed 24.9% of the voting rights of the issued shares at any time.

Voting Requirements.    The vote required for most shareholder action is the affirmative vote by ordinary resolution of the holders of at least a majority of the issued and outstanding Ordinary Shares present and voting in person or by proxy at a general meeting of the shareholders. Amendments to certain provisions of our memorandum and articles of association require the affirmative vote by special resolution of at least two-thirds (66 2/3%) of the holders of our ordinary shares present and voting in person or by proxy at a general meeting of the shareholders.

Transfer.    Except as described below with respect to transfers of Ordinary Shares executed on the New York Stock Exchange, the Board of Directors (or its designees) is required to decline to register a transfer of shares if it has reason to believe that the result of such transfer would be to increase the number of total Controlled Shares of any person to 10% or more of a class of our shares. The Pacific Life Entities, however, shall each be permitted to transfer our shares to another Pacific Life Entity, provide that the Controlled Shares of the Pacific Life Entities in the aggregate do not exceed 24.9% of our shares.

The Board of Directors (or its designees) also may, in its absolute discretion, decline to register the transfer of any Ordinary Shares, except for transfers executed on the New York Stock Exchange, if it has reason to believe (1) that such transfer may expose us, any subsidiary or shareholder thereof or any variable life policy-holder or any person purchasing reinsurance from us or any such subsidiary to adverse tax or regulatory treatment in any jurisdiction or (2) that registration of such transfer under the Securities Act or under any United States state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected.

The Board of Directors will not decline to register any transfer of Ordinary Shares executed on the New York Stock Exchange for the reasons described above. If, however, any such transfer results in the transferee (or any group of which such transferee is a member) beneficially owning, directly or indirectly, 10% or more of any class of the shares or causes the Board of Directors (or its designees) to have reason to believe that such transfer may expose us, any subsidiary or shareholder thereof or any variable life policy-holder or any person purchasing reinsurance from us to adverse tax or regulatory treatment in any jurisdiction, the Articles empower the Board of Directors (or its designees) to deliver a notice to the transferee demanding that such transferee surrender to an agent designated by the Board of Directors (the "Agent") certificates representing the shares and any dividends or distributions that the transferee has received as a result of owning the shares. A transferee who has resold the shares before receiving such notice will be required to transfer to the Agent the proceeds of the sale, to the extent such proceeds exceed the amount that the transferee paid for the shares, together with any dividends or distributions that the transferee received from us. As soon as practicable after receiving the shares and any dividends or distributions that the transferee received, the Agent will use its best efforts to sell such shares and any non-cash dividends or distributions in an arm's-length transaction on the New York Stock Exchange. After applying the proceeds from such sale toward reimbursing the transferee for the price paid for the shares, the Agent will pay any remaining proceeds and any cash dividends and distributions to organizations described in Section 501(c)(3) of the Code that the Directors designate. The proceeds of any such sale by the Agent or the surrender of dividends or distributions will not inure to the benefit of us or the Agent, but such amounts may be used to reimburse expenses incurred by the Agent in performing its duties.

Dividends.     Holders of Ordinary Shares are entitled to receive dividends ratably when and as declared by the Board of Directors from funds legally available therefor, subject to prior payment of Preferred Shares, if any.

Liquidation.    In the event of any dissolution, liquidation or winding-up, whether voluntary or involuntary, after there are paid or set aside for payment to creditors and the holders of any Preferred Shares the full amounts to which they are entitled, the holders of the then outstanding Ordinary Shares will be entitled to receive, pro rata according to the number of Ordinary Shares registered in the names of such shareholders, any of our remaining assets available for distribution to its shareholders.

Restrictions on Share Issuance.    We are restricted from issuing shares if such issuance would increase the number of total Controlled Shares of any person other than a Pacific Life Entity to 10% or more of a class of our shares or the total Controlled Shares of the Pacific Life Entities to 25% or more on an unadjusted basis.

Share Redemption.    Ordinary Shares may be redeemed or repurchased on terms agreed to between the Board of Directors and the holder of the shares and, subject to Exchange Act and stock exchange regulations, we may, from time to time, purchase or redeem all or part of the Ordinary Shares of any shareholder, whether or not we have made any offer to all or any of the other shareholders. Any redemption or repurchase must be done in a manner that the Board of Directors believes would not cause the total Controlled Shares of any person to equal or exceed 10% of a class of our shares.

Lien on Shares.    We will have a first and paramount lien on all shares (whether fully paid-up or not) registered in the name of a shareholder for all debts, liabilities or engagements to or with us (whether presently payable or not) by such shareholder or such shareholder's estate and that upon notice, we may sell any shares on which we have a lien to the extent any sum in respect of which the lien exists is presently payable. Registration of a transfer of any shares subject to our lien will operate as a waiver of such lien.

Unilateral Repurchase Right.    The Articles provide that if our Board of Directors determines that beneficial ownership of issued shares by any shareholder may result in adverse tax, regulatory or legal consequences to us, any subsidiary or shareholder thereof or any person insured or reinsured or proposing to be insured or reinsured by us or any such subsidiary, the Board of Directors may, in its absolute discretion, redeem or repurchase all or part of the shares held by such shareholder or direct such shareholder to sell and transfer all or part of such shares to one or more designated third parties. The price to be paid for such shares will be the fair market value of such shares as determined in accordance with the Articles.

Preferred Shares

We may offer Preferred Shares, the terms of which will be described in a prospectus supplement. Our Board of Directors may authorize the issuance of up to 50 million shares of Preferred Shares without shareholder approval. On the date of this prospectus, there are 5,750,000 Preferred Shares outstanding. We may also offer depositary shares evidenced by depositary receipts, each representing an interest in a share of the particular series of the Preferred Shares issued and deposited with a Preferred Shares depositary. We describe this program below in the section called "Description of Depositary Shares."

We will fix or designate the rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption, retirement and sinking fund provisions and liquidation preferences, if any, of a series of Preferred Shares through a certificate of designation adopted by our Board of Directors or a duly authorized committee of our Board of Directors. We will describe the terms, if any, on which shares of any series of Preferred Shares are convertible or exchangeable into Ordinary Shares in the prospectus supplement relating to the offering. The conversion or exchange may be mandatory, at your option or at our option. The applicable prospectus supplement will state the manner in which the Ordinary Shares that you receive as a holder of Preferred Shares would be converted or exchanged.

Certain Memorandum of Association and Articles of Association Provisions

We describe certain provisions of our Memorandum of Association and Articles of Association in the following paragraphs.

The Articles contain certain provisions that make more difficult the acquisition of control by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with the Board of Directors. The Board of Directors believes that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with the Board of Directors. The Board of Directors would negotiate based upon careful consideration of the proposed terms, such as the price to be paid to shareholders, the form of consideration to be paid and the anticipated tax effects of the transaction. These provisions could, however, have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of us. In addition, the Articles provide that voting rights with respect to shares directly or indirectly beneficially owned by any person or group of persons, other than the Pacific Life Entities, directly or indirectly beneficially owning 10% or more of the outstanding combined voting power (or 25% in the case of the combined voting power of the Pacific Life Entities) of our issued voting shares will be limited to a voting power of less than 10% (or less than 25% in the case of the Pacific Life Entities), which significantly limits the ability of a prospective acquiror to effect a takeover. To the extent these provisions discourage takeover attempts, they could deprive shareholders of opportunities to realize takeover premiums for their shares or could depress the market price of the Ordinary Shares.

    Classified Board of Directors

The Articles provide for a classified Board of Directors, to which approximately one-third of the Board is elected each year at our annual meeting of shareholders. Accordingly, our directors serve three-year terms rather than one-year terms. Moreover, our Articles provide that each director may be removed by the shareholders only for cause upon the affirmative vote of the holders of not less than 66 2/3% of the voting rights attached to all issued and outstanding capital shares entitled to vote for the election of that director. In addition, the Board of Directors has sole authority to set the size of the Board of Directors from one to twelve Directors; provided that a decrease in the size of the Board cannot shorten the term of any incumbent Director.

Our classified Board of Directors makes it more difficult for shareholders to change the composition of our Board even if some or a majority of the shareholders believe such a change would be desirable. Moreover, these provisions may deter changes in the composition of the Board of Directors or certain mergers, tender offers or other future takeover attempts which some or a majority of holders of our securities may deem to be in their best interest.

    Number of Directors; Removal; Filling Vacancies

The Board of Directors may consist of one to twelve members. Our directors have the exclusive power and right to set the exact number of directors within that range by resolution adopted by the vote of a majority of the directors present at a meeting at which a quorum is present, or by unanimous written consent. The Board of Directors currently consists of nine directors. The Articles provide that the Board of Directors may fill newly created directorships. This provision may prevent you from obtaining majority representation on the Board of Directors by allowing the Board of Directors to enlarge itself and fill the new directorships with its own nominees. A director so elected by the Board of Directors holds office until the next succeeding annual general meeting of shareholders and until his or her successor has been elected and qualified. These provisions preclude you from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with your own nominees.

    Special Meetings of Shareholders

Except as otherwise required by law, and subject to the terms of any class or series of shares issued by us having a preference over the Ordinary Shares as to dividends or upon liquidation to elect directors in specified circumstances, extraordinary general meetings of shareholders may be called only by a majority of the directors or at the request in writing of shareholders owning at least fifty percent (50%) of the outstanding shares generally entitled to vote, subject to certain limitations.

    Advance Notice Requirements for Shareholder Proposals and Director Nominations

If a shareholder desires to submit a proposal for consideration at an annual general meeting or extraordinary general meeting, or to nominate persons for election as directors, written notice of such shareholder's intent to make such a proposal or nomination must contain the information required by the Articles and must be given and received by our Secretary at our principal executive offices not later than (1) with respect to an annual general meeting, 60 days prior to the anniversary date of the immediately preceding annual general meeting and (2) with respect to an extraordinary general meeting, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to shareholders. The presiding officer of the annual general meeting or extraordinary general meeting shall, if the facts warrant, refuse to acknowledge a proposal or nomination not made in compliance with the foregoing procedure.

In addition, pursuant to a shareholder agreement between us and Pacific Life Insurance Company, we have agreed that for so long as the Pacific Life Entities own at least 15% of our issued and outstanding Ordinary Shares, (1) the Pacific Life Entities will be entitled to nominate for election a number of persons equal to at least 20% of the number of members of our Board of Directors and (2) at least one director nominated by the Pacific Life Entities will serve on the Audit and Finance and Investment Committees of our Board of Directors. For such period that the Pacific Life Entities beneficially own at least 10% of our issued and outstanding Ordinary Shares, they will be entitled to nominate at least one person for election to our Board of Directors.

The advance notice requirements regulating shareholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a shareholder proposal if the procedures summarized above are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

    No Action by Written Consent of the Shareholders

Our shareholders may not take action by written consent in lieu of a meeting.

    Limitation on Liability

Our directors' liability is limited to the extent permitted by law. Generally, our directors will not be held liable for their actions. However, they will be held liable for:

•	A breach of their duty of loyalty to us or our shareholders;

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Payment of a dividend on shares or a purchase or redemption of our shares in violation of law; or

•	Any transaction from which a director derived an improper personal benefit.

Because of these limitations on liability, our shareholders may not sue one of our directors for money unless the shareholder (through a derivative action) can show the director committed one of the offenses listed above. These provisions do not affect our directors' liability under federal securities laws. Also, our directors still have a duty of care. The limitation of our directors' liability may discourage or deter shareholders or management from suing directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us or our shareholders. This limitation on our directors' liability should not affect the availability of equitable remedies such as injunctions or rescissions based upon a director's breach of his duty of care.

    Indemnification

We will indemnify our directors, officers and employees to the fullest extent permitted by Cayman Islands law. We are generally required to indemnify our directors and officers for all threatened, pending or contemplated actions, suits or proceedings, whether civil, criminal, administrative or investigative, brought against such person by reason of the fact that such person was a director, officer or employee. An officer or director may not be indemnified for his own dishonesty, willful neglect or default.

DESCRIPTION OF DEPOSITARY SHARES

We provide information to you about our depositary shares in four separate documents that progressively provide more detail: (1) this prospectus, (2) the prospectus supplement, (3) the deposit agreement, and (4) the depositary receipts. Since the terms of the depositary shares may differ from the general information we have provided, in all cases rely on the information in the depositary receipts over different information in the deposit agreement; rely on the deposit agreement over the prospectus supplement; and rely on the prospectus supplement over this prospectus.

General

We may elect to offer depositary shares representing receipts for fractional interests in debt securities or Preferred Shares. In this case, we will issue receipts for depositary shares, each of which will represent a fraction of a debt security or share of a particular series of Preferred Shares, as the case may be.

We will deposit the debt securities or shares of any series of Preferred Shares represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or Preferred Shares represented by the depositary share, to all the rights and preferences of the debt security or Preferred Shares, as the case may be, represented by the depository share, including, as the case may be, interest, dividend, voting, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Dividends and Other Distributions

The depositary will distribute cash dividends and other cash distributions received on the debt securities or Preferred Shares, as the case may be, to you in proportion, if possible, to the number of depositary shares that you own.

If we have a distribution of property rather than cash, the depositary will distribute the property received by it to you in proportion, if possible, to the number of depositary shares that you own. If the depositary determines that it is not feasible to make a distribution of property, it may adopt the method it believes to be fair and practicable for the purpose of carrying out the distribution, including sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders. We must, however, approve this alternative method.

Either the depositary or we will reduce the dividends and other distributions payable to you by any amount we are required to withhold for taxes.

Conversion and Exchange

If the Preferred Shares or debt security underlying your depositary shares is convertible or exchangeable, you will have either the right or obligation to convert or exchange your depositary shares pursuant to the applicable prospectus supplement.

Redemption of Depositary Shares

If the Preferred Shares or debt security underlying your depositary shares is redeemable, the depositary will redeem these depositary shares using the funds it receives from the redemption. The redemption price for each of your depositary shares will equal the applicable fraction of the redemption price per debt security or Preferred Share, as the case may be, payable in relation to the redeemed series of debt securities or Preferred Shares. Whenever we redeem debt securities or Preferred Shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, the debt securities or Preferred Shares redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

After the date we set for redemption, the depositary shares we call for redemption will no longer be outstanding and all your rights as a holder of the depositary shares will end, except the right to receive money for the redeemed depositary shares. If we deposit funds with the depositary for the redemption of your depositary shares and you do not redeem these shares within two years of the date of our deposit, the funds will be returned to us.

Voting

If we have a meeting at which you are entitled to vote, the depositary will mail you the information about the meeting that you need. Record holders of depositary receipts on the record date (which will be the same date as the record date for our Preferred Shares) will be entitled to instruct the depositary how to exercise the voting rights on the Preferred Shares or debt securities, as the case may be, represented by their depositary shares. The depositary will try, if practicable, to vote in accordance with these instructions, and we will agree to take all reasonable actions that the depositary may request in order to enable it to so vote. The depositary will not vote a holder's Preferred Shares or debt securities, as the case may be, if it does not receive specific written instructions from the holder.

Record Date

Whenever we need to:

•	pay a dividend, make a distribution, or offer any rights, preferences or privileges on Preferred Shares;

•	hold a meeting which preferred shareholders may vote at or require notice of; or

•	convert or call for redemption any of our Preferred Shares,

the depositary will set a record date. If you are a holder of depositary receipts on the record date, you will be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or be entitled to give instructions for the exercise of voting rights at a meeting or to receive notice of meeting or of redemption or conversion of your shares.

Amendment and Termination of the Deposit Agreement

We can amend the form of depositary receipt and any provision of the deposit agreement at any time by agreement with the depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by holders of depositary receipts (other than taxes and other governmental charges, fees and other expenses payable by holders of depositary receipts, which we describe in this prospectus under "Charges of Depositary"), or which otherwise prejudices any of their substantial existing rights, will not take effect on their outstanding depositary receipts until 90 days after we mail notice of such amendment to them.

The depositary will terminate the deposit agreement when we direct them to do so. They will mail you notice of such termination at least 30 days before they terminate the deposit agreement. The depositary may also terminate the deposit agreement 45 days after it has delivered written notice to us of its decision to resign if we have not appointed a successor depositary willing to be our depositary at that time.

If a holder of depositary receipts still has depositary receipts after the date of termination, the depositary will not:

•	Transfer these depositary receipts;

•	Pay dividends to the holder of the depositary receipts; and

•	Give the holder of the depositary receipts any further notices (other than notice of such termination) or perform any further acts under the deposit agreement.

However, if the holder of depositary receipts still has depositary receipts after the date of termination, the depositary will continue to:

•	Collect dividends and any other distributions on the Preferred Shares; or

•	Deliver the Preferred Shares together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for the depositary receipts the holder of the depositary receipts surrenders to it.

If a holder of depositary receipts has not surrendered its depositary receipts within two years from the date of termination, the depositary may sell the Preferred Shares it still has at public or private sales and may keep the net proceeds of the sale, together with any money and other property then held by it, for the benefit of the holder of the depositary receipts.

Charges of Depositary

We will pay the charges of the depositary, including charges in connection with the initial deposit of the Preferred Shares or debt securities, the initial issuance of the depositary receipts, the distribution of information to you about matters on which you are entitled to vote, withdrawals of the Preferred Shares or debt securities by you or redemption or conversion of the Preferred Shares or debt securities. We will not pay for taxes (including transfer taxes, if any) and other governmental charges and charges that the deposit agreement requires you to pay.

Miscellaneous

You may read all the reports and communications from us which are delivered to the depositary as our preferred shareholder or holder of debt securities, as the case may be, at its corporate office and its New York office.

You will not be able to hold either the depositary or us liable if we are prevented or delayed from performing our obligations under the deposit agreement by law or any circumstance beyond our control. The depositary is only obligated to perform its duties under the deposit agreement without negligence or bad faith. We are only obligated to perform our duties under the deposit agreement in good faith. Neither the depositary nor we are obligated to prosecute or defend any legal proceeding for any depositary shares, Preferred Shares or debt securities unless we receive satisfactory indemnity. Together with the depositary, we are entitled to rely on the advice of or information from our legal counsel, accountants or other persons we believed to be competent and on documents believed to be genuine.

The depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

Each of the Scottish Holdings Trusts may issue only one class of trust preferred securities. We will describe these trust preferred securities in a prospectus supplement. The declaration of trust of a Scottish Holdings Trust will be qualified as an indenture under the Trust Indenture Act and will contain the terms of the trust preferred securities.

The trust preferred securities will have terms, such as distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions that are discussed in the declaration of trust or made part of the declaration of trust by the Trust Indenture Act or the Delaware Statutory Trust Act.

The prospectus supplement for the trust preferred securities of a Scottish Holdings Trust will include the specific terms of the series of trust preferred securities being issued, including:

•	The distinctive designation of the trust preferred securities;

•	The number of trust preferred securities issued by such Scottish Holdings Trust;

•	The annual distribution rate (or method of determining such rate) for trust preferred securities and the date or dates upon which such distributions will be payable;

•	Whether distributions on trust preferred securities will be cumulative and, in the case of trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities will be cumulative;

•	The amount or amounts which will be paid out of the assets of such Scottish Holdings Trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the Scottish Holdings Trust;

•	The obligation or right of the Scottish Holdings Trust to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which trust preferred securities will be purchased or redeemed pursuant to such obligation;

•	The voting rights, if any, of holders of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for approval by the holders of such trust preferred securities, as a condition to specified action or amendments to the declaration of trust;

•	The terms and conditions, if any, upon which the preferred securities issued by the Scottish Holdings Trust may be converted into our Ordinary Shares, including conversion price per share;

•	The terms and conditions, if any, upon which the subordinated debt securities purchased by such Scottish Holdings Trust may be distributed to holders of trust preferred securities;

•	If applicable, any securities exchange upon which the trust preferred securities will be listed; and

•	Any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities not inconsistent with the declaration of trust of the Scottish Holdings Trust or with applicable law.

We will guarantee distributions on trust preferred securities to the extent set forth below under "Description of the Trust Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to trust preferred securities will be described in a prospectus supplement relating to the trust preferred securities.

In connection with the issuance of preferred securities, each of the Scottish Holdings Trusts will issue one series of common securities. The declaration of trust of each of the Scottish Holdings Trusts authorizes it to issue one series of common securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the common securities issued by each of the Scottish Holdings Trusts will be substantially identical to the terms of the trust preferred securities issued by such Scottish Holdings Trust and the common securities will rank equally, and payments will be made thereon on a pro rata basis with the trust preferred securities. If an event of default occurs and is continuing, the rights of the holders of such common securities to payments in respect of distributions and payments upon liquidation, redemption and maturity will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities issued by each of the Scottish Holdings Trusts will also carry the right to vote and to appoint, remove or replace any of the trustees of such Scottish Holdings Trust. We will own all of the common securities of the Scottish Holdings Trusts.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

We provide information to you about the trust preferred securities guarantees in three separate documents that progressively provide more detail: (1) this prospectus, (2) the prospectus supplement, and (3) the guarantee agreement. Additionally, the Trust Indenture Act incorporates certain terms into the trust preferred securities guarantee. Since the terms of the trust preferred securities guarantee may differ from the general information we have provided, in all cases rely on the information in the trust preferred securities guarantee and Trust Indenture Act over different information in the prospectus supplement; and rely on the prospectus supplement over this prospectus.

Each trust preferred security guarantee will be separately qualified under the Trust Indenture Act and will be held by The Bank of New York, the indenture trustee, for your benefit.

General

We will irrevocably agree to pay in full, on a subordinated basis, to the holder of the trust preferred securities issued by a Scottish Holdings Trust, the guarantee payments described in the next paragraph when due, regardless of any defense, right of set off or counterclaim that such Scottish Holdings Trust may have.

We will make the following payments on the trust preferred securities issued by a Scottish Holdings Trust, to the extent not paid by or on behalf of such Scottish Holdings Trust:

•	Any accrued and unpaid distributions which the Scottish Holdings Trust is required to pay on the trust preferred securities if the Scottish Holdings Trust has sufficient funds to make such payments;

•	The amount payable upon redemption of the trust preferred securities, to the extent of funds held by the Scottish Holdings Trust, for any preferred securities called for redemption by the Scottish Holdings Trust; and

•	Upon the liquidation of a Scottish Holdings Trust, the lesser of:

(a)	the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent of funds held by such Scottish Holdings Trust, and

(b)	the amount of assets of the Scottish Holdings Trust remaining available for distribution to holders of trust preferred securities after the liquidation (other than in connection with the distribution of subordinated debt securities to the holders of the preferred securities of the Scottish Holdings Trust in exchange for preferred securities as provided in the applicable declaration of trust).

We will make these payments either by directly paying the required amounts to the holders of the trust preferred securities or by causing the trust to make these payments.

Because each of these guarantees is a guarantee of payment and not of collection, you may proceed directly against us as guarantor. You do not have to first proceed against the Scottish Holdings Trust before attempting to collect from us, and we waive any right or remedy to require that any action be brought against a Scottish Holdings Trust or any other person or entity before proceeding against us. Our obligations will not be discharged except by payment of the guarantee payments in full.

If we fail to make interest payments on the subordinated debt securities or pay amounts payable upon the redemption, acceleration or maturity of the subordinated debt securities held by a Scottish Holdings Trust, the Scottish Holdings Trust will have insufficient funds to pay distributions on or to pay amounts payable upon the redemption or repayment of such preferred securities. The guarantees do not cover payment of distributions or the amount payable upon redemption or repayment in respect of preferred securities when a Scottish Holdings Trust does not have sufficient funds to pay these distributions or amounts.

We have through each of the guarantees, and certain back-up obligations, consisting of our obligations to provide certain indemnities in respect of, and pay and be responsible for, certain expenses, costs, liabilities and debts of the trust as set forth in the declaration, indenture and subordinated debentures, taken together, fully and unconditionally guaranteed all of the trust's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes any such guarantee. It is only the combined operation of these documents that has the effect of providing full and unconditional guarantees of the trust's obligations under the preferred securities.

Certain Covenants of Scottish Re Group Limited

In each of the guarantees, we agree that so long as any trust preferred securities remain outstanding, if at such time:

•	we have exercised our option to defer interest payments on the subordinated debt securities and such deferral is continuing;

•	we are in default on our payment or other obligations under each of the guarantees; or

•	an event of default under the applicable indenture has occurred,

then we:

•	will not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of our Preferred Shares (other than share dividends paid by us which consist of the shares of the same class as that on which the dividend is being paid);

•	will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the subordinated debt securities; and

•	will not make any guarantee payments with respect to the foregoing (other than pursuant to the guarantee).

Amendments and Assignment

Except with respect to any changes that do not adversely affect the rights of holders of trust preferred securities (in which case no vote will be required), the guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in aggregate stated liquidation amount of the outstanding trust preferred securities. All guarantees and agreements contained in the guarantee will bind our successors, assignees, receivers, trustees and representatives and will benefit the holders of the trust preferred securities then outstanding.

Termination of the Guarantees

The guarantee will terminate as to the trust preferred securities upon full payment of the redemption price of all trust preferred securities, upon distribution of the subordinated debt securities to the holders of the trust preferred securities or upon full payment of the amounts payable in accordance with the declaration upon liquidation of the trust. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee.

Status of the Guarantees; Subordination

The guarantees will constitute our unsecured obligation and will rank:

•	Subordinate and junior in right of payment to all our liabilities, except any liabilities that may be made pari passu expressly by their terms;

•	Pari passu with the most senior preferred or preference shares issued by us and with any guarantee entered into by us in respect of any preferred or preference shares or preferred securities of any affiliate of ours; and

•	Senior to our Ordinary Shares.

Upon our bankruptcy, liquidation or winding up, our obligations under each of the guarantees will rank junior to all our other liabilities (except as described above) and, therefore, we may not have enough funds for payments under the guarantees.

The declarations of trust provide that each holder of preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the applicable guarantee.

Information Concerning the Guarantee Trustee

The guarantee trustee, prior to the occurrence of a default under the guarantee, undertakes to perform only those duties that are specifically set forth in the guarantee and, after such a default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby.

Governing Law

Our guarantees will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

We may issue share purchase contracts, including contracts obligating you to purchase from us, and us to sell to you, a specific number of Ordinary Shares or Preferred Shares, or other property, at a future date or dates. The price per share of Preferred Shares or Ordinary Shares may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula described in the share purchase contracts. We may issue share purchase contracts separately or as a part of units each consisting of a share purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing your obligations to purchase the Preferred Shares or the Ordinary Shares under the share purchase contract. The share purchase contracts may require us to make periodic payments to you or vice versa and the payments may be unsecured or prefunded on some basis. The share purchase contracts may require you to secure your obligations in a specified manner. We will describe in the applicable prospectus supplement the terms of any share purchase contracts or share purchase units.

PLAN OF DISTRIBUTION

We, along with the Scottish Holdings Trusts, may sell the securities directly or through agents, underwriters or dealers.

Agents appointed by us or a Scottish Holdings Trust may solicit offers to purchase securities. The prospectus supplement will name these agents, who may be underwriters, and discuss any commissions payable to them. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. Together with the Scottish Holdings Trusts, we may also sell securities to an agent as principal. Agents may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If any underwriters are utilized in the sale of securities, either a Scottish Holdings Trust or we will enter into an underwriting agreement with such underwriters and the names of the underwriters and the terms of the transaction, including, commissions, discounts and other compensation of the underwriters, if any, will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities to the public. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be offered and sold at a fixed price or prices, which may be changed, or at various times at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities of a series if they purchase any of such securities. We or a Scottish Holdings Trust may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If we or a Scottish Holdings Trust grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such securities. The underwriters may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If a dealer is utilized in the sale of securities in respect of which this prospectus is delivered, either a Scottish Holdings Trust or we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by such dealer. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement. Dealers may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more marketing firms, acting as principals for their own accounts or as agents for us or a Scottish Holdings Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with either a Scottish Holdings Trust or us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the offered securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Scottish Holdings Trust or us to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If indicated in the prospectus supplement, either a Scottish Holdings Trust or we will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Each series of securities will be a new issue and, other than the Ordinary Shares which are quoted on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of Ordinary Shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, neither we nor the applicable Scottish Holdings Trust shall be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Certain legal matters with respect to New York and United States federal law will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York, special counsel to us and the Scottish Holdings Trusts. Certain legal matters with respect to Cayman Islands law will be passed upon for us by Maples and Calder, Grand Cayman, Cayman Islands. Certain matters of Delaware law relating to the validity of the preferred securities of the Scottish Holdings Trusts will be passed upon for the Scottish Holdings Trusts by Richards, Layton & Finger, P.A., special Delaware counsel to the Scottish Holdings Trusts. LeBoeuf, Lamb, Greene & MacRae, L.L.P. will rely as to matters of Cayman Islands on Maples and Calder and to matters of Delaware law on Richards, Layton & Finger, P.A.

INDEPENDENT AUDITORS

The consolidated financial statements of Scottish Re Group Limited as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as stated in their report.

ENFORCEMENT OF CIVIL LIABILITIES UNDER
UNITED STATES FEDERAL SECURITIES LAWS

We are a Cayman Islands exempted company with our principal executive office in Bermuda. In addition, some of our officers and directors, as well as some of the independent auditors and counsel named in this prospectus, reside outside the United States, and all or much of our assets and their assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against us or them on judgments of U.S. courts, including judgments based upon the civil liability provisions of the U.S. Federal securities laws. However, investors may serve us with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. Federal securities laws relating to offers and sales of the securities covered by this prospectus by serving CT Corporation System, 111 Eighth Avenue New York, New York 10011, our United States agent irrevocably appointed for that purpose.

We have been advised by our Cayman Islands counsel, Maples and Calder, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will — based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given — recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands judgment in respect of the same matters, and was not obtained in a manner, and is not a kind, the enforcement of which is contrary to the public policy of the Cayman Islands. There is doubt, however, as to whether the Grand Court of the Cayman Islands will (i) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States, or (ii) in original actions brought in the Cayman Islands, impose liabilities predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States, on the grounds that such provisions are penal in nature.

The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.

We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would (1) enforce judgments of U.S. courts obtained in actions against us or our affiliates, directors, or officers, as well as the experts named in this prospectus, who reside outside the United States predicated upon the civil liability provisions of the US. Federal securities laws or would (2) permit original actions brought in Bermuda against us or our affiliates, directors or officers, as well as the experts named in this prospectus, who reside outside the United States predicated solely upon U.S. Federal securities laws.

There is no treaty in effect between the United States and Bermuda providing for the enforcement of U.S. judgments in Bermuda, and there are grounds upon which Bermuda courts may decline to enforce the judgments of U.S. courts. The question whether a U.S. judgment would be enforceable in Bermuda against us or our affiliates, directors, officers or experts depends upon whether the U.S. court that entered such judgment is recognized by the Bermuda court as having jurisdiction over the judgment debtor, as determined by reference to Bermuda conflict of law rules. In addition, certain remedies available under the laws of United States jurisdictions, including certain remedies available under the U.S. Federal securities laws, may not be allowed or enforceable in Bermuda courts to the extent that they are penal or contrary to Bermuda's public policy.

No original claim may be brought in Bermuda against us, or our affiliates, directors, officers or experts for violation of the U.S. Federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us, or our affiliates, directors, officers or experts if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.